Exhibit 10.17

EXECUTION COPY

ABL CREDIT AGREEMENT

dated as of October 7, 2013,

among

MIDASPLAYER INTERNATIONAL HOLDING COMPANY LIMITED,

as Holdings,

KING.COM LIMITED and MIDASPLAYER VERTRIEBS GMBH,

as the Borrowers,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender,

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

[CS&M Ref No. 6702-099]

J.P. MORGAN SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

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SCHEDULES

2.01	–	Revolving Credit Commitments
4.01	–	Closing Date Collateral Documents
5.06	–	Litigation
5.11	–	Subsidiaries
5.21	–	Specified Contracts
7.01	–	Existing Liens
7.02	–	Existing Investments
7.03	–	Existing Indebtedness
7.05	–	Dispositions
7.07	–	Transactions with Affiliates
7.11	–	Negative Pledge Clauses
10.02	–	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	–	Assignment and Assumption
B	–	Borrowing Base Certificate
C-1A	–	Committed Loan Notice (Borrowings)
C-1B	–	Committed Loan Notice (Conversion/Continuations)
C-2	–	Swing Line Loan Notice
D	–	Information Certificate
E	–	Note

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CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of October 7, 2013, among KING.COM LIMITED, a private limited liability company incorporated in Malta with registration number C42504 (the “Maltese Borrower”), MIDASPLAYER VERTRIEBS GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register of the local court of Hamburg with registration number HRB 94746 (the “German Borrower” and, together with the Maltese Borrower, the “Borrowers”), MIDASPLAYER INTERNATIONAL HOLDING COMPANY LIMITED, a private limited liability company incorporated in Malta with registration number C40465 (“Holdings”; as hereinafter further defined), JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, and each LENDER (as hereinafter defined) from time to time party hereto.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, including in the preamble to this Agreement, the following terms shall have the meanings set forth below:

“2013 Distribution” means the declaration and payment of one or more Restricted Payments by the Restricted Subsidiaries to Holdings, and thereafter by Holdings to the holders of its Equity Interests (including the holders of options and similar rights), in an aggregate amount not to exceed $600,000,000; provided that if the Payment Conditions applicable to Section 7.06(j) are not satisfied as of the date on which any such Restricted Payments are to be made, such Restricted Payments shall not exceed an aggregate amount of $400,000,000.

“Account” means (a) an “Account” or “Payment Intangible” as defined in Article 9 of the UCC and (b) any asset or property that would constitute an “Account”, “Trade Receivable” or “Pledged Right” (or any similar term) as defined in any Collateral Document.

“Account Debtor” means any Apple Entity, any Facebook Entity or any Google Entity.

“Account Debtor Payment Redirection Event” means (a) each period beginning on the date that Excess Availability shall have been less than the greater of (x) $10,000,000 and (y) 10.0% of the Aggregate Revolving Credit Commitments, in either case, for five consecutive Business Days, and ending on the date that Excess Availability shall have been at least the greater of (x) $10,000,000 and (y) 10.0% of the Aggregate Revolving Credit Commitments, in each case, for 30 consecutive calendar days or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing.

“ACH” means automated clearing house transfers.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to Holdings and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Acquired Entity or Business or Converted Restricted Subsidiary and its subsidiaries that will become Restricted Subsidiaries), as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary in accordance with IFRS.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Additional Lender” has the meaning specified in Section 2.14(d).

“Adjustment Date” means the first day of each April, July, October and January, as applicable.

“Administrative Agent” means JPMCB, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of JPMCB that JPMCB shall have designated for the purpose of performing any of its obligations hereunder in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control, with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agency Agreement” means the Agency Agreement dated 1 January 2012, between the Maltese Borrower and the German Borrower, or any replacement agency agreement entered into between the Maltese Borrower and the German Borrower in accordance with Section 7.13.

“Agent-Related Persons” means the Agents and their respective Related Persons.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Borrowing Base” means, at any time, the sum of (a) the German Borrowing Base and (b) the Maltese Borrowing Base.

“Aggregate Eligible A/R” means, as of any Borrowing Base Reporting Date, the sum of (a) the excess of (i) the Apple Adjusted Gameplay Collections A/R as of such Borrowing Base Reporting Date over (ii) the Apple Ineligible Amount as of the end of the calendar month then most recently ended (or, during any Enhanced Reporting Period, if the Apple Ineligible Amount is not available as of such month-end and such month-end is less than seven calendar days prior to such Borrowing Base Reporting Date, then as of the end of the preceding calendar month), (b) the excess of (i) the Facebook Adjusted Gameplay Collections A/R as of such Borrowing Base Reporting Date over (ii) the Facebook Ineligible Amount as of the end of the calendar month then most recently ended (or, during any Enhanced Reporting Period, if the Facebook Ineligible Amount is not available as of such month-end and such month-end is less than seven calendar days prior to such Borrowing Base Reporting Date, then as of the end of the preceding calendar month) and (c) the excess of (i) the Google Adjusted Gameplay Collections A/R as of such Borrowing Base Reporting Date over (ii) the Google Ineligible Amount as of the end of the calendar month then most recently ended (or, during any Enhanced Reporting Period, if the Google Ineligible Amount is not available as of such month-end and such month-end is less than seven calendar days prior to such Borrowing Base Reporting Date, then as of the end of the preceding calendar month).

“Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to Holdings or the Restricted Subsidiaries from time to time relating to bribery or corruption.

“Apax” means Apax Partners, LLP and each of its Affiliates and any funds, partnerships or other investment vehicles managed or controlled by it or its Affiliates, but not including, however, any operating portfolio companies of any of the foregoing entities.

“Apple” means Apple Inc., a California corporation.

“Apple Adjusted Gameplay Collections A/R” means, as of any Borrowing Base Reporting Date, an amount reported in U.S. Dollars equal to:

(a) the Apple Gameplay Collections A/R as of the end of the calendar month then most recently ended, minus

(b) the aggregate amount of the Gameplay Collections Remittances made by the Apple Entities after the end of the calendar month then most recently ended to and including such Borrowing Base Reporting Date, plus

(c) the sum of the Apple Daily Gameplay Collections Remittance Amount for each day after the end of the calendar month then most recently ended to and including such Borrowing Base Reporting Date; minus

(d) the product of (i) the amount calculated pursuant to clause (c) above multiplied by (ii) the Apple Dilution Reserve Percentage;

provided that:

(i) the Apple Adjusted Gameplay Collections A/R as of any Borrowing Base Reporting Date shall not exceed the sum of the Apple Daily Gameplay Collections Remittance Amount for 45 consecutive calendar days ending with such Borrowing Base Reporting Date;

(ii) the Apple Adjusted Gameplay Collections A/R shall not include amounts with respect to which the Maltese Borrower’s right to receive payment in U.S. Dollars is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than the passage of time until the next remittance cycle), including any discretionary “bonus” payments by the Apple Entities; and

(iii) the Apple Adjusted Gameplay Collections A/R shall be deemed to be zero at any time that any of the Borrowing Base General Eligibility Requirements with respect thereto shall not be satisfied.

“Apple Contract” means (a) the Registered Apple Developer Agreement between the Maltese Borrower and Apple, (b) the iOS Developer Program License Agreement between the Maltese Borrower and Apple, including Schedules 2 and 3 thereto, and (c) any other agreement between the Maltese Borrower and any Apple Entity, or any document published by Apple and applicable to the Maltese Borrower, in each case giving rise to or governing any Accounts owing by any Apple Entity to the Maltese Borrower, in each case together with all schedules, exhibits and annexes thereto and as in effect from time to time. Unless the context requires otherwise (including in the case of any express reference to “any” Apple Contract), the term Apple Contract shall be deemed to refer to the foregoing agreements and documents collectively.

“Apple Daily Gameplay Collections Remittance Amount” means, for any day, the amount of the Gameplay Collections by the Apple Entities for such day, as reported to the Maltese Borrower by any Apple Entities, but only to the extent that such amount gives rise to a trade receivable of the Maltese Borrower in accordance with IFRS and, in any event, net of any service fees of, or Taxes or other amounts chargeable or withheld by, the Apple Entities with respect to such Gameplay Collections to the extent reducing the expected amount of the Gameplay Collections Remittances with respect thereto.

“Apple Dilution Reserve Percentage” means, at any time, the ratio (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors in respect of the Apple Contract for the three most recently ended fiscal months of the Maltese Borrower divided by (b) the total gross revenues of the Maltese Borrower attributable to the Gameplay Collections by the Apple Entities for the three most recently ended fiscal months of the Maltese Borrower.

“Apple Entity” means Apple or any Subsidiary thereof that is or becomes a party to any Apple Contract.

“Apple Gameplay Collections A/R” means, as of any date, the aggregate amount of the trade receivables of the Maltese Borrower as of such date arising under the Apple Contract on account of the Gameplay Collections made by the Apple Entities, determined in accordance with IFRS and, in any event, net of any service fees of, or Taxes or other amounts chargeable or withheld by, the Apple Entities with respect to such Gameplay Collections to the extent reducing the expected amount of the Gameplay Collections Remittances with respect thereto.

“Apple Ineligible Amount” means, as of any date, (a) the aggregate amount of trade payables and other monetary obligations owed as of such date by the Maltese Borrower or any of its Affiliates to any Apple Entity, whether or not then due and payable, including any such payables and obligations in respect of marketing services provided by the Apple Entities, and (b) without duplication of any reduction in the calculation of the Apple Gameplay Collections A/R as of any day or of the Apple Daily Gameplay Collections Remittance Amount for any day, in the event any Accounts owed as of such date by the Apple Entities to the Maltese Borrower shall be subject to any dispute, the amount thereof in dispute.

“Applicable Creditor” has the meaning specified in Section 10.20(b).

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurocurrency Rate Loans, Base Rate Loans, L/C Advances, Swing Line Loans or Letters of Credit, as applicable, with respect to the applicable Borrower, as notified to the Administrative Agent and the Borrower Agent (including pursuant to any designation set forth on Schedule 2.01) or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Sections 3.01(e) and 3.02, be changed by such Lender upon 10 days’ prior written notice to the Administrative Agent and the Borrower Agent.

“Applicable Rate” means a percentage per annum equal to (a) until the end of the first full fiscal quarter ending after the Closing Date, (i) for Eurocurrency Rate Loans or Overnight LIBO Rate Loans, 2.25% per annum, and (ii) for Base Rate Loans, 1.25% per annum and (b) thereafter, the following percentages per annum, based upon Average Historical Excess Availability as of the most recent Adjustment Date:

Average Historical Excess Availability	Applicable Rate for Eurocurrency Rate Loans/Overnight LIBO Rate Loans	Applicable Rate for Base Rate Loans
> 66.7%	2.00%	1.00%
< 66.7% but > 33.3%	2.25%	1.25%
< 33.3%	2.50%	1.50%

The Applicable Rate shall be adjusted quarterly in accordance with the table above on each Adjustment Date for the period beginning on such Adjustment Date based upon the Average Historical Excess Availability as the Administrative Agent shall determine in good faith. Any increase or decrease in the Applicable Rate resulting from a change in the Average Historical Excess Availability shall become effective on the Adjustment Date. Notwithstanding the foregoing, if the Borrowers shall fail to deliver any Borrowing Base Certificate by the time required under Section 6.18(a), then the Applicable Rate shall be determined by reference to the last category in the table above from and including the day next following the date by which such Borrowing Base Certificate shall have been due to but excluding the day next following the date on which such Borrowing Base Certificate shall have been delivered.

“Applicable Unused Commitment Fee Rate” means, for any day, a percentage per annum equal to (a) initially, 0.500% per annum and (b) following the end of the first full fiscal quarter ending after the Closing Date, the following percentages per annum, based upon Average Revolving Loan Utilization as of the most recent Adjustment Date:

Average Revolving Loan Utilization	Unused Commitment Fee
< 50%	0.500%
> 50%	0.375%

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”

“Approved Fund” means any Person (other than a natural person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding or investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit A or such other form as shall be reasonably acceptable to the Borrower Agent and the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented or invoiced out-of-pocket fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited consolidated statements of financial position of Holdings and the Subsidiaries for the fiscal years ended December 31, 2011 and December 31, 2012 and the related audited consolidated statements of operations, comprehensive income, changes in equity and cash flows of Holdings and the Subsidiaries for the fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Equity Amount” means, at any time (the “Available Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions or other equity issuances (or issuances of Indebtedness that have been converted into or exchanged for Qualified Equity Interests) received as cash equity by Holdings after the Closing Date and during the 30-day period immediately preceding the Available Equity Amount Reference Time, but excluding all proceeds from the issuance of Disqualified Equity Interests and all amounts increasing any Investment or Restricted Payment basket set forth in Section 7.02 or 7.06 (other than any such basket based on the Available Equity Amount), plus (b) the aggregate amount of all dividends, returns, interests, profits, distributions, income and similar amounts (in each case, to the extent made in cash or Cash Equivalents) received by Holdings or any Restricted Subsidiary on Investments made using the Available Equity Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time, but excluding all amounts increasing any Investment or Restricted Payment basket set forth in Section 7.02 or 7.06 (other than any such basket based on the Available Equity Amount) and without duplication of any decrease in the amount of any Investment (pursuant to the definition of such term) on account thereof; provided that the aggregate amount by which the Available Equity Amount is increased pursuant to this clause (b) in respect of any such Investment shall not exceed the original amount of such Investment, minus (c) the sum, without duplication, and, without taking into account the proposed portion of the Available Equity Amount calculated above to be used at the applicable Available Equity Amount Reference Time, of:

(i) the aggregate amount of any Investments made by Holdings or any Restricted Subsidiary using the Available Equity Amount after the Closing Date and prior to the Available Equity Amount Reference Time;

(ii) the aggregate amount of any Restricted Payments made by Holdings or any Restricted Subsidiary using the Available Equity Amount pursuant to Section 7.06 after the Closing Date and prior to the Available Equity Amount Reference Time; and

(iii) the aggregate amount expended on prepayments, repurchases, redemptions and defeasements made by Holdings or any Restricted Subsidiary using the Available Equity Amount pursuant to Section 7.08 after the Closing Date and prior to the Available Equity Amount Reference Time.

“Available Equity Amount Reference Time” has the meaning specified in the definition of the term “Available Equity Amount.”

“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the three-month period immediately preceding such Adjustment Date, divided by the Maximum Credit at such time.

“Average Revolving Loan Utilization” means, at any Adjustment Date, the average daily aggregate Revolving Credit Exposure (excluding any Revolving Credit Exposure resulting from any outstanding Swing Line Loans or Protective Advances) for the three-month period immediately preceding such Adjustment Date (or, if less, the period from the Closing Date to such Adjustment Date), divided by the Aggregate Revolving Credit Commitments at such time.

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the Prime Rate;

(b)  1⁄2 of 1% per annum above the Federal Funds Rate; and

(c) the Eurocurrency Rate for an Interest Period of one month plus 1%; provided that, for the avoidance of doubt, for purposes of calculating the Eurocurrency Rate pursuant to this clause (c), the Eurocurrency Rate for any day shall be the rate per annum equal to the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term of one month as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if such rate is not available at such time for such a period, then the Eurocurrency Rate for such day shall be the Interpolated Rate on such day for an Interest Period of one month; provided further that if it is not possible to calculate the Interpolated Rate, then the Eurocurrency Rate for such day shall be the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in U.S. Dollars in the amount of $5,000,000 for an Interest Period of one month would be offered on such date by the principal London office of the Administration Agent to major banks in the London interbank market at their request.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Basel III” means, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time).

“Bi-Weekly Enhanced Reporting Period” means each period beginning on the date that Excess Availability shall have been less than the greater of (a) $20,000,000 and (b) 20.0% of the Aggregate Revolving Credit Commitments, in either case, for five consecutive Business Days, and ending on the date that Excess Availability shall have equaled at least the greater of (i) $20,000,000 and (ii) 20.0% of the Aggregate Revolving Credit Commitments, in each case, for 30 consecutive calendar days.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers or board of directors of such Person, (c) in the case of any partnership, the board of directors or board of managers of a general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower Agent” has the meaning specified in Section 2.17.

“Borrowers” has the meaning specified in the preamble hereto.

“Borrowing” means (a) the incurrence of Swing Line Loans from the Swing Line Lender on a given date, (b) the making of Protective Advances by the Administrative Agent on a given date, (c) Revolving Credit Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect and (d) Extended Revolving Credit Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B (with such changes thereto as may be required by the Administrative Agent from time to time to reflect the components of and reserves against the German Borrowing Base or the Maltese Borrowing Base, as applicable, as provided for hereunder), together with all attachments and supporting documentation contemplated thereby, signed and certified as accurate and complete by a Responsible Officer of each Borrower.

“Borrowing Base General Eligibility Requirements” means, at any time, with respect to the Apple Adjusted Gameplay Collections A/R, the Facebook Adjusted Gameplay Collections A/R or the Google Gameplay Collections A/R, as applicable the requirement that:

(a) the Maltese Borrower or the German Borrower, as applicable, shall be able to bring suit or otherwise enforce its remedies through judicial process in a court of competent jurisdiction (and, in any event, in a court of the jurisdiction of the governing law of the applicable Specified Contract) against the applicable Apple Entities, the applicable Facebook Entities or the applicable Google Entities, as applicable, with respect to the Apple Contract, the Facebook Contract or the Google Contract, as applicable;

(b) the Collateral Agent shall have a Lien, created under the Collateral Documents and perfected as and to the extent contemplated hereby or thereby, on all the Accounts of the Maltese Borrower or the German Borrower, as applicable, arising under the Apple Contract, the Facebook Contract or the Google Contract, as applicable;

(c) (i) none of the Apple Contract, the Facebook Contract or the Google Contract, as applicable, shall have been amended, supplemented, replaced or otherwise modified in any manner since the Closing Date, including by virtue of (A) a change in the governing law thereof to, in the case of the Apple Contract or the Facebook Contract, a law other than that of any State of the United States or, in the case of the Google Contract, other than English law, (B) a change in the Account Debtor(s) under the Apple Contract, the Facebook Contract or the Google Contract, as applicable, that act as agents or commissionaires (or in any similar capacity) of the Maltese Borrower or the German Borrower, as applicable, to collect Gameplay Collections or (C) a change in the current address and contact information for the service of notices to be delivered to the Apple Entities, the Facebook Entities or the Google Entities, as applicable, under the Apple Contract, the Facebook Contract or the Google Contract, as applicable, that has not been notified in writing to the Administrative Agent and (ii) there has been no change in the Payor Entity under the Apple Contract, the Facebook Contract or the Google Contract, as applicable, since the Closing Date (any of the foregoing, a “Specified Contracts Change”), in each case under clauses (i) and (ii) above, if the Administrative Agent determines, in consultation with counsel, that such Specified Contracts Change has had, or could reasonably be expected to have (including on account of a novation of any of the Apple Contract, the Facebook Contract or the Google Contract, as applicable, since the form thereof in effect on the Closing Date) an adverse effect on the enforceability, validity, perfection or priority of the Liens created under the Collateral Documents (subject to the limitations already expressly set forth therein); provided that (A) in the event of any such Specified Contracts Change, if the Administrative Agent determines that the effect of such Specified Contracts Change is of such character or such magnitude as may be addressed through the establishment of a Reserve with respect thereto, then the Administrative Agent may agree that no eligibility exclusion shall occur under this clause (c) on account of such Specified Contracts Change and (B) if the Administrative Agent determines that, as a result of the execution and delivery of one or more New Collateral Documents and/or the taking of any other action contemplated by the term “Collateral and Guarantee Requirement”, the Collateral and Guarantee Requirement shall have been satisfied notwithstanding any such Specified Contracts Change, then no eligibility exclusion shall occur under this clause (c) on account of such Specified Contracts Change;

(d) any Accounts of the Maltese Borrower or the German Borrower, as applicable, arising under the Apple Contract, the Facebook Contract or the Google Contract, as applicable, shall not be subject to any Lien other than (i) Liens in favor of the Collateral Agent created under the Collateral Documents and (ii) nonconsensual Liens arising by operation of Law permitted under Section 7.01 (the foregoing shall not be deemed to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such permitted Liens);

(e) Gameplay Collections Remittances by the Apple Entities and the Facebook Entities shall be made solely in U.S. Dollars, and Gameplay Collections Remittances by the Google Entities shall be made solely in U.S. Dollars or Euros;

(f) neither Apple, Facebook or Google, as applicable, nor any of its related Payor Entities shall be subject to an event of the type described in Section 8.01(f); and

(g) the remittance cycle of the Apple Entities, the Facebook Entities or the Google Entities, as applicable, shall be substantially consistent with the remittance cycle applicable on the Closing Date, except where the Administrative Agent determines that the effect of any such inconsistency is not adverse to the interests of the Lenders; provided that if the Administrative Agent determines that the effect of any such inconsistency is of such character or such magnitude as may be addressed through the establishment of a Reserve with respect thereto, then the Administrative Agent may agree that no eligibility exclusion shall occur under this clause (g) on account of such inconsistency.

It is understood and agreed that any determination or agreement by the Administrative Agent under clause (c) or (g) above shall be effective only in the specific instance and for the specific purpose for which made and that the requirements of clauses (c) and (g) shall continue to apply to any further nonsatisfaction of any of the requirements set forth in such clauses. The Administrative Agent agrees to consider in good faith any request by the Borrower Agent to make any determination or agreement referred to in clause (c) or (g) above, it being understood that the Administrative Agent shall evaluate any such request on the basis of its reasonable credit judgment (from the perspective of an asset-based lender) exercised in good faith and that the Administrative Agent shall have no obligation (express or implied) to make any such requested determination or agreement if, in its opinion, doing so could expose the Administrative Agent to liability or be contrary to any Loan Document.

“Borrowing Base Reporting Date” means (a) the 15th day of each calendar month, (b) during any Bi-Weekly Enhanced Reporting Period, the first Sunday on or after the commencement of such Bi-Weekly Enhanced Reporting Period and each second Sunday thereafter or (c) during the Weekly Enhanced Reporting Period, Sunday of each calendar week.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to remain closed under the Laws of, or in fact remain closed in, New York City, London, England, Frankfurt, Germany or Valletta, Malta; provided that (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements or payments in respect of any Eurocurrency Rate Loan, or any other dealings in U.S. Dollars to be carried out pursuant to this Agreement in respect of any Eurocurrency Rate Loan, “Business Day” shall also exclude any day on which dealings in deposits in U.S. Dollars are not conducted by and between banks in the London interbank eurocurrency market and (b) if such day relates to any fundings, disbursements, settlements or payments in respect of any Loan or any Letter of Credit, “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euros.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Research and Development Costs and Capitalized Software Expenditures) by Holdings and its

Restricted Subsidiaries during such period that, in conformity with IFRS, are, or are required to be, included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Holdings and its Restricted Subsidiaries and (b) all fixed asset additions financed through Capitalized Lease Obligations Incurred by Holdings and its Restricted Subsidiaries and recorded on the balance sheet in accordance with IFRS during such period.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with IFRS.

“Capitalized Leases” means, as applied to any Person, all leases of property that have been or are required to be, in accordance with IFRS, recorded as finance leases of such Person.

“Capitalized Research and Development Costs” means research and development costs that have been, or are required to be, in accordance with IFRS, capitalized.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements and intellectual property that, in conformity with IFRS, are, or are required to be, reflected as capitalized costs on the consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Cash Collateral” has the meaning specified in Section 2.03(f).

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“Cash Dominion Period” means (a) each period beginning on the date that Excess Availability shall have been less than the greater of (x) $10,000,000 and (y) 10.0% of the Aggregate Revolving Credit Commitments, in either case, for five consecutive Business Days, and ending on the date that Excess Availability shall have been at least the greater of (x) $10,000,000 and (y) 10.0% of the Aggregate Revolving Credit Commitments, in each case, for 30 consecutive calendar days or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any Restricted Subsidiary:

(1) (i) U.S. Dollars, Euros and Pounds Sterling and (ii) other currencies held by Holdings and its Restricted Subsidiaries in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the United States, United Kingdom, German or Maltese government or any agency or instrumentality of the foregoing the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3) certificates of deposit, borrower’s acceptances, time deposits and eurocurrency time deposits with maturities of two years or less from the date of acquisition, with any United States or non-U.S. commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the equivalent amount in a foreign currency as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper or any variable or fixed rate note rated at least “P-2” by Moody’s or at least “A-2” by S&P, and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons (other than Affiliates of Holdings) with an Investment Grade Rating from Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Holdings or the Maltese Borrower), with maturities of 24 months or less from the date of acquisition;

(6) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Holdings or the Maltese Borrower);

(7) readily marketable direct obligations issued by any state or commonwealth of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Holdings or the Maltese Borrower);

(8) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Holdings or the Maltese Borrower);

(9) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Holdings or the Maltese Borrower);

(10) with respect to Holdings or any Restricted Subsidiary that is a Foreign Subsidiary: (i) obligations of the national government of the country in which Holdings or such Restricted Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within 24 months after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which Holdings or such Restricted Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(11) in the case of investments by Holdings or any Restricted Subsidiary that is a Foreign Subsidiary or investments made in a country outside the United States, the United Kingdom, Germany or Malta, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (10) above of foreign obligors (other than Affiliates of Holdings), which investments or obligors (or the parents of such obligors) have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Holdings or Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (1) through (10) of this paragraph; and

(12) investment funds investing 90% of their assets in securities of the types described in clauses (1) through (11) above.

“Cash Management Agreement” means any agreement entered into from time to time by Holdings or any of its Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” means any Lender, any Agent, any Lead Arranger or any Affiliate of the foregoing at the time it provides any Cash Management Services or any Person that shall have become a Lender, an Agent or an Affiliate of a Lender or an Agent at any time after it has provided any Cash Management Services.

“Cash Management Obligations” means obligations owed by Holdings or any Restricted Subsidiary to any Cash Management Bank in respect of Cash Management Services.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreements.

“Casualty Event” means any event that gives rise to the receipt by Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration or interpretation thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the earlier to occur of:

(a) (i) at any time prior to a Qualifying IPO, Apax shall at any time cease, directly or indirectly, to (A) have the power to vote or direct the voting of Equity Interests having at least 25% of the ordinary voting power for the election of directors of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings) or (B) have substantially the same control rights, in all material respects, in respect of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings) as are held by Apax, directly or indirectly, on the Closing Date and/or (ii) at any time on and after a Qualifying IPO, any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and their respective Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders (or any Parent Entity of Holdings owned directly or indirectly by the Permitted Holders), shall at any time have acquired direct or indirect beneficial ownership (as defined in SEC Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of Equity Interests having the power to vote or direct the voting of Equity Interests having a majority of the ordinary voting power for the election of members of the Board of Directors of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings); and/or

(b) any Borrower ceasing to be a direct or indirect Wholly Owned Subsidiary of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings).

provided that (i) at any time when at least a majority of the outstanding Voting Stock of Holdings is directly or indirectly owned by a Parent Entity, all references in clause (a)(ii) of this definition to “Holdings” (other than in this proviso) shall be deemed to refer to the ultimate Parent Entity that directly or indirectly owns such Voting Stock and (ii) for the purposes of clause (a)(ii) of this definition, the members of any Permitted Holder Group will be treated as individual “persons,” and not as a “group” with respect to such Permitted Holder Group.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Extended Revolving Credit Loans (of the same Extension Series and any related swing line loans thereunder) or Swing Line Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or an Extended Revolving Credit Commitment (of the same Extension Series and any related swing line commitment thereunder) and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment of such Class.

“Closing Date” means October 7, 2013.

“Closing Date Collateral Documents” means the Collateral Documents executed and delivered on the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets and properties, whether tangible, intangible or mixed, on which Liens are purported to be granted and created (whether by way of a pledge, a charge, a security interest, an assignment by way of security or otherwise) pursuant to the Collateral Documents as security for the Obligations. It is understood that the proceeds of the Loans do not constitute Collateral.

“Collateral Agent” means JPMCB, in its capacity as collateral agent, security trustee or any similar role under any of the Loan Documents, or any successor collateral agent, security trustee or Person acting in a similar role appointed in accordance with Section 9.09.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received:

(i) from each Borrower and each other Designated Subsidiary, either (A) a counterpart of the Master Guarantee Agreement or (B) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a supplement to the Master Guarantee Agreement in the form specified therein, in each case duly executed and delivered on behalf of such Person, together with, in each case under clause (B) to the extent reasonably requested by the Administrative Agent, documents, opinions and information of the type referred to in Sections 4.01(a)(iii), 4.01(a)(iv) and 4.01(d);

(ii) from each Borrower, each Closing Date Collateral Document and, if and to the extent required by the provisions set forth below (and subject to the limitations and other agreements set forth below), each New Collateral Document; and

(iii) from each Borrower and each other Designated Subsidiary, a counterpart of each Loan Document required to be delivered pursuant to Section 6.10 or 6.12 by such time as such counterpart is required by such Section to be delivered, in each case duly executed and delivered on behalf of such Person;

(b) all documents and instruments (including UCC financing statements and other filings, recordings, registrations, endorsements, notarizations, stampings and notices) required by applicable Law to be filed, recorded, registered, served or made to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been filed, recorded, registered, served or made, in each case subject to the final paragraph of this definition; and

(c) each Borrower shall have used commercially reasonable efforts to deliver to the Collateral Agent an acknowledgment or similar instrument, in form and substance reasonably satisfactory to the Collateral Agent, executed by each Specified Deposit Account Bank at which a Specified Deposit Account is maintained, acknowledging the Liens of the Collateral Agent created under the Loan Documents in respect of, and waiving or subordinating to the Liens of the Collateral Agent any rights of set-off or other Liens of such Specified Deposit Account Bank in, such Specified Deposit Account and the credit balances thereof; provided that if such an acknowledgment or similar instrument shall not have been obtained in respect of any Specified Deposit Account by the 60th day following the Closing Date (or such longer period as shall be reasonably acceptable to the Collateral Agent), at the request of the Collateral Agent, the applicable Borrower shall propose a Deposit Account maintained at a replacement Specified Deposit Account Bank (from which such an acknowledgment or similar instrument may be obtained) to become the applicable Specified Deposit Account and shall, within 120 days following the Closing Date (or such longer period as shall be reasonably acceptable to the Collateral Agent), deliver to the Collateral Agent an acknowledgment or similar instrument meeting the requirements of this clause executed by such replacement account bank.

Notwithstanding anything in this Agreement or any Collateral Document to the contrary, (i) the Administrative Agent may grant extensions of time for the provision or perfection of security interests in and Liens on particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Borrowers on the Closing Date) where it reasonably determines, in consultation with the Borrower Agent, that provision or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents and (ii) the Guarantee by any Guarantor will, where required by the applicable Law of the jurisdiction of organization of such Guarantor, be subject to customary limitations to avoid any violation of financial assistance, capital preservation, corporate benefit or fraudulent preference laws and regulations, in each case to be in form and substance reasonably acceptable to the Borrower Agent in consultation with the Collateral Agent.

Notwithstanding anything in this Agreement or any Collateral Document to the contrary, in the event any Specified Contract Change shall occur, (i) no Default or Event of Default in respect of Section 6.10 or 6.12 or as a result of any failure of any representation and warranty set forth in Section 5.16 to be true and correct, and no Default or Event of Default under Section 8.01(j), shall be deemed to have occurred or be continuing solely as a result of such Specified Contract Change having occurred and (ii) the applicable Borrower or Borrowers and the Collateral Agent shall negotiate in good faith to enter into, as promptly as practicable thereafter, one or more New Collateral Documents (and, if reasonably requested by the Collateral Agent, documents and opinions of the type referred to in Sections 4.01(a)(ii), 4.01(a)(iii) and 4.01(a)(iv)) as may be necessary or advisable in order for the Obligations of such Borrower or Borrowers to be secured by a perfected first priority legal, valid and enforceable security interest in and Lien on any and all Required Collateral of such Borrower and all products and proceeds thereof, which New Collateral Documents shall be in form and substance reasonably acceptable to the applicable Borrower and the Collateral Agent and consistent with the requirements set forth below; provided that the foregoing shall not require the entry into New Collateral Documents if the Collateral Agent and the Borrower Agent reasonably agree that the cost of creating or perfecting the Liens to be created thereby shall be excessive in view of the benefits (including the overall liquidity of Holdings and its Restricted Subsidiary) to be obtained by the Lenders therefrom (it being understood that nothing in this paragraph shall affect the eligibility requirements set forth in the definition of the term “Borrowing Base General Eligibility Requirements” or restrict the ability of the Administrative Agent to establish a Reserve in accordance with the provisions hereof).

With respect to any New Collateral Document, notwithstanding anything in this Agreement or any other Collateral Document to the contrary, unless otherwise consented by the Borrower Agent:

(a) in the case of any Accounts owed by any Account Debtor, (i) the grant of a security interest therein pursuant to any Collateral Document shall not be done by way of an assignment thereof, and (ii) the thresholds and triggers set forth in any New Collateral Document on the ability of the Collateral Agent to provide to such Account Debtor notice of a security interest in, or a Lien on, such Account, or to provide instructions with respect to such Account to such Account Debtor, shall be consistent with the corresponding provisions set forth in the Closing Date Collateral Documents, except where, due to facts and circumstances applicable to such New Collateral Document that were not, or were not to the same extent or in the same manner, applicable to such Closing Date Collateral Documents (including on account of any differences in the governing law of the applicable Specified Contract, such New Collateral Document or the identity of the Account Debtors party thereto or the Payor Entity thereunder), the Administrative Agent requests and the applicable Borrower consents (such consent not to be unreasonably withheld or delayed) that different thresholds and triggers thereon be specified in such New Collateral Document in order to afford to the Secured Parties the benefits of the Collateral;

(b) grants of security interests and Liens to secure the Obligations of any Borrower will, where required by the applicable Law of the jurisdiction of organization of such Borrower, be subject to customary limitations to avoid any violation of financial assistance, capital preservation, corporate benefit or fraudulent preference laws and regulations, such limitations to be consistent with the form thereof set forth in the applicable Closing Date Collateral Documents, except for changes in law or custom as reasonably agreed by the applicable Borrower and the Collateral Agent;

(c) the scope of the representations, warranties and covenants of the Borrowers set forth in any New Collateral Document shall be consistent with the scope thereof set forth in the Closing Date Collateral Documents, except for matters that relate only to the creation, perfection, preservation or, subject to clause (a)(ii) above, enforcement of the Collateral Agent’s or the Secured Parties’ interests, rights and remedies under such Collateral Documents or other matters that are particular to the specific jurisdiction or the specific types of assets in question; and

(d) subject to clause (a)(i) above, the method of the creation and perfection of security interests in and Liens on any particular type of the Required Collateral of any Borrower covered thereby shall be such as will afford to the Collateral Agent and the other Secured Parties the rights, benefits and remedies with respect to such Required Collateral (including as to enforceability, validity, perfection and priority) that are no less favorable to the Secured Parties than those afforded by the Closing Date Collateral Documents.

“Collateral Documents” means, collectively, each of the collateral agreements, security agreements, deeds, charges, pledge agreements and other documents or instruments set forth on Schedule 4.01 or executed and delivered pursuant to Section 6.10 or 6.12 or any other Collateral Document that creates or purports to create a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations.

“Commitment” means, with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment or Extended Revolving Credit Commitment or any combination thereof (as the context requires).

“Committed Loan Notice” means a notice given pursuant to Section 2.02(a) of (a) a Revolving Credit Borrowing, (b) a conversion of Revolving Credit Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, which notice, if in writing, shall be substantially in the form of Exhibit C-1A (if in respect of a Revolving Credit Borrowing) or Exhibit C-1B (if in respect of any such conversion or continuation) (or, in each case, such other form as shall be reasonably acceptable to the Borrower Agent and the Administrative Agent).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Concentration Account” has the meaning specified in Section 6.17(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, calculated (a) excluding, without duplication and to the extent included in Consolidated Interest Expense for such period, (i) any non-cash interest or deferred financing costs, (ii) any amortization or write-down of deferred financing fees, debt issuance costs, including original issue discount, discounted liabilities, commissions, fees and expenses, (iii) any expensing of bridge, arrangement, structuring or other one-time commitment or similar financing fees, (iv) penalties and interest related to Taxes, but including any cash costs otherwise excluded by the definition thereof, and (v) any capitalized interest or payment in kind interest, and (b) including, without duplication, cash payments during such period constituting interest, financing fees or other financing costs, commission or expenses, in each case in respect of amounts capitalized during such period or amortized or accrued in respect of a previous period.

“Consolidated Depreciation and Amortization Expense” means, with respect to Holdings and its Restricted Subsidiaries for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, Capitalized Software Expenditures and the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, of Holdings and its Restricted Subsidiaries for such period on a consolidated basis as determined in accordance with IFRS.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of Holdings and its Restricted Subsidiaries for such period:

(a) increased (without duplication) by the following:

(i) [reserved];

(ii) [reserved];

(iii) Consolidated Depreciation and Amortization Expense for such period, to the extent the same were deducted (and not added back) in computing Consolidated Net Income for such period; plus

(iv) Transaction Expenses and any other expenses, fees, charges or losses (other than Consolidated Depreciation and Amortization Expense) for such period related to any equity offering or issuance, Investment, acquisition or Disposition not in the ordinary course of business, Refinancing or recapitalization permitted hereunder or the Incurrence of Indebtedness permitted to be Incurred hereunder (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed and/or not successful), including (A) such fees, expenses or charges related to the Loan Documents and any other credit facilities and (B) any amendment or other modification, including any Refinancing, of the Loans and any other credit facilities, in each case, to the extent the same were deducted (and not added back) in computing Consolidated Net Income for such period; plus

(v) the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost associated with establishing new facilities, including any one-time costs incurred in connection with acquisitions, and costs related to the closure and/or consolidation of facilities, for such period, in each case, to the extent the same were deducted (and not added back) in computing Consolidated Net Income for such period and excluding any such charge, reserve, cost or expense of the type included in the definition of the term “Pro Forma Adjustment”; plus

(vi) [reserved]; plus

(vii) (A) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to (or on behalf of) the Sponsors (including any termination fees payable in connection with the early termination of management and monitoring agreements) and (B) the amount of payments made to option holders of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents and to the extent the same were deducted (and not added back) in computing Consolidated Net Income for such period; plus

(viii) any costs or expense incurred during such period pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interests of Holdings (or any Parent Entity) (other than Disqualified Equity Interests), in each case, to the extent the same were deducted (and not added back) in computing Consolidated Net Income for such period; plus

(ix) cash receipts (or any netting arrangements resulting in reduced cash expenditures) for such period not representing Consolidated EBITDA in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(x) [reserved]; plus

(xi) net realized losses from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of International Accounting Standard 39 or International Financial Reporting Standard 13 and related pronouncements for such period, in each case, to the extent the same were deducted (and not added back) in computing Consolidated Net Income for such period; plus

(xii) to the extent deducted (and not added back) in computing Consolidated Net Income for such period, (A) any expenses and charges for such period that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other Disposition of assets permitted hereunder and (B) to the extent covered by insurance and actually reimbursed, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses for such period with respect to liability or casualty events or business interruption;

(xiii) with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (i) and (iii) above relating to such joint venture corresponding to Holdings’ and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) for such period that is included in Holdings’ Consolidated Net Income; and

(xiv) costs for such period associated with preparations for and implementation of compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company Costs for such period, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such period;

(b) decreased (without duplication) by any non-cash gain for such period attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to International Accounting Standard 39 or International Financial Reporting Standard 13, in each case, to the extent the same were included in computing Consolidated Net Income for such period;

(c) increased or decreased (without duplication) by, as applicable, any adjustments for such period resulting for the application of International Accounting Standard 37 or any comparable regulation; and

(d) in accordance with the definition of “Pro Forma Basis,” an adjustment equal to the amount, without duplication of any amount otherwise included in any other clause of the definition of “Consolidated EBITDA” or “Consolidated Net Income”, of the Pro Forma Adjustment for such period shall be added to (or subtracted from) Consolidated EBITDA (including the portion thereof occurring prior to the relevant acquisition or Disposition) as specified in the Pro Forma Adjustment Certificate delivered to the Administrative Agent (for further delivery to the Lenders), in each case, as determined on a consolidated basis for Holdings and the Restricted Subsidiaries in accordance with IFRS; provided, however, that, notwithstanding anything to the contrary contained herein, the aggregate amount of (i) all adjustments to Consolidated EBITDA in respect of any of the items referred to in clause (a)(v) above, (ii) all adjustments to Consolidated Net Income in respect of any of the items referred to in clause (3)(ii) of the definition of such term and (iii) all Pro Forma Adjustments that do not arise from mergers, business combinations, acquisitions or divestitures, shall not be in excess of 15% of Consolidated EBITDA (prior to giving effect to any increase in Consolidated EBITDA resulting from the adjustments referred to in clauses (i), (ii) or (iii)) in any Test Period.

There shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, business or assets constituting all or substantially all of the assets of (or all or substantially all of the assets constituting a business unit, division, product line or line of business of) any Person acquired by Holdings or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise Disposed of by Holdings or such Restricted Subsidiary during such period (each such Person, business or asset acquired (including pursuant to (i) a transaction consummated prior to the Closing Date and (ii) a Permitted Acquisition (or similar Investment)) and not subsequently so Disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition). There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, business or assets constituting all or substantially all of the assets of (or all or substantially all of the assets constituting a business unit, division, product line or line of business of) any Person (other than an Unrestricted Subsidiary) sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by Holdings or any Restricted Subsidiary during such period (each such Person, business or asset so sold or Disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or Disposition) determined on a historical Pro Forma Basis; provided that, for the avoidance of doubt, notwithstanding any classification under IFRS of any Person, business or assets in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person, business or assets shall not be excluded pursuant to this paragraph until such Disposition shall have actually been consummated.

Notwithstanding the foregoing, for all purposes of this Agreement (before giving effect to any pro forma adjustments or other adjustments contemplated in the definition of “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect,” including as provided in clauses (a)(v),and (d) and in the immediately preceding paragraph with respect to acquisitions, Dispositions and other transactions (including restructurings) occurring prior to, on or after the Closing Date), Consolidated EBITDA shall be deemed to equal (a) $7,531,399 for the fiscal quarter ended September 30, 2012, (b) $11,435,703 for the fiscal quarter ended December 30, 2012, (c) $84,791,566 for the fiscal quarter ended March 31, 2013 and (d) $191,609,771 for the fiscal quarter ended June 30, 2013.

“Consolidated Interest Expense” means, for any period, total interest expense (including in respect of Capitalized Lease Obligations and capitalized interest whether paid or accrued), net of interest income (other than interest income attributable to the amount of any 2013 Distribution made during such period or after such period but on or prior to any date of determination of Consolidated Interest Expense for such period), of Holdings and its Restricted Subsidiaries with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries for such period, including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, all financing fees or other financing costs, commissions, discounts and other fees and charges owed with respect to Indebtedness, including letters of credit and bankers’ acceptance financing, and net costs (less net payments) under Swap Contracts entered into for the purpose of hedging interest rate risk and any non-cash interest expense, but excluding, for the avoidance of doubt, to the extent otherwise included in the foregoing, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, (b) any expenses resulting from discounting of Indebtedness in connection with the application of recapitalization accounting or purchase accounting, (c) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (d) the accretion or accrual of, or accrued interest on, discounted liabilities (other than accretion of discount on Indebtedness) during such period, (e) non-cash interest expense attributable to the movement of the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to International Accounting Standard 39 or International Financial Reporting Standard 13, (f) any one-time cash costs associated with breakage in respect of Hedging Obligations for interest rates, (g) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and (h) expensing of bridge, arrangement, structuring or other one-time commitment or similar financing fees, all as calculated on a consolidated basis in accordance with IFRS.

“Consolidated Net Income” means, for any period, the net income (loss) attributable to Holdings and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with IFRS, excluding, without duplication,

(1) any net income (loss) of any Person for such period if such Person is not Holdings or a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that Holdings’ or any Restricted Subsidiary’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed to Holdings or a Restricted Subsidiary as a dividend or other distribution or return on investment;

(2) any net gain (or loss) for such period realized upon the sale or other Disposition of any asset of Holdings or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise Disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer or the Board of Directors of Holdings);

(3) (i) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items) for such period, in each case other than any such item of the type included in clause (ii), and (ii) expenses directly attributable to the implementation of cost savings initiatives, severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Closing Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), in the case of each of clauses (i) and (ii), excluding any such item of the type included in the definition of the term “Pro Forma Adjustment” or clause (a)(v) of the definition of the term Consolidated EBITDA;

(4) [reserved];

(5) the cumulative effect of a change in accounting policies;

(6) (i) any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, officers, directors or employees of Holdings or any of its Restricted Subsidiaries, or any of its Parent Entities, (ii) any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (iii) any income (loss) attributable to deferred compensation plans or trusts, in each case for such period;

(7) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness, in each case for such period;

(8) any realized or unrealized foreign exchange income, gains and losses for such period resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Holdings and its Restricted Subsidiaries;

(9) [reserved];

(10) any unrealized foreign currency translation or transaction gains or losses for such period in respect of Indebtedness or other obligations of Holdings or any Restricted Subsidiary owing to Holdings or any Restricted Subsidiary;

(11) any purchase accounting effects for such period, including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by IFRS and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and the Restricted Subsidiaries), as a result of any consummated acquisition (including any acquisition prior to the Closing Date), or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12) any goodwill or other intangible asset impairment charge or write-off for such period;

(13) any income (loss) for such period from the early extinguishment or cancellation of Indebtedness or any obligations under any Swap Contracts or other derivative instruments;

(14) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with IFRS or changes as a result of the adoption or modification of accounting policies, in each case during such period;

(15) any net unrealized gains and losses for such period resulting from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of International Accounting Standard 39 or International Financial Reporting Standard 13 and related pronouncements;

(16) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of International Accounting Standard 19, and any other items of a similar nature, in each case for such period;

(17) any non-cash expenses, accruals or reserves for or taken during such period related to adjustments to historical tax exposures and tax valuation allowances (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made);

(18) provision for taxes based on income, revenues, profits or capital, including federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period (including in respect of repatriated funds and any penalties and interest related to such taxes or arising from any tax examinations);

(19) total interest expense for such period, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk for such period, any interest income or gains on such Hedging Obligations or such derivative instruments for such period or any bank or letter of credit fees, amortization of deferred financing fees or costs or costs of surety bonds in connection with financing activities for such period;

(20) any other non-cash charges, write-offs, write-downs, expenses, losses or items for such period, including any changes in deferred revenue, impairment charges or the impact of purchase accounting (other than any such non-cash charge, write-off, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period, consists of any addition to bad debt reserves or bad debt expense, results from the write-off or write-down of trade or other receivables or is in respect of any other item that was included in Consolidated Net Income in a prior period) or other non-cash items classified by Holdings as special items for such period (other than any such non-cash item of income to the extent it represents a receipt of cash in any future period);

(21) any non-cash items of income increasing Consolidated Net Income for such period (other than any such non-cash item of income to the extent it represents a receipt of cash in any future period); and

(22) non-cash gains of Holdings and the Restricted Subsidiaries for such period, other than any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated Net Income in such prior period;

provided, however, that, notwithstanding anything to the contrary contained herein, the aggregate amount of (i) all adjustments to Consolidated EBITDA in respect of any of the items referred to in clause (a)(v) of the definition of such term, (ii) all adjustments to Consolidated Net Income in respect of any of the items referred to in clause (3)(ii) above and (iii) all Pro Forma Adjustments that do not arise from mergers, business combinations, acquisitions or divestitures, shall not be in excess of 15% of Consolidated EBITDA (prior to giving effect to any increase in Consolidated EBITDA resulting from the adjustments referred to in clauses (i), (ii) or (iii)) in any Test Period.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of Holdings and the Restricted Subsidiaries, determined on a consolidated basis in accordance with IFRS as of such date (but excluding all amounts relating to Unrestricted Subsidiaries).

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with IFRS (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition (or any similar Investment)), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments minus (b) the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens, other than any Lien that is permitted under Section 7.01) included in the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of such date, which aggregate amount of unrestricted cash and Cash Equivalents shall be determined without giving pro forma effect to the proceeds of Indebtedness Incurred on such date; provided that Consolidated Total Debt shall not include (x) Letters of Credit, except to the extent of Unreimbursed Amounts thereunder, and (y) obligations under Swap Contracts permitted under Section 7.03(h).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Corrective Extension Agreement” has the meaning specified in Section 2.15(e).

“Covenant Trigger Period” means any period (a) commencing on the date upon which Excess Availability is less than the greater of (i) 10.0% of the Aggregate Revolving Credit Commitments and (ii) $10,000,000 and (b) ending on the date upon which Excess Availability shall have been at least equal to the greater of (i) 10.0% of the Aggregate Revolving Credit Commitments and (ii) $10,000,000 for a period of 30 consecutive calendar days.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.05.

“Cure Deadline” has the meaning specified in Section 8.05.

“Cure Right” has the meaning specified in Section 8.05.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of England and Wales, Germany, Malta, the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that (i) with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, and (ii) in the case of any amount outstanding hereunder bearing interest at the Overnight LIBO Rate, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) applicable to Overnight LIBO Rate Loans plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Deposit Account” means any checking, demand deposit account or other deposit bank account maintained by any Borrower, including any “deposit accounts” under Article 9 of the UCC.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Holdings or its Restricted Subsidiaries in connection with a Disposition pursuant to Section 7.05(m) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer of Holdings or the Maltese Borrower delivered to the Administrative Agent, setting forth the basis of such valuation (which amount will be reduced by (i) the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition and (ii) the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration).

“Designated Subsidiary” means (a) each Borrower and (b) each other Restricted Subsidiary other than any Excluded Subsidiary.

“Dilution Factors” means, without duplication, for any period, the aggregate amount of all deductions, discounts, adjustments (including on account of currency fluctuations and Taxes), chargebacks, allowances and other non-cash items that are recorded to reduce trade receivables of any Borrower in a manner consistent with current and historical accounting practices of such Borrower.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary (determined as if references to Holdings and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease or other disposition (including any Sale Leaseback and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings (or any Parent Entity) of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition;

(a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale or casualty or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale or casualty or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under any Secured Hedge Agreement, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations and other contingent obligations) that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit (unless Cash Collateralized)),

(b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part,

(c) provides for the scheduled payments of dividends in cash or

(d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests,

in each case, prior to the date that is 91 days after the Latest Maturity Date; provided that, if such Equity Interests are issued pursuant to any plan for the benefit of employees of Holdings (or any Parent Entity thereof) or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because such Equity Interests may be required to be repurchased by Holdings (or any Parent Entity thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means (a) Persons that have been identified in writing by name by Holdings or the Borrower Agent to the Administrative Agent and the Lead Arrangers prior to the Closing Date as being “Disqualified Lenders”, (b) Persons that are competitors of Holdings and its Subsidiaries and that are separately identified in writing by name to the Administrative Agent by Holdings or the Borrower Agent from time to time and (c) in the case of each of clauses (a) and (b), any of their Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are Affiliates of the Persons referenced in clause (b) above) that are either (i) identified in writing by name to the Administrative Agent by Holdings or the Borrower Agent from time to time or (ii) clearly identifiable on the basis of such Affiliate’s name.

“Distressed Person” has the meaning specified in the definition of “Lender-Related Distress Event.”

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities; and (e) any other Person (other than a natural Person, Holdings (or any Parent Entity) or any Subsidiary or Affiliate of Holdings (or any Parent Entity)) satisfying the requirements of Section 10.07(b).

“Eligible Borrowing Base Cash” means the aggregate amount of unrestricted cash and Cash Equivalents of the Borrowers at such time that is held in a Deposit Account in the name of the Collateral Agent or the Administrative Agent (including the JPM German Collection Deposit Account) or established with, and subject to the exclusive control of, the Collateral Agent or the Administrative Agent or in any Specified Deposit Account.

“English Floating Charge” means the English law governed floating charge, dated as of the Closing Date, between the Maltese Borrower and the Collateral Agent.

“Enhanced Reporting Period” means a Bi-Weekly Enhanced Reporting Period or a Weekly Enhanced Reporting Period.

“Environmental Laws” means any and all Laws relating to pollution or the protection of human health (as relating to exposure to Hazardous Materials) and the environment or natural resources.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided that Indebtedness convertible into any of the foregoing shall not, prior to the date of such conversion, constitute Equity Interests.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, a rate per annum equal to the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (the “Screen Rate”); provided that, if a Screen Rate is not available at such time for such Interest Period, then the Eurocurrency Rate for such Eurocurrency Rate Loan for such Interest Period shall be the Interpolated Rate; provided further that if it not possible to calculate the Interpolated Rate, then the Eurocurrency Rate for such Interest Period shall be the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the amount of $5,000,000 and with a term equivalent to such Interest Period would be offered by the principal London office of the Administrative Agent to major banks in the London interbank market at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means, at any time, (a) the Maximum Credit at such time, plus (b) solely for purposes of determining whether the Payment Conditions have been satisfied, Eligible Borrowing Base Cash at such time, minus (c) the aggregate Total Outstandings at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Subsidiary” means:

(a) any Subsidiary that is not a Wholly Owned Subsidiary or is a joint venture on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 6.10 (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary);

(b) any Subsidiary that is prohibited by (x) subject to clause (g) below, applicable Law or (y) Contractual Obligation from guaranteeing the Obligations (and for so long as such restriction is in effect); provided that in the case of clause (y), such

Contractual Obligation existed on the Closing Date or, with respect to any Subsidiary acquired by Holdings or a Restricted Subsidiary after the Closing Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired;

(c) any Subsidiary for which the provision of a Guarantee would result in a material adverse tax consequence to Holdings or one of its Subsidiaries (as reasonably determined by Holdings in consultation with the Administrative Agent);

(d) any Immaterial Subsidiary (provided that Immaterial Subsidiaries shall not be permitted to be excluded from guaranteeing the Obligations to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries excluded by this clause (d) exceeds 10.0% of the consolidated gross revenues of Holdings and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition except for this clause (d) as of the last day of the Test Period most recently ended on or prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries excluded by this clause (d) exceeds 10.0% of the aggregate amount of Consolidated Total Assets (measured as of any date of determination based upon the Section 6.01 Financials most recently delivered on or prior to such date) of Holdings and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition except for this clause (d) as of the last day of the Test Period most recently ended on or prior to the date of determination);

(e) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Maltese Borrower, the cost of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(f) each Unrestricted Subsidiary; and

(g) any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a Guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts (including if requested by the Administrative Agent to do so) by Holdings and/or such Subsidiary to obtain the same.

“Excluded Swap Obligation” means, with respect to any Loan Party, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Agent or Lender or required to be withheld or deducted from a payment to any Agent or Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Agent or Lender being organized under the laws of, or being resident in, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or, in the case of Maltese Taxes, imposed as a result of such Lender being resident in Malta, or engaged in any trade or business in Malta through a permanent establishment situated therein, or beneficially owned or controlled (directly or indirectly) by an individual or individuals who are ordinarily resident and domiciled in Malta or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than, in the case of subclause (b)(i), a Lender acquiring pursuant to an assignment requested by the Borrower Agent under Section 3.07), German withholding Taxes and Maltese withholding Taxes, in each case, imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior commitment, on the date such Lender acquires its interest in such Loan or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Agent’s or Lender’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Revolving Credit Class” has the meaning specified in Section 2.15(a).

“Existing Revolving Credit Loans” has the meaning specified in Section 2.15(a).

“Expected Cure Amount” has the meaning specified in Section 8.05.

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.15(a).

“Extended Revolving Credit Facility” means each Class of Extended Revolving Credit Commitments established pursuant to Section 2.15.

“Extended Revolving Credit Loans” has the meaning specified in Section 2.15(a).

“Extending Lender” has the meaning specified in Section 2.15(b).

“Extension Agreement” has the meaning specified in Section 2.15(c).

“Extension Election” has the meaning specified in Section 2.15(b).

“Extension Request” has the meaning specified in Section 2.15(a).

“Extension Series” means all Extended Revolving Credit Commitments that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Revolving Credit Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins and extension fees, if any.

“Facebook” means Facebook, Inc., a Delaware corporation.

“Facebook Adjusted Gameplay Collections A/R” means, as of any Borrowing Base Reporting Date, an amount reported in U.S. Dollars equal to:

(a) the Facebook Gameplay Collections A/R as of the end of the calendar month then most recently ended, minus

(b) the aggregate amount of the Gameplay Collections Remittances made by the Facebook Entities after the end of the calendar month then most recently ended to and including such Borrowing Base Reporting Date, plus

(c) the sum of the Facebook Daily Gameplay Collections Remittance Amount for each day after the end of the calendar month then most recently ended to and including such Borrowing Base Reporting Date;

provided that:

(i) the Facebook Adjusted Gameplay Collections A/R as of any Borrowing Base Reporting Date shall not exceed the sum of the Facebook Daily Gameplay Collections Remittance Amount for 31 consecutive calendar days ending with such Borrowing Base Reporting Date;

(ii) the Facebook Adjusted Gameplay Collections A/R shall not include amounts with respect to which the Maltese Borrower’s right to receive payment in U.S. Dollars is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than the passage of time until the next remittance cycle), including any discretionary “bonus” payments by the Facebook Entities; and

(iii) the Facebook Adjusted Gameplay Collections A/R shall be deemed to be zero at any time that any of the Borrowing Base General Eligibility Requirements with respect thereto shall not be satisfied.

“Facebook Contract” means (a) the Facebook Platform Policies published by Facebook and applicable to the Maltese Borrower, (b) the Facebook Developer Payments Terms between the Maltese Borrower and Facebook Payments International Ltd., a private limited company organized in the Republic of Ireland, (c) the Statement of Rights and Responsibilities published by Facebook and applicable to the Maltese Borrower and (d) any other agreement between the Maltese Borrower and any Facebook Entity, or any document published by Facebook and applicable to the Maltese Borrower, in each case creating, giving rise to or governing any Accounts owing by any Facebook Entity to the Maltese Borrower, in each case together with all schedules, exhibits and annexes thereto and as in effect from time to time. Unless the context requires otherwise (including in the case of any express reference to “any” Facebook Contract), the term Facebook Contract shall be deemed to refer to the foregoing agreements and documents collectively.

“Facebook Daily Gameplay Collections Remittance Amount” means, for any day, the amount of the Gameplay Collections by the Facebook Entities for such day, as reported to the Maltese Borrower by any Facebook Entities, but only to the extent that such amount gives rise to a trade receivable of the Maltese Borrower in accordance with IFRS and, in any event, net of any service fees of, or Taxes or other amounts chargeable or withheld by, the Facebook Entities with respect to such Gameplay Collections to the extent reducing the expected amount of the Gameplay Collections Remittances with respect thereto.

“Facebook Entity” means Facebook or any Subsidiary thereof that is or becomes a party to any Facebook Contract.

“Facebook Gameplay Collections A/R” means, as of any date, the aggregate amount of the trade receivables of the Maltese Borrower as of such date arising under the Facebook Contract on account of the Gameplay Collections made by the Facebook Entities, determined in accordance with IFRS and, in any event, net of any service fees of, or Taxes or other amounts chargeable or withheld by, the Facebook Entities with respect to such Gameplay Collections to the extent reducing the expected amount of the Gameplay Collections Remittances with respect thereto.

“Facebook Ineligible Amount” means, as of any date, (a) the aggregate amount of trade payables and other monetary obligations owed as of such date by the Maltese Borrower or any of its Affiliates to any Facebook Entity, whether or not then due and payable, including any such payables and obligations in respect of marketing services provided by the Facebook Entities, and (b) without duplication of any reduction in the calculation of the Facebook Gameplay Collections A/R as of any day or of the Facebook Daily Gameplay Collections Remittance Amount for any day, in the event any Accounts owed as of such date by the Facebook Entities to the Maltese Borrower shall be subject to any dispute, the amount thereof in dispute.

“Facility” means the Revolving Credit Facility or any Extended Revolving Credit Facility, as applicable.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by Holdings or the Maltese Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations with respect thereto or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Field Examination” has the meaning specified in Section 6.18(c).

“Financed Capital Expenditures” means, with respect to any Person and for any period, Capital Expenditures made by such Person during such period that are financed with the net cash proceeds of any Incurrence of Indebtedness (other than Loans), any Disposition of assets constituting all or substantially all of the assets of, or a business unit, line of business or division of, a Person or Equity Interests in a Person, any Casualty Event or any issuance of Equity Interests (other than Disqualified Stock or any other issuance of Equity Interests which increases any available basket hereunder).

“Financial Covenant” means the covenant set forth in Section 7.11.

“Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such period minus taxes based on income, revenues, profits or capital, including federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes (including in respect of repatriated funds and any penalties and interest related to such taxes or arising from any tax examinations), net of cash refunds received, of Holdings and its Restricted Subsidiaries paid in cash during such Test Period minus Unfinanced Capital Expenditures made by Holdings and its Restricted Subsidiaries during such Test Period, to (b) the Fixed Charges of Holdings and its Restricted Subsidiaries for such period.

In calculating the Fixed Charge Coverage Ratio for purposes of determining whether the Fixed Charge Coverage Ratio test described in clause (b) of the definition of “Payment Conditions” has been satisfied, as of such date, the amount of Fixed Charges included in clause (b) above shall include, without duplication of any payments already constituting Fixed Charges, the amount of any Specified Payment actually made on such date of determination.

“Fixed Charges” means, for any Test Period, the sum, determined on a consolidated basis, of (a) the Consolidated Cash Interest Expense of Holdings and its Restricted

Subsidiaries for such period plus (b) scheduled payments of principal on Indebtedness for borrowed money of Holdings and its Restricted Subsidiaries (other than payments by Holdings or any of its Restricted Subsidiaries to Holdings or to any of such Restricted Subsidiaries) due and payable in cash during such period.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Holdings that is not a Domestic Subsidiary.

“Founders” means each of Riccardo Zacconi, Sebastian Knutsson, Lars Markgren, Toby Rowland, Thomas Hartwig, Patrik Stymne, Melvyn Morris, Stephane Kurgan and Per Cristoferson and the Immediate Family Members of any of the foregoing.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee” has the meaning specified in Section 2.03(h).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Gameplay Collections” means amounts collected by the Apple Entities or the Facebook Entities on behalf of the Maltese Borrower pursuant to the Apple Contract or the Facebook Contract, as applicable, or by the Google Entities on behalf of the German Borrower pursuant to the Google Contract, in each case from the end-users of the Games with respect to purchases by such end-users of in-game virtual items that could be used in the Games, determined prior to the deduction of any services fees of, or Taxes or other amounts chargeable or withheld by, the Apple Entities, the Facebook Entities or the Google Entities, as applicable.

“Gameplay Collections Remittances” means the actual remittances made by the Apple Entities or the Facebook Entities to the Maltese Borrower pursuant to the Apple Contract or the Facebook Contract, as applicable, or by the Google Entities to the German Borrower pursuant to the Google Contract, in each case with respect to Gameplay Collections made by them.

“Games” means on-line and mobile games developed and made available to end-users by Holdings and its Subsidiaries, including “Candy Crush Saga”, “Bubble Witch Saga” and “Pet Rescue Saga”.

“German Borrower” has the meaning specified in the preamble hereto.

“German Borrowing Base” means, as of any Borrowing Base Reporting Date, an amount equal to:

(a) the product of (i) 85% multiplied by (ii) (x) the Google Adjusted Gameplay Collections A/R as of such Borrowing Base Reporting Date less (y) the Google Ineligible Amount as of the end of the calendar month then most recently ended (or, during any Enhanced Reporting Period, if the Google Ineligible Amount is not available as of such month-end and such month-end is less than seven calendar days prior to such Borrowing Base Reporting Date, then as of the end of the preceding calendar month); provided that, in calculating the German Borrowing Base as of any Borrowing Base Reporting Date, to the extent that the amount in clause (a)(ii) exceeds (A) at any time that a long-term company, issuer or similar rating has been established by each of Moody’s and S&P for Google and each such rating is an Investment Grade Rating, 40% of the Aggregate Eligible A/R as of such Borrowing Base Reporting Date and (B) at all other times, 20% of the Aggregate Eligible A/R as of such Borrowing Base Reporting Date, the amount of such excess shall not be included in the computation of the German Borrowing Base on such Borrowing Base Reporting Date; minus

(b) German Reserves.

The German Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.18(a) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(a)), subject to adjustment to give effect to any German Reserves established following such delivery; provided that no German Reserve shall be established or modified except upon not less than three Business Days’ prior notice to the Borrower Agent (during which period the Administrative Agent shall be available to discuss any such proposed German Reserve or modification thereof with the Borrower Agent and the German Borrower may take such action as may be required so that the event, condition or matter that is the basis for such German Reserve or modification thereof no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent); provided further that no such prior notice shall be required for any modifications to any German Reserves (i) resulting solely by virtue of mathematical calculations of the amount of the German Reserves in accordance with the methodology of calculation previously utilized or (ii) arising solely from any of the Borrowing Base General Eligibility Requirements not being satisfied. Notwithstanding anything herein to the contrary, German Reserves shall be established without duplication of any other German Reserves then established and shall not duplicate any exclusions from eligibility effected under the definition of “Borrowing Base General Eligibility Requirements” (for the avoidance of doubt, except for any such German Reserve established on a temporary basis after any of the Borrowing Base General Eligibility Requirements with respect to the Google Adjusted Gameplay Collections A/R ceases to be satisfied but prior to such nonsatisfaction being reflected in the calculation of the German Borrowing Base pursuant to the definition thereof) or any reductions or deductions reflected in the calculation of Google Adjusted Gameplay Collections A/R or of any embedded definitions contained therein.

“German Collateral” has the meaning specified in Section 9.15(a).

“German Insolvency Event” means (a) a German Relevant Entity is unable or admits inability to pay its debts as they fall due (Zahlungsunfähigkeit), suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; (b) (i) a German Relevant Entity becomes obliged to file for insolvency for any of the reasons set out in Sections 17 to 19 of the German Insolvency Code (Insolvenzordnung), (ii) a German Relevant Entity files for insolvency under any of these provisions or (iii) an insolvency court (Insolvenzgericht) imposes measures according to Section 21 of the German Insolvency Code on the assets of a German Relevant Entity or opens insolvency proceedings over the assets of a German Relevant Entity or rejects the opening of insolvency proceedings due to a lack of assets to cover the costs of such proceedings or (c) or a third party applies for the opening of insolvency proceedings over the assets of a German Relevant Entity and such application is not rejected within 60 days.

“German Loan Parties” means, collectively, the German Borrower and any future Loan Party that is organized under the laws of Germany.

“German Pledge Agreement” means the German Pledge Agreement, dated as of the Closing Date, between the German Borrower and the Collateral Agent.

“German Relevant Entity” means the German Borrower, any other Restricted Subsidiary organized under the laws of Germany or any other Loan Party capable of becoming subject of insolvency proceedings under the German Insolvency Code (Insolvenzordnung).

“German Reserves” means any Reserves established by the Administrative Agent in its Permitted Discretion to be applicable to the German Borrowing Base.

“German Revolving Credit Exposure” means, at any time, such portion of the Revolving Credit Exposure at such time as is attributable to the Loans made to, and Letters of Credit issued for the account of, the German Borrower.

“Germany” means the Federal Republic of Germany.

“Google” means Google Inc., a Delaware corporation.

“Google Adjusted Gameplay Collections A/R” means, as of any date, the Google Gameplay Collections A/R as of the end of the calendar month then most recently ended, reported in U.S. Dollars; provided that:

(a) the Google Adjusted Gameplay Collections A/R as of any date shall not exceed the sum of the Google Daily Gameplay Collections Remittance Amount for 31 consecutive calendar days ending with the last day of the calendar month then most recently ended;

(b) the Google Adjusted Gameplay Collections A/R shall not include amounts with respect to which the German Borrower’s right to receive payment in U.S. Dollars or Euros is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than the passage of time until the next remittance cycle), including any discretionary “bonus” payments by the Google Entities; and

(c) the Google Adjusted Gameplay Collections A/R shall be deemed to be zero at any time that any of the Borrowing Base General Eligibility Requirements with respect thereto shall not be satisfied.

“Google Contract” means (a) the Seller Terms of Service dated 15 December 2011 between Google Payment Limited, a company organized in England, and the German Borrower, (b) the Three-Party Agreement between the German Borrower, Google Payment Limited, a company organized in England, and WorldPay (UK) Ltd, (c) the Developer Distribution Agreement between Google and the German Borrower and (d) any other agreement between the German Borrower and any Google Entity, or any document published by Google and applicable to the German Borrower, creating, giving rise to or governing any Accounts owing by any Google Entity to the German Borrower, in each case together with all schedules, exhibits and annexes thereto and as in effect from time to time. Unless the context requires otherwise (including in the case of any express reference to “any” Google Contract), the term Google Contract shall be deemed to refer to the foregoing agreements and documents collectively.

“Google Daily Gameplay Collections Remittance Amount” means, for any day, the amount of the Gameplay Collections by the Google Entities for such day, as reported to the German Borrower by any Google Entities, but only to the extent that such amount gives rise to a trade receivable of the German Borrower in accordance with IFRS and, in any event, net of any service fees of, or Taxes or other amounts chargeable or withheld by, the Google Entities with respect to such Gameplay Collections to the extent reducing the expected amount of the Gameplay Collections Remittances with respect thereto.

“Google Entity” means Google or any Subsidiary thereof that is or becomes a party to any Google Contract.

“Google Gameplay Collections A/R” means, as of any date, the aggregate amount of the trade receivables of the German Borrower as of such date arising under the Google Contract on account of the Gameplay Collections made by the Google Entities, determined in accordance with IFRS and, in any event, net of any service fees of, or Taxes or other amounts chargeable or withheld by, the Google Entities with respect to such Gameplay Collections to the extent reducing the expected amount of the Gameplay Collections Remittances with respect thereto.

“Google Ineligible Amount” means, as of any date, (a) the aggregate amount of trade payables and other monetary obligations owed as of such date by the German Borrower or any of its Affiliates to any Google Entity, whether or not then due and payable, including any such payables and obligations in respect of marketing services provided by the Google Entities and (b) without duplication of any reduction in the calculation of the Google Gameplay Collections A/R as of any day, (i) any VAT collected by the Google Entities on behalf of the German Borrower and remitted to the German Borrower for declaration and payment and (ii) in the event any Accounts owed as of such date by the Google Entities to the German Borrower shall be subject to any dispute, the amount thereof in dispute.

“Governmental Authority” means any nation or government or any state, provincial, territorial or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee Obligations” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee Obligations” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum liability in respect thereof as reasonably determined by a Responsible Officer of Holdings in good faith.

“Guarantees” means the guarantees of the Guarantors created under the Master Guarantee Agreement.

“Guarantors” means the Borrowers and each other Subsidiary party to the Master Guarantee Agreement.

“Hazardous Materials” means all substances or wastes regulated as hazardous or toxic or other term of equivalent regulatory import pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos containing materials and polychlorinated biphenyls.

“Hedge Bank” means any Person that is a counterparty to a Secured Hedge Agreement with Holdings, any Loan Party or any other Restricted Subsidiary, in its capacity as such, and that either (i) is a Lender, an Agent, a Lead Arranger or an Affiliate of the foregoing at the time it enters into such a Secured Hedge Agreement, or on the Closing Date is party to a Swap Contract with Holdings, any Loan Party or any other Restricted Subsidiary permitted under Section 7.03(h), or (ii) becomes a Lender, an Agent or an Affiliate of a Lender or an Agent after it has entered into a Swap Contract permitted by Section 7.03(h) with Holdings, any Loan Party or any other Restricted Subsidiary.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Swap Contracts.

“Holdings” means (a) Holdings (as defined in the preamble to this Agreement) or (b) after the Closing Date, any other Person (the “New Holdings”) that is a Subsidiary of Holdings or of any Parent Entity of Holdings (or the previous New Holdings, as the case may be) but not of any Borrower (the “Previous Holdings”); provided that (i) such New Holdings directly or indirectly owns 100% of the Equity Interests of the Borrowers, (ii) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Agreement and the other Loan Documents pursuant to a written agreement in form and substance reasonably satisfactory to the Administrative Agent, (iii) each Guarantor shall have confirmed by a reaffirmation agreement in form and substance reasonably satisfactory to the Administrative Agent that its Guarantee and, in the case of any Borrower, its grant of Liens under the Collateral Documents shall continue in full force and effect and shall apply to the New Holdings’ obligations under the Loan Documents, (iv) if reasonably requested by the Administrative Agent, an opinion of counsel shall be delivered by New Holdings to the Administrative Agent to the effect that such substitution does not breach or result in a default under this Agreement or any other Loan Document in form and substance reasonably satisfactory to the Administrative Agent, (v) all Equity Interests of the Borrowers, directly or indirectly, and substantially all of the other assets of the Previous Holdings are contributed or otherwise transferred to such New Holdings and (vi) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default or material tax liability; provided, further, that, if each of the foregoing is satisfied, the Previous Holdings shall be automatically released of all its obligations under the Loan Documents and any reference to “Holdings” in the Loan Documents shall be meant to refer to the “New Holdings.”

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”) and the International Financial Reporting Standards Interpretations Committee (“IFRIC”) as in effect from time to time, applied in accordance with the consistency requirements thereof; provided that if Holdings notifies the Administrative Agent that Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Notwithstanding anything herein to the contrary, it is understood and agreed that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with IFRS on January 1, 2013 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations or Capitalized Leases) for purposes of this Agreement regardless of any change in IFRS following such date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations or Capitalized Leases. Furthermore, “IAS” means International Accounting Standards in accordance with IFRS.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) as of the last day of the Test Period most recently ended on or prior to the date of determination were less than 5.0% of the Consolidated Total Assets at such date (based upon the Section 6.01 Financials most recently delivered on or prior to such date) or (b) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Test Period were less than 5.0% of the consolidated gross revenues of Holdings and its Restricted Subsidiaries for such period, in each case determined in accordance with IFRS; provided that no Borrower shall at any time be an Immaterial Subsidiary.

“Immediate Family Members” means, with respect to any individual, such individual’s estate, heirs, legatees, distributees, child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Agreement” has the meaning specified in Section 2.14(e).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(e).

“Incremental Revolving Credit Commitment Increase Lender” has the meaning specified in Section 2.14(f)(ii).

“Incur” means create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness; provided, however, that (a) any Indebtedness of Holdings and its Restricted Subsidiaries in existence on the Closing Date shall be deemed to have been Incurred by such Persons on the Closing Date and (b) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 7.03:

(i) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(ii) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms; and

(iii) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment or redemption or making of a mandatory offer to prepay, redeem or purchase such Indebtedness;

will, in each case, not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with IFRS:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable or accrued expenses in the ordinary course of business and (ii) any earnout obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with IFRS and if not paid after becoming due and payable);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Capitalized Lease Obligations of such Person;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

(h) all Guarantee Obligations of such Person in respect of any of the foregoing;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset and (iii) Guarantee Obligations incurred (other than with respect to Indebtedness) in the ordinary course of business.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited, and (B) in the case of Holdings and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. To the extent recourse is limited solely to the property encumbered thereby, the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, all Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Information Certificate” means a certificate substantially in the form of Exhibit D (or such other form as shall be reasonably acceptable to Holdings and the Administrative Agent).

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination to (b) Consolidated Interest Expense of Holdings and its Restricted Subsidiaries for such Test Period.

“Interest Payment Date” means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be “Interest Payment Dates”; and (b) as to any Base Rate Loan or Overnight LIBO Rate Loan (including a Protective Advance and a Swing Line Loan, as applicable), the last Business Day of each of March, June, September and December and the Maturity Date of the Facility under which such Loan was made; provided that, in the case of any Protective Advance, the date on which payment of interest on such Protective Advance is demanded by the Administrative agent shall also be an “Interest Payment Date”.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent agreed to by each applicable Lender of such Eurocurrency Rate Loan, twelve months or a period shorter than one month, thereafter as selected by the applicable Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interpolated Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period, a rate per annum (rounded upward to the next 1/100th of 1%) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest period (for which such Screen Rate is available) that is shorter than the Interest Period for such Eurocurrency Rate Loan and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available) that is longer than the Interest Period for such Eurocurrency Rate Loan, in each case at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person (including any acquisition or investment pursuant to any merger, consolidation or amalgamation with any Person), whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business) to, Guarantee Obligation with respect to any obligation of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Equity Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee Obligation shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum liability in respect thereof, as reasonably determined in good faith by a Responsible Officer of Holdings, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or writeups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, except that the amount of any Investment in the form of a Permitted Acquisition or similar Investment shall be the Permitted Acquisition Consideration, minus the amount of any portion of such Investment that has been repaid to the investor as a repayment of principal or a return of capital, and of any payments or other amounts actually received by such investor representing interest, dividends or other distributions or similar payments in respect of such Investment (to the extent such amounts do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 7.02, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with IFRS; provided that pending the final determination of the amounts to be so allocated in accordance with IFRS, such allocation shall be as reasonably determined by a Responsible Officer of Holdings.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“JPMCB” means JPMorgan Chase Bank, N.A.

“JPM German Collection Deposit Account” has the meaning specified in Section 6.17(a).

“Judgment Currency” has the meaning specified in Section 10.20(b).

“Junior Financing” means any Indebtedness that is Subordinated Debt.

“Junior Financing Documents” means the definitive documentation governing any Junior Financing permitted under the Loan Documents.

“Latest Maturity Date” means, with respect to the Incurrence of any Indebtedness or the issuance of any Equity Interests, the latest Maturity Date applicable to any Facility that is outstanding hereunder as determined on the date such Indebtedness is Incurred or such Equity Interests are issued.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (i) JPMCB or any of its Subsidiaries or Affiliates and (ii) any other Lender (or any of its Subsidiaries or Affiliates) that becomes an L/C Issuer in accordance with Section 2.03(j) or 10.07(j); in the case of each of clause (i) or (ii) above, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings. The L/C Obligation of any Lender shall be its Pro Rata Share of the total L/C Obligation at such time, adjusted to give effect to any reallocation under Section 2.16 of the L/C Obligation of Defaulting Lenders in effect at such time.

“Lead Arrangers” means J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacities as Joint Lead Arrangers and Joint Bookrunners under this Agreement.

“Legal Reservations” means (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors; (b) the time barring of claims under the Limitation Act 1980 (United Kingdom) and Foreign Limitation Periods Act (1984) (United Kingdom); (c) the possibility that an undertaking to assume liability for or indemnify a person against non-payment of United Kingdom stamp duty may be void and defenses of set-off or counterclaim; (d) the principle that additional or default interest payable under any Loan Document may be held to be unenforceable on the grounds that it is a penalty; (e) the principle that a court may not give effect to an indemnity for legal costs incurred by a litigant; and (f) any other matters which are set out as qualifications or reservations in the legal opinion as to matters of English law delivered pursuant to Section 4.01(a)(iv).

“Lender” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Agreement or an Extension Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lender” includes each L/C Issuer, the Swing Line Lender and, with respect to Protective Advances, the Administrative Agent. It is understood and agreed that, to the extent any Person will be making Loans or other Credit Extensions to either Borrower through an office, branch or Affiliate of such Person, as specified on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Person shall have become a Lender hereunder or as contemplated by the definition of the term “Applicable Lending Office”, each such Person, together with such offices, branches or Affiliates, will be treated as a single Lender hereunder, including for voting purposes, with the aggregate Revolving Credit Commitment specified for such Person on Schedule 2.01 or in such Assignment and Assumption, provided that each of such Person and its applicable offices, branches and Affiliates will have the benefit of this Agreement and the other Loan Documents.

“Lender Default” means (a) the refusal (in writing) or failure of any Lender to make available its portion of any Incurrence of Loans or participation in Letters of Credit, Protective Advances or Swing Line Loans required to be funded by it hereunder, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (b) the failure of any Lender to pay over to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due; (c) a Lender has notified any Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder; (d) the failure by a Lender to confirm, within three Business Days after request by the Administrative Agent, any L/C Issuer or any other Lender, in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations hereunder; provided that such Lender Default shall cease to exist pursuant to this clause (d) upon receipt by the requesting Person and the Administrative Agent of such confirmation in form and substance reasonably satisfactory to the Administrative Agent; or (e) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or its parent entity.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the standard form of the applicable L/C Issuer.

“Letter of Credit Final Issuance Date” means the day that is three Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Commitment (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, privilege, deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to be a Lien.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Credit Loan, a Swing Line Loan, a Protective Advance or any loan made pursuant to any Extended Revolving Credit Commitments.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Master Guarantee Agreement, (e) each Letter of Credit, (f) each Extension Agreement, (g) each Incremental Agreement and (h) any other document related to this Agreement designated in writing by Holdings, the Borrower Agent and the Administrative Agent as a “Loan Document”; provided that documents referred to in clause (b) or (e) above shall not constitute Loan Documents for purposes of Section 10.01.

“Loan Parties” means, collectively, (a) the Borrowers and (b) each other Guarantor.

“Malta” means the Republic of Malta.

“Maltese Borrower” has the meaning specified in the preamble hereto.

“Maltese Borrowing Base” means, as of any Borrowing Base Reporting Date, an amount equal to:

(a) the product of (i) 85% multiplied by (ii) (x) the Apple Adjusted Gameplay Collections A/R as of such Borrowing Base Reporting Date less (y) the Apple Ineligible Amount as of the end of the calendar month then most recently ended (or, during any Enhanced Reporting Period, if the Apple Ineligible Amount is not available as of such month-end and such month-end is less than seven calendar days prior to such Borrowing Base Reporting Date, then as of the end of the preceding calendar month); provided that, in calculating the Maltese Borrowing Base as of any Borrowing Base Reporting Date, to the extent the amount in clause (a)(ii) exceeds (A) at any time that a long-term company, issuer or similar rating has been established by each of Moody’s and S&P for Apple and each such rating is an Investment Grade Rating, 65% of the Aggregate Eligible A/R as of such Borrowing Base Reporting Date and (B) at all other times, 20% of the Aggregate Eligible A/R as of such Borrowing Base Reporting Date, the amount of such excess shall not be included in the computation of the Maltese Borrowing Base on such Borrowing Base Reporting Date; plus

(b) the product of (i) 85% multiplied by (ii) (x) the Facebook Adjusted Gameplay Collections A/R as of such Borrowing Base Reporting Date less (y) the Facebook Ineligible Amount as of the end of the calendar month then most recently ended (or, during any Enhanced Reporting Period, if the Facebook Ineligible Amount is not available as of such month-end and such month-end is less than seven calendar days prior to such Borrowing Base Reporting Date, then as of the end of the preceding calendar month); provided that, in calculating the Maltese Borrowing Base as of any Borrowing Base Reporting Date, to the extent the amount in clause (b)(ii) exceeds (A) at any time (x) prior to the initial establishment by either Moody’s or S&P of a long-term company, issuer or similar rating for Facebook or (y) if either Moody’s or S&P or both such rating agencies shall have established a long-term company, issuer or similar rating for Facebook, that each such rating is an Investment Grade Rating, 40% of the Aggregate Eligible A/R as of such Borrowing Base Reporting Date and (B) at any time (x) following the initial establishment by either Moody’s or S&P of a long-term company, issuer or similar rating for Facebook, that Facebook shall cease to have such a rating by such rating agency or (y) that any long-term company, issuer or similar rating established by either Moody’s or S&P for Facebook is not an Investment Grade Rating, 20% of the Aggregate Eligible A/R as of such Borrowing Base Reporting Date, the amount of such excess shall not be included in the computation of the Maltese Borrowing Base on such Borrowing Base Reporting Date; minus

(c) Maltese Reserves.

The Maltese Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.18(a) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(a)), subject to adjustment to give effect to any Maltese Reserves established following such delivery; provided that no Maltese Reserve shall be established or modified except upon not less than three Business Days’ prior notice to the Borrower Agent (during which period the Administrative Agent shall be available to discuss any such proposed Maltese Reserve or modification thereof with the Borrower Agent and the Maltese Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Maltese Reserve or modification thereof no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent); provided further that no such prior notice shall be required for any modifications to any Maltese Reserves (i) resulting solely by virtue of mathematical calculations of the amount of the Maltese Reserves in accordance with the methodology of calculation previously utilized or (ii) arising solely from any of the Borrowing Base General Eligibility Requirements not being satisfied. Notwithstanding anything herein to the contrary, Maltese Reserves shall be established without duplication of any other Maltese Reserves then established and shall not duplicate any exclusions from eligibility effected under the definition of “Borrowing Base General Eligibility Requirements” (for the avoidance of doubt, except for any such Maltese Reserve established on a temporary basis after any of the Borrowing Base General Eligibility Requirements with respect to the Apple Adjusted Gameplay Collections A/R or Facebook Adjusted Gameplay Collections A/R ceases to be satisfied but prior to such nonsatisfaction being reflected in the calculation of the Maltese Borrowing Base pursuant to the definition thereof) or any reductions or deductions reflected in the calculation of Apple Adjusted Gameplay Collections A/R or Facebook Adjusted Gameplay Collections A/R, or of any embedded definitions contained therein.

“Maltese Receivables Pledge Agreement” means the Pledge of Rights Agreement, dated as of the Closing Date, between the Maltese Borrower and the Collateral Agent.

“Maltese Reserves” means any Reserves established by the Administrative Agent in its Permitted Discretion to be applicable to the Maltese Borrowing Base.

“Maltese Revolving Credit Exposure” means, at any time, such portion of the Revolving Credit Exposure at such time as is attributable to the Loans made to, and Letters of Credit issued for the account of, the Maltese Borrower.

“Maltese Taxes” means any Taxes imposed by any Governmental Authority of Malta.

“Management Stockholders” means the members of management, directors, officers and employees (and the Immediate Family Members of the foregoing) of Holdings (or any Parent Entity thereof) or any of its Subsidiaries who are (directly or indirectly through one or more investment vehicles) investors in Holdings or any Parent Entity.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Master Guarantee Agreement” means the Master Guarantee Agreement, dated as of the Closing Date, among each Borrower, the other Loan Parties and the Administrative Agent, together with all supplements thereto.

“Material Adverse Effect” means a material adverse effect on (a) the business or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrowers and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Agents and the Lenders with respect to the Collateral or under the Loan Documents.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the fifth anniversary of the Closing Date and (b) with respect to any Extended Revolving Credit Facility, the maturity date with respect thereto specified in the applicable Extension Agreement; provided that, in each case, if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Credit” means, at any time, the lesser of (a) the Aggregate Revolving Credit Commitments in effect at such time and (b) the Aggregate Borrowing Base at such time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Necessary Cure Amount” has the meaning specified in Section 8.05.

“New Collateral Document” means any Collateral Document that is executed and delivered after the Closing Date.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Renewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a promissory note of any Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit E, in a principal amount equal to such Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of such Borrower to such Lender resulting from the Loans of a given Class owing to such Lender by such Borrower.

“Noticed Hedge” means Secured Hedge Agreement in respect of which the notice delivered to the Administrative Agent by the applicable Hedge Bank and the Maltese Borrower confirms that such Secured Hedge Agreement shall constitute a “Noticed Hedge” for all purposes hereof, including the application of Reserves and Section 8.04, so long as, on the date of such designation, the establishment of a Secured Hedge Reserve in the amount of the Secured Hedge Specified Amount with respect thereto would not result in (a) the

Revolving Credit Exposure exceeding the Maximum Credit, (b) the German Revolving Credit Exposure exceeding the German Borrowing Base or (c) the Maltese Revolving Credit Exposure exceeding the Maltese Borrowing Base; provided that if the Secured Hedge Specified Amount with respect thereto shall increase, then Obligations in respect thereof shall constitute “Obligations under a Noticed Hedge” only to the extent that a Secured Hedge Reserve in the amount of such Secured Hedge Specified Amount can, at the time of such increase, be established without (a) the Revolving Credit Exposure exceeding the Maximum Credit, (b) the German Revolving Credit Exposure exceeding the German Borrowing Base or (c) the Maltese Revolving Credit Exposure exceeding the Maltese Borrowing Base.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding, (b) all Hedging Obligations (other than with respect to any Loan Party’s Hedging Obligations that constitute Excluded Swap Obligations) under each Secured Hedge Agreement, including all interest, fees and expenses that accrue after commencement by or against any Loan Party of any proceeding under Debtor Relief Laws, regardless of whether such interest, fees and expenses are allowed claims in such proceeding, with respect to such Loan Party, (c) all Cash Management Obligations and (d) all Parallel Debt of any Principal Party (each such term as defined in the Master Guarantee Agreement). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or the memorandum and articles of association, incorporation, formation or organization and operating agreement and, with respect to any limited liability company established under the laws of Germany (a GmbH), the articles of association, shareholder list and excerpt from the commercial register and any other organizational agreement applicable thereto; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Agent or Lender, Taxes imposed as a result of a present or former connection between such Agent or Lender and the jurisdiction imposing such Tax (other than connections arising from such Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes and any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to an assignment made pursuant to a request by the Borrower Agent under Section 3.07).

“Outstanding Amount” means (a) with respect to the Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight LIBO Rate” means, for any day, with respect to any Overnight LIBO Rate Loan or overdue amount that bears interest at the Overnight LIBO Rate pursuant to the terms of this Agreement, the rate of interest per annum (rounded upwards, if necessary, to the next 1/16 of 1%) at which overnight deposits in U.S. Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the London interbank market for such currency to major banks in the London interbank market.

“Overnight LIBO Rate Loan” means a Loan that bears interest at a rate based on the Overnight LIBO Rate.

“Parent Entity” means any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of Holdings and of which Holdings is a Subsidiary.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Payment Conditions” means, at any time of determination, that (a) no Specified Event of Default exists or would arise as a result of the making of the subject Specified Payment, (b) after giving Pro Forma Effect to such Specified Payment the Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period (regardless of whether a Covenant Trigger Period has occurred and is continuing) shall be greater than or equal to 1.0 to 1.0 calculated as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such Test Period); provided, however, that the condition set forth in clause (b) shall not be applicable if the Borrowers have Excess Availability after giving Pro Forma Effect to such Specified Payment as of the date of such Specified Transaction and during 30 calendar days prior to such Specified Payment in excess of the greater of (i) (A) 17.5% of the Aggregate Revolving Credit Commitments and (B) $17,500,000 in the case of each of Sections 7.02(z), 7.03(w) and 7.08(a)(iv) and (ii) (A) 25.0% of the Aggregate Revolving Credit Commitments and (B) $25,000,000 in the case of Section 7.06(j), (c) the Borrowers have Excess Availability after giving Pro Forma Effect to such Specified Payment as of the date of such Specified Transaction and during 30 calendar days prior to such Specified Payment in excess of the greater of (i) (A) 15.0% of the Aggregate Revolving Credit Commitments and (B) $15,000,000 in the case of each of Sections 7.02(z), 7.03(w) and 7.08(a)(iv) and (ii) (A) 17.5% of the Aggregate Revolving Credit Commitments and (B) $17,500,000 in the case of Section 7.06(j) and (d) Holdings shall have delivered to the Administrative Agent, in accordance with Section 6.02(f), evidence reasonably satisfactory to the Administrative Agent that the conditions contained in the foregoing clauses (a), (b) and (c) have been satisfied.

“Payor Entity” means, with respect to any Specified Contract, the Account Debtor that makes payments and remittance to the applicable Borrower in respect of the Accounts arising under such Specified Contract.

“Pension Scheme” means any pension or retirement scheme operated by Holdings or any Subsidiary from time to time.

“Pension Scheme Event” means the failure of any Pension Scheme to be funded (including the payment of related costs and expenses) to the extent required by applicable Laws or the imposition of any statutory underfunding or solvency debt, in each case, where (taking into account any applicable insurance arrangements) such failure or such imposition would be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

“Permitted Acquisition” has the meaning specified in Section 7.02(z).

“Permitted Acquisition Consideration” means, in connection with any Permitted Acquisition or similar Investment, the aggregate amount (as valued at the Fair Market Value at the time such Permitted Acquisition or similar Investment is made) of, without duplication: (a) the purchase consideration paid or payable in cash for such Permitted Acquisition or similar Investment, whether payable at or prior to the consummation thereof or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantee Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business, and (b) the aggregate amount of Indebtedness Incurred or assumed in connection with such Permitted Acquisition or similar Investment; provided, in each case, that any such future payment that is subject to a contingency shall be considered Permitted Acquisition Consideration only to the extent of the reserve, if any, required under IFRS (as determined at the time of the consummation thereof) to be established in respect thereof by Holdings or its Restricted Subsidiaries.

“Permitted Discretion” means the Administrative Agent’s reasonable credit judgment (from the perspective of an asset-based lender) in establishing reserves, exercised in good faith in accordance with customary business practices for similar asset based lending facilities, based upon its consideration of any factor that it reasonably believes (a) could materially adversely affect the quantity, quality or value of Collateral (including any applicable Laws that may inhibit collection of a receivable), the enforceability or priority of the Collateral Agent’s Liens thereon, or the amount that the Agents, the Lenders or the L/C Issuer could receive in liquidation of any Collateral; (b) has resulted in any collateral report or financial information delivered by any Borrower being incomplete, inaccurate or misleading in any material respect; or (c) creates an Event of Default. In exercising such judgment, the Administrative Agent may consider any factors that could materially increase the credit risk of lending to the Borrowers on the security of the Collateral. Any Reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith; provided that circumstances, conditions, events or contingencies existing or arising prior to the Closing Date and, in each case, disclosed in writing in the final field examination report delivered to the Administrative Agent prior to the Closing Date shall not be the basis for the establishment of any Reserve after the Closing Date unless such establishment is based on a change in any such circumstance, condition, event or contingency after the Closing Date or on the Administrative Agent becoming aware after the Closing Date of any facts or other information (including any interpretation of applicable Law) that is inconsistent with its understanding or analysis of such circumstance, condition, event or contingency prior to the Closing Date.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings or any Parent Entity, in each case to the extent permitted hereunder.

“Permitted Holder Group” means any “group” (within the meaning of Rule 13d-5 of the Exchange Act) owning Equity Interests having the power to vote or direct the voting for the election of directors of Holdings (or any Parent Entity thereof) if a majority of such Equity Interests owned by the group is owned by Permitted Holders.

“Permitted Holders” means any of (a) the Sponsors, (b) the Management Stockholders and (c) the Founders.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness Incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), either by adding or replacing lenders, creditors, agents, borrowers and/or guarantors and including, by entering into any new credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are Incurred for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, amending, supplementing, restructuring, repaying or refunding (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (a) after giving effect to such Refinancing, the principal amount (or accreted value, if applicable) thereof will not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such Refinancing plus an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness, (c) (i) if such Refinanced Indebtedness is secured by a security interest in any assets, such Permitted Refinancing Indebtedness is either (A) unsecured or (B) secured solely by Liens permitted to secure such Permitted Refinancing Indebtedness pursuant to Section 7.01 and (ii) if such Refinanced Indebtedness is unsecured, such Permitted Refinancing Indebtedness is unsecured and (d) (i) to the extent such Refinanced Indebtedness is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, when taken as a whole, as those contained in the documentation governing the Refinanced Indebtedness and (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, funding discounts, original issue discounts and redemption or prepayment terms and premiums) of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially more restrictive on Holdings and its Restricted Subsidiaries, when taken as a whole, than the terms and conditions of this Agreement; provided that a certificate of a Responsible Officer of Holdings or the Maltese Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings or the Maltese Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings or the Maltese Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Sale Leaseback” means any Sale Leaseback consummated by Holdings or any Restricted Subsidiary after the Closing Date; provided that any such Sale Leaseback not between, on the one hand, Holdings or a Restricted Subsidiary and, on the other hand, Holdings or a Restricted Subsidiary, must be consummated for Fair Market Value as determined at the time of consummation in good faith by (a) Holdings or such Restricted Subsidiary and (b) in the case of any Sale Leaseback (or series of related Sales Leasebacks)

the aggregate proceeds of which exceed $10,000,000, the Board of Directors of Holdings or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of Holdings or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Post-Transaction Period” means, (a) with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated and (b) with respect to any Specified Restructuring, the period beginning on the date such Specified Restructuring is initiated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Restructuring is initiated.

“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the applicable Person and its Subsidiaries taken as a whole are sold on a going-concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Claims” means all Liens created by applicable Law or other interests that rank or are capable of ranking prior to or equal in priority with the Liens of the Collateral Agent on the Collateral securing the Obligations created under the Collateral Documents (or similar Liens created under applicable Law), against all or part of the assets of any Borrower, including for amounts owing for wages, vacation pay, severance pay, employee source deductions and contributions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, income taxes, VAT, workers’ compensation, unemployment insurance, pension plan or fund obligations (including pension plan deficits) or other statutory deemed trusts or overdue rents.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Transaction Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of Holdings, (a) the pro forma increase or decrease (for the avoidance of doubt net of any such increase or decrease actually realized) in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by Holdings in good faith as a result of (i) actions taken or actions with respect to which substantial steps have been taken prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable cost savings, operating expense reductions or costs or other synergies or (ii) any additional costs, expenses or charges, accruals or reserves (collectively “Costs”) incurred prior to or during such Post-Transaction Period with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of Holdings and its Restricted Subsidiaries or otherwise in connection with, as a result of or related to such Specified Transaction or Specified Restructuring; provided that (A) so long as such actions are taken or substantial steps with respect to such actions have been taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings, operating expense reductions or costs or other synergies will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period, (B) at the election of Holdings, such Pro Forma Adjustment shall not be required to be determined to the extent the aggregate consideration paid in connection with any acquisition was less than $10,000,000 and (C) notwithstanding anything to the contrary contained herein, the aggregate amount of (x) all adjustments to Consolidated EBITDA in respect of any of the items referred to in clause (a)(v) of the definition of such term, (y) all adjustments to Consolidated Net Income in respect of any of the items referred to in clause (3)(ii) of the definition of such term and (z) all Pro Forma Adjustments that do not arise from mergers, business combinations, acquisitions or divestitures, shall not be in excess of 15% of Consolidated EBITDA (prior to giving effect to any increase in Consolidated EBITDA resulting from the adjustments referred to in clauses (x), (y) or (z)) in any Test Period.

“Pro Forma Adjustment Certificate” means any certificate of a Responsible Officer of Holdings delivered pursuant to Section 6.02(e).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder for an applicable period of measurement, for any Specified Transactions or Specified Restructurings that have been made during any applicable Test Period or, if applicable, subsequent to such Test Period and prior to or simultaneously with the events for which any such calculation is made, shall be calculated on a pro forma basis assuming that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) Refinancing of Indebtedness, and (iii) any Indebtedness Incurred by Holdings or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (a) above, the foregoing pro forma adjustments may be applied to any such test, ratio or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Holdings in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings and its Restricted Subsidiaries and (z) reasonably identifiable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Rata Share” means, with respect to each Lender under any Facility at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender under the applicable Facility at such time and the denominator of which is the amount of the aggregate Commitments under the applicable Facility at such time; provided that if the Commitments under the applicable Facility have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Protective Advance” means a loan made by the Administrative Agent, in its sole discretion, pursuant to Section 2.01(b) which:

(a) is made to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties; or

(b) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(c) is made to pay any other amount chargeable to, or required to be paid by, any Loan Party hereunder or under any other Loan Document; and

(d) together with all other Protective Advances then outstanding, shall not (i) exceed 10% of the aggregate amount of the Revolving Credit Commitments at the time such Protective Advance is made or (ii) unless a liquidation is taking place, remain outstanding for more than 90 consecutive Business Days, unless in each case, the Required Lenders otherwise agree.

“Protective Advance Exposure” means, at any time, the aggregate principal amount of all outstanding Protective Advances at such time. The Protective Advance Exposure of any Lender at any time shall be its Pro Rata Share of the total Protective Advance Exposure at such time, adjusted to give effect to any reallocation under Section 2.16 of the Protective Advance Exposures of Defaulting Lenders in effect at such time.

“Public Company Costs” means the costs and expenses of compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by Holdings or any Parent Entity of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act.

“Refinance,” “Refinanced” and “Refinancing” each has the meaning specified in the definition of the term “Permitted Refinancing Indebtedness.”

“Refinanced Indebtedness” has the meaning specified in the definition of the term “Permitted Refinancing Indebtedness.”

“Register” has the meaning specified in Section 10.07(d).

“Related Persons” means, with respect to any Person, its Affiliates and the officers, directors, partners, members, managers, trustees, employees, agents, co-agents, sub-agents and attorneys-in-fact and other advisors of such Person or its Affiliates.

“Release” means any release, spill, leak, discharge, presence of, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or otherwise enter the environment (including ambient air, surface water, groundwater, wetlands, land, surface, and subsurface strata or within any building, structure, facility or fixture, subject in each case, to human occupation) of any Hazardous Materials.

“Reports” means reports prepared by the Administrative Agent or another Person showing the results of Field Examinations pertaining to the assets of the Borrowers from information furnished by or on behalf of Holdings or any Subsidiary, which Reports (except where prepared for internal purposes of the Administrative Agent) may be distributed to the Lenders by the Administrative Agent.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Collateral” means all Accounts of each Borrower owed by any Account Debtor (including all future receivables), all Specified Deposit Accounts of each Borrower, the JPM German Collection Deposit Account, all rights, interests and title of each Borrower under any Specified Contract, all rights, interests and title of each Borrower under the Agency Agreement and any and all other assets and property, whether tangible, intangible or mixed, of each Borrower of the type that constitute Collateral on the Closing Date pursuant to any of the Closing Date Collateral Documents, except solely on account to a generic reference to “products” or “proceeds” of any such other assets and properties constituting Collateral.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of the aggregate Revolving Credit Exposure and unused Revolving Credit Commitments at such time.

“Reserves” means such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral or (c) to reflect criteria, events, conditions, contingencies or risks that adversely affect any component of the Maltese Borrowing Base, the German Borrowing Base, any Collateral or the validity or enforceability of this Agreement or any other Loan Document or any material rights or remedies of the Secured Parties hereunder or thereunder.

Reserves may include, assuming they meet the criteria set forth in the preceding paragraph, reserves based on: (i) outstanding Taxes and other governmental charges, including, ad valorem, personal property, sales and other Taxes and other Prior Claims that have or could have priority over the interests of the Collateral Agent in the Collateral; (ii) any change in VAT or in the administration thereof, including any Borrower becoming obligated to declare and pay VAT where it wasn’t so obligated on the Closing Date; (iii) salaries, wages and benefits due to employees of Holdings or any Subsidiary that have priority over the interests of the Collateral Agent in the Collateral; (iv) the costs of perfection, collection or liquidation of any Collateral, including, in the case of the German Borrowing Base, a liquidation reserve for fees that would be payable to, or may be withheld by, the insolvency administrator in the event the German Borrower becomes subject to any proceeding under any Debtor Relief Law in Germany and, in the case of the Maltese Borrowing Base, a reserve for amounts mandated to be paid to employees of the Maltese Borrower (including unpaid wages, leave time and any compensation for termination) in the event the Maltese Borrower becomes subject to any proceedings under any Debtor Relief Law in Malta; (v) nonsatisfaction of any of the requirements set forth in clause (c) or (g) of the definition of the term Borrowing Base General Eligibility Requirements; (vi) reserves in respect of Cash Management Obligations, provided that reserves of the type described in this clause (vi) in respect of such Cash Management Obligations shall require the consent of the Borrower; (vii) Secured Hedge Reserves; and (viii) other additional reserves established by the Administrative Agent in its Permitted Discretion.

“Responsible Officer” means the chief executive officer, president, vice president, director, chief financial officer, chief operating officer, chief legal officer, chairman, treasurer or assistant treasurer or other similar officer of Holdings or a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of Holdings or a Loan Party, and, in each case, with respect to a German Loan Party, a managing director (Geschäftsführer). Any document delivered hereunder that is signed by a Responsible Officer of Holdings or a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Holdings or such Loan Party, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of Holdings or such Loan Party, as the case may be.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in Holdings, any Parent Entity or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, exchange, conversion, cancellation or termination of any such Equity Interest of Holdings, any Parent Entity or any Restricted Subsidiary, and (b) any management, monitoring, transaction, advisory or similar fees payable to any Permitted Holder or any of its Affiliates.

“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary.

“Revolving Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing of Revolving Credit Loans pursuant to Section 2.01(a).

“Revolving Credit Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Protective Advances and Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption, Incremental Agreement or Extension Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Aggregate Revolving Credit Commitments are $150,000,000 on the Closing Date.

“Revolving Credit Exposure” means, as to each Lender, the sum of the Outstanding Amount of such Lender’s Revolving Credit Loans, its L/C Obligation, its Swing Line Obligation and its Protective Advance Exposure at such time.

“Revolving Credit Facility” means the Revolving Credit Commitments and Revolving Credit Loans and other extensions of credit thereunder.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or that holds a Revolving Credit Loan or has any other Revolving Credit Exposure at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a).

“Revolving Credit Termination Date” means the earliest of (a) the Maturity Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.06 or 8.02 and (c) the date on which the Obligations become due and payable pursuant to Section 8.02.

“S&P” means Standard & Poor’s Financial Services, a subsidiary of the McGraw Hill Companies, Inc., and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which Holdings or any of its Restricted Subsidiaries (a) sells, transfers or otherwise Disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or Disposed.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Screen Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 6.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.01(a) or 6.01(b), together with the Information Certificate.

“Secured Cash Management Agreement” means any agreement relating to Cash Management Services that is entered into by and between Holdings or any Restricted Subsidiary and a Cash Management Bank and (other than, so long as JPMCB is the Administrative Agent, where JPMCB or an Affiliate thereof is such Cash Management Bank) designated in writing by such Cash Management Bank and the Borrower Agent to the Administrative Agent as a “Secured Cash Management Agreement.”

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(h) that is entered into by and between Holdings or any Restricted Subsidiary and any Hedge Bank and (other than, so long as JPMCB is the Administrative Agent, where JPMCB or an Affiliate thereof is such Hedge Bank) designated in writing by such Hedge Bank and the Borrower Agent to the Administrative Agent as a “Secured Hedge Agreement”. Any such designation in writing by the applicable Hedge Bank and the Borrower Agent (or any other written notice by the applicable Hedge Bank and the Borrower Agent to the Administrative Agent) may further designate with the consent of the Borrower Agent any Secured Hedge Agreement as being a “Noticed Hedge” as defined under this Agreement;

provided that in the event of any such further designation (other than, so long as JPMCB is the Administrative Agent, any designation of any Secured Hedge Agreement where JPMCB or an Affiliate thereof is the Hedge Bank thereunder), such writing specifies the Secured Hedge Specified Amount with respect thereto.

“Secured Hedge Reserves” means reserves established by the Administrative Agent in its Permitted Discretion in respect of any Noticed Hedge.

“Secured Hedge Specified Amount” means, with respect to any Secured Hedge Agreement, up to the maximum possible amount of obligations of Holdings or any Restricted Subsidiary thereunder, as reasonably specified (in the case of a Specified Hedge Agreement with any Hedge Bank other than JPMCB and its Affiliates so long as JPMCB is the Administrative Agent) by such Hedge Bank and the Borrower Agent in writing to the Administrative Agent, which amount may be established or increased by further such written notice to the Administrative Agent from time to time.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuers, the Cash Management Banks, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(b) and any other holder (including a Lead Arranger) of any Obligation.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Solvent” means, with respect to any Person, at any date, that (a) the sum of such Person’s debts (including contingent liabilities) do not exceed the Present Fair Saleable Value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date and (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts (including current obligations) beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under IFRS).

“SPC” has the meaning specified in Section 10.07(h).

“Specified Contracts” means the Apple Contract, the Facebook Contract and the Google Contract. Unless the context requires otherwise (including in the case of any express reference to “any” Specified Contract), the term Specified Contract shall be deemed to refer to the foregoing agreements and documents collectively; and in the context of any reference to “any” Specified Contract, the term Specified Contract shall be deemed to refer to the Apple Contract or any Apple Contract, the Facebook Contract or any Facebook Contract or the Google Contract or any Google Contract, as the context requires.

“Specified Contracts Change” has the meaning specified in the definition of the term “Borrowing Base General Eligibility Requirements.”

“Specified Deposit Account Bank” means a financial institution at which any Borrower maintains a Specified Deposit Account.

“Specified Deposit Accounts” means (a) the Specified German Collection Deposit Account, (b) the Specified Maltese Collection Deposit Account and (c) the U.K. Concentration Deposit Accounts.

“Specified Event of Default” means (a) any Borrowing Base Certificate being materially inaccurate, (b) the failure by a Borrower to provide notice to any Account Debtor of the Lien of the Collateral Agent in respect of any Account or Specified Contract as and to the extent required under any Collateral Document, which failure shall continue for five Business Days, or (c) the occurrence of any Event of Default specified in Sections 8.01(a), 8.01(b)(i) (due to a failure to comply with Section 6.04(a) (with respect to Holdings or a Borrower only) or 6.17), Section 8.01(b)(ii), 8.01(b)(iii), 8.01(f) or 8.01(g).

“Specified German Collection Deposit Account” means (a) Deposit Account #DE54200300000010882647 held in the name of the German Borrower at Hypo Vereinsbank or (b) any other Deposit Account agreed by the German Borrower and the Administrative Agent to be the “Specified German Collection Deposit Account” for purposes hereof.

“Specified Maltese Collection Deposit Account” means (a) Deposit Account #MT07VALL22013000000040017650005 held in the name of the Maltese Borrower at Bank of Valletta or (b) any other Deposit Account agreed by the Maltese Borrower and the Administrative Agent to be the “Specified Maltese Collection Deposit Account” for purposes hereof.

“Specified Payment” means any Investment (including a Permitted Acquisition), Incurrence of Indebtedness, Restricted Payment or payment made pursuant to Section 7.08 that, in each case, is subject to the satisfaction of the Payment Conditions.

“Specified Restructuring” means any restructuring or other strategic initiative (including cost saving initiative) of Holdings or any of its Restricted Subsidiaries after the Closing Date and not in the ordinary course and described in reasonable detail in a certificate of an Responsible Officer delivered by Holdings to the Administrative Agent.

“Specified Transaction” means, with respect to any period, any Investment, Disposition, Incurrence of Indebtedness, Refinancing, prepayment or repayment of Indebtedness, Restricted Payment, Unrestricted Subsidiary designation or redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, Revolving Commitment Increase, creation of Extended Revolving Credit Commitments or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect” thereto.

“Sponsors” means (a) Apax Partners, LLP and each of its Affiliates and any funds, partnerships or other investment vehicles managed or controlled by it or its Affiliates and (b) Index Venture Associates III Limited and each of its Affiliates and any funds, partnerships or other investment vehicles managed or controlled by it or its Affiliates, but not including, however, any operating portfolio companies of any of the entities described in clause (a) or (b).

“Subordinated Debt” means Indebtedness for borrowed money Incurred by a Loan Party that is subordinated in right of payment to the prior payment of the Obligations of such Loan Party under the Loan Documents.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of Holdings that are Guarantors.

“Successor Holdings” has the meaning specified in Section 7.04(a).

“Supermajority Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 66.7% of the sum of the aggregate Revolving Credit Exposure and unused Revolving Credit Commitments at such time.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” has the meaning assigned to such term in the definition of “Excluded Swap Obligation”.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the swing line credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means JPMCB, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit C-2.

“Swing Line Obligation” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding. The Swing Line Obligation of any Lender shall be its Pro Rata Share of the total Swing Line Obligation at such time, adjusted to give effect to any reallocation under Section 2.16 of the Swing Line Obligation of Defaulting Lenders in effect at such time.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings (including backup withholding) or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of Holdings ending on or prior to such date for which Section 6.01 Financials have been delivered; provided that, prior to the first date the Section 6.01 Financials have been delivered, the Test Period in effect shall be the period of four consecutive fiscal quarters of Holdings ended June 30, 2013. A Test Period may be designated by reference to the last day thereof (i.e. the June 30, 2013 Test Period refers to the period of four consecutive fiscal quarters of Holdings ended June 30, 2013), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $15,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt that is secured by a Lien on any assets or property of Holdings or any Restricted Subsidiary (or any payment obligation in respect of which is supported by any letter of credit, letter or guaranty or similar instrument in respect of which Holdings or any Restricted Subsidiary is an account party and which is secured by a Lien on any assets or property of Holdings or any Restricted Subsidiary), as of the last day of the Test Period most recently ended on or prior to the date of determination to (b) Consolidated EBITDA for such Test Period.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrowers, any other Restricted Subsidiary or any of their Affiliates in connection with this Agreement and the other Loan Documents.

“Transactions” means, collectively, (a) the negotiation, execution, delivery and performance of this Agreement and each of the other Loan Documents, (b) the borrowing of any Loans, the use of proceeds thereof and the issuance of any Letter of Credit, (c) in the case of the Borrowers, the granting of the Liens under the Collateral Documents and (d) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses).

“Type” means, as to any Loan, its nature as a Base Rate Loan, a Eurocurrency Rate Loan or an Overnight LIBO Rate Loan.

“U.K. Concentration Deposit Account” means (a) the U.K. USD Concentration Deposit Account or (b) the U.K. Euro Concentration Deposit Account.

“U.K. Euro Concentration Deposit Account” means (a) Deposit Account #49455822 held in the name of the Maltese Borrower at Barclays Bank PLC or (b) any other Deposit Account agreed by the Maltese Borrower and the Administrative Agent to be a “U.K. Euro Concentration Deposit Account” for purposes hereof.

“U.K. USD Concentration Deposit Account” means (a) Deposit Account #49455833 held in the name of the Maltese Borrower at Barclays Bank PLC or (b) any other Deposit Account agreed by the Maltese Borrower and the Administrative Agent to be a “U.K. USD Concentration Deposit Account” for purposes hereof.

“Unaudited Financial Statements” means the unaudited consolidated statements of financial position of Holdings and the Subsidiaries and the related unaudited consolidated statements of operations, comprehensive income, changes in equity and cash flows of Holdings and the Subsidiaries, for the six-month period ended June 30, 2013.

“Unfinanced Capital Expenditures” means, with respect to any Person and for any period, Capital Expenditures made by such Person during such period that are not Financed Capital Expenditures.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) any Subsidiary of Holdings designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to the procedures set forth below subsequent to the Closing Date and (b) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings may at any time after the Closing Date designate any Restricted Subsidiary (other than (a) any Borrower, (b) any Restricted Subsidiary that is a Guarantor on the Closing Date or becomes a Guarantor after the Closing Date pursuant to Section 6.12(b) and (c) any Restricted Subsidiary that, directly or indirectly, owns any Equity Interests in any Borrower or any such Guarantor) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary, in each case by written notice to the Administrative Agent; provided (i) in the case of a designation of any Restricted Subsidiary as an Unrestricted Subsidiary, such designation shall be deemed to also apply to each Subsidiary of such Unrestricted Subsidiary, (ii) no Unrestricted Subsidiary may be designated as a Restricted Subsidiary unless each Subsidiary that, directly or indirectly, owns any Equity Interests in such Unrestricted Subsidiary is, or concurrently therewith is designated as, a Restricted Subsidiary and (iii) no Event of Default is then continuing or would result therefrom. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by Holdings and its Restricted Subsidiaries therein at the date of designation in an amount equal to the aggregate Fair Market Value of the assets of such Unrestricted Subsidiary and Holdings’ and its Restricted Subsidiaries’ other investments in such Unrestricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the Incurrence at the time of designation of all Indebtedness of, and all Liens on the assets of, such Subsidiary existing at such time.

“Unused Commitment Fee” has the meaning specified in Section 2.09(a).

“U.S. Dollar” and “$” mean lawful money of the United States.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“VAT” means (a) any value added tax imposed in any member state of the European Union pursuant to EC Council Directive 2006/112 on the common system of value added tax, (b) any national legislation implementing such Directive or any predecessor to it or supplemental to such Directive, (c) any other sales or turnover tax of a similar nature imposed in any country, irrespective of whether or not such country is a member state of the European Union and (d) any tax of a similar nature that may be substituted for, or levied in addition to, such tax, in each case together with all penalties or interest thereon.

“Voting Stock” means, with respect to any Person, shares of such Person’s Equity Interests having the right to vote for the election of members of the Board of Directors of such Person under ordinary circumstances.

“Weekly Enhanced Reporting Period” means (a) each period beginning on the date that Excess Availability shall have been less than the greater of (x) $10,000,000 and (y) 10.0% of the Aggregate Revolving Credit Commitments, in either case, for five consecutive Business Days, and ending on the date that Excess Availability shall have equaled at least the greater of (x) $10,000,000 and (y) 10.0% of the Aggregate Revolving Credit Commitments, in each case, for 30 consecutive calendar days or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared and reported in U.S. Dollars and in conformity with (and based on the currency exchange rates required to be used therefor under or, if not so required, based on the currency exchange rates most recently used in preparing Holdings’ consolidated financial statements in accordance with), IFRS, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein (it being understood and agreed that any such accounting term phrased in a manner customary under U.S. generally accepted accounting principles shall be interpreted to refer to the equivalent accounting concept under IFRS and, if there is no such equivalent accounting concept, shall be interpreted in a manner that best approximates the effect that such term would have if it were construed in accordance with U.S. generally accepted accounting principles as in effect on the date hereof).

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction or Specified Restructuring occurs, the Fixed Charge Coverage Ratio, the Interest Coverage Ratio and the Total Senior Secured Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c) Where reference is made to “Holdings and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of Holdings other than Restricted Subsidiaries.

(d) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under IFRS to value any Indebtedness of Holdings or any Subsidiary at “fair value” or any other accounting principle that results in the amount of such Indebtedness (other than zero coupon Indebtedness) as reflected on a balance sheet of such Person to be below the stated principal amount of such Indebtedness.

Section 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 [Reserved].

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Currency Equivalents Generally.

(a) The German Borrowing Base and the Maltese Borrowing Base, and the components thereof, shall be reported in U.S. Dollars based, in the case of any amounts payable or remitted other than in U.S. Dollars, on current exchange rates, as reasonably determined by the Borrowers. Subject to Section 1.03(a), for any other purpose under this Agreement requiring the use of a current exchange rate, including for purposes of any determination under Article VI, Article VII or Article VIII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at currency exchange rates in effect on the date of such determination; provided, however, that (i) for purposes of determining compliance with Article VII with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 7.08 in a currency other than U.S. Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is Incurred or Disposition, Restricted Payment or payment under Section 7.08 is made, (ii) for purposes of determining compliance with any U.S. Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. Dollar- denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinanced Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such Refinancing and (iii) for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be Incurred or Disposition, Restricted Payment or payment under Section 7.08 may be made at any time under such Sections.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with Holdings’ and the Borrower Agent’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

ARTICLE II

THE COMMITMENTS AND BORROWINGS

Section 2.01 Revolving Credit Borrowing; Protective Advances.

(a) On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans in U.S. Dollars (each, a “Revolving Credit Loan”) to any Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment, (ii) the German Revolving Credit Exposure of all Revolving Credit Lenders exceeding the German Borrowing Base, (iii) the Maltese Revolving Credit Exposure of all Revolving Credit Lenders exceeding the Maltese Borrowing Base or (iv) the Aggregate Revolving Credit Exposure of all Revolving Credit Lenders exceeding the Maximum Credit. Within the limits of the Revolving Credit Commitment of each Revolving Credit Lender, amounts of Revolving Credit Loans repaid may be reborrowed under this Section 2.01.

(b) (i) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), the Administrative Agent is authorized by each Borrower and the Lenders, at any time and from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Loans to any Borrower, on behalf of all Revolving Credit Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable for the purposes specified in the definition of “Protective Advances”. Any Protective Advance may be made in a principal amount that would cause the aggregate German Revolving Credit Exposure to exceed the German Borrowing Base or the aggregate Maltese Revolving Credit Exposure to exceed the Maltese Borrowing Base, but only to the extent permitted by clause (d) of the definition of “Protective Advances”; provided that, after giving effect to such Protective Advance, the aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied or waived. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. Protective Advances made to the German Borrower shall be Base Rate Loans and shall bear interest at the rate applicable from time to time to Revolving Credit Loans that are Base Rate Loans. Protective Advances made to the Maltese Borrower shall be Overnight LIBO Rate Loans and shall bear interest at a rate based on the Overnight LIBO Rate. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request the Lenders to make Revolving Credit Loans to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to acquire participations described in Section 2.01(c).

(ii) The Administrative Agent may by notice given not later than (i) in the case of any Protective Advance made to the German Borrower, 10:00 a.m., New York City time, and (ii) in the case of any Protective Advance made to the Maltese Borrower, 10:00 a.m., London time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Protective Advances outstanding. Such notice shall specify the aggregate amount of Protective Advances in which the Revolving Credit Lenders will be required to participate and each Revolving Credit Lender’s Pro Rata Share of such Protective Advances. Each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent such Revolving Credit Lender’s Pro Rata Share of such Protective Advances. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Protective Advances pursuant to this Section 2.01(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including nonsatisfaction of any of the conditions precedent set forth in Section 4.02, the occurrence and continuance of a Default or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this Section 2.01(c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(b) with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.02(b) shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders pursuant to this Section 2.01(c)). Any amounts received by the Administrative Agent from any Borrower (or other Person on behalf of any Borrower) in respect of a Protective Advance after receipt by the Administrative Agent of the proceeds of a sale of participations therein shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this Section 2.01(c) to the extent of their interests therein; provided that any such payment so remitted shall be repaid to the Administrative Agent if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Protective Advance pursuant to this Section 2.01(c) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to repay such Protective Advance.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Administrative Agent any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.01(b), the Administrative Agent shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this clause (iii) shall be conclusive absent demonstrable error.

(c) Except as set forth in clause (b) above with respect to Protective Advances and in Section 2.04 with respect to Swing Line Loans, (i) each Borrowing made by the German Borrower shall be comprised entirely of Base Rate Loans or Eurocurrency Rate Loans as such Borrower may request in accordance herewith and (ii) each Borrowing made by Maltese Borrower shall be comprised entirely of Eurocurrency Rate Loans.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon notice by the applicable Borrower (which shall be revocable for a Borrowing, subject to Section 3.05) to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (A) in the case of a Borrowing, conversion or continuation by the German Borrower, 9:00 a.m., New York City time, (x) three Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans and (y) the requested date of any Borrowing of Base Rate Loans or any conversion of Eurocurrency Rate Loans to Base Rate Loans and (B) in the case of a Borrowing or continuation made by the Maltese Borrower, 12:00 noon, London time, three Business Days prior to the requested date of any Borrowing or continuation of any Eurocurrency Rate Loans. Each telephonic notice by any Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) the applicable Borrower making such request, (ii) whether the applicable Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other (specifying the Type thereof) or a continuation of Eurocurrency Rate Loans, (iii) the requested date of the

Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued and the Class thereof, (v) the Type of Loans to be borrowed or to which existing Loans are to be converted and (vi) if applicable, the duration of the Interest Period with respect thereto. If any Borrower fails to specify a Type of Loan to be borrowed in a Committed Loan Notice, then the applicable Loans shall be made as Eurocurrency Rate Loans with an Interest Period of one month. If any Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as the same Type of Loan, and if applicable, with the same Interest Period, as such Loans. If any Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. For the avoidance of doubt, the Borrowers and the Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan. This Section 2.02 shall not apply to Protective Advances or Swing Ling Loans, which shall be made in accordance with Section 2.01(b) or 2.04, as applicable, and may not be converted.

(b) Following receipt of a written Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the applicable Class of the amount of its Pro Rata Share of the applicable Borrowing, and if no timely notice of a conversion or continuation is provided by any Borrower, the Administrative Agent shall notify each Lender of the applicable Class of the details of such Loans as described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than (x) in the case of a Borrowing by the German Borrower, 11:00 a.m., New York City time, and (y) in the case of the Maltese Borrower, 12:00 noon, London time, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 to the extent applicable, the Administrative Agent shall make all funds so received by it available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the applicable Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan, unless the Borrowers pay the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans, in which case (i) all Eurocurrency Rate Loans of the Maltese Borrower shall be repaid at the end of the Interest Period applicable thereto and (ii) unless repaid, all Eurocurrency Rate Loans of the German Borrower shall be converted to Base Rate Loans at the end of the Interest Period applicable thereto.

(d) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) Anything in subsections (a) to (d) above to the contrary notwithstanding, after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 10 Interest Periods in effect for Borrowings (which number of Interest Periods may be increased by agreement between the Borrowers and the Administrative Agent in connection with any Incremental Revolving Credit Facility or Extended Revolving Credit Facility).

(f) Notwithstanding anything to the contrary contained herein, no Eurocurrency Rate Loan made to the Maltese Borrower may be converted into a Base Rate Loan.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Final Issuance Date, to issue Letters of Credit denominated in U.S. Dollars and in form reasonably acceptable to such L/C Issuer for the account of any Borrower (provided that any Letter of Credit may be for the benefit of any Restricted Subsidiary of Holdings) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit if after giving effect to such L/C Credit Extension, (v) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment, (w) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, (x) the German Revolving Credit Exposure of all Revolving Credit Lenders would exceed the German Borrowing Base, (y) the Maltese Revolving Credit Exposure of all Revolving Credit Lenders would exceed the Maltese Borrowing Base or (z) the aggregate Revolving Credit Exposure of all Revolving Credit Lenders would exceed the Maximum Credit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, direct or request that such L/C Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal, unless (i) the Required Lenders and (ii) the relevant L/C Issuer have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Final Issuance Date, (i) unless all the Revolving Credit Lenders and the relevant L/C Issuer have approved such expiry date or (ii) such Letter of Credit will be Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant L/C Issuer;

(D) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(E) the Letter of Credit is to be denominated in a currency other than U.S. Dollars; or

(F) the Letter of Credit is in an initial stated amount less than $50,000.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower by delivery to an L/C Issuer (with a copy to the Administrative Agent) of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than (x) in the case of any Letter of Credit for the account of the German Borrower, 9:00 a.m., New York City time, at least two Business Days and (y) in the case of any Letter of Credit for the account of the Maltese Borrower, 12:00 noon, London time, at least three Business Days, prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Borrower for whose account such Letter of Credit is to be issued; (C) the amount thereof; (D) the expiry date thereof; (E) the name and address of the beneficiary thereof; (F) the documents to be presented by such beneficiary in case of any drawing thereunder; (G) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (H) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof), each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Letter of Credit, and in consideration of the foregoing, irrevocably and unconditionally agrees to fund such participation in accordance with this Section 2.03.

(iii) If the applicable Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-renewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrowers shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Final Issuance Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five Business Days before the Non-renewal Notice Date from the Administrative Agent or Required Lenders, as applicable, or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the applicable Borrower and the Administrative Agent thereof and whether such L/C Issuer has made or will make a payment thereunder. On the Business Day immediately following the Business Day on which the applicable Borrower shall have received notice of any payment by an L/C Issuer under a Letter of Credit (or, if the applicable Borrower shall have received such notice later than 9:00 a.m., New York City time (or, in the case of the Maltese Borrower, 9:00 a.m., London time), on any Business Day, on the second succeeding Business Day) (the date of such payment by the L/C Issuer, an “Honor Date”; and the date on which the applicable Borrower is required to so reimburse, the “Reimbursement Date”), the applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the applicable Borrower fails to so reimburse such L/C Issuer by such time, such L/C Issuer shall promptly notify the Administrative Agent thereof, and the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, (A) in the case of a Letter of Credit issued for the account of the German Borrower, such Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the date referred to in Section 2.03(c)(ii) in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the limitation contained in the proviso in Section 2.01(a) and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice) and (B) in the case of a Letter of Credit issued for the account of the Maltese Borrower, such Borrower shall be deemed to have incurred an L/C Borrowing pursuant to Section 2.03(c)(iii). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon receipt of any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount in respect of a Letter of Credit not later than (A) in the case of an Unreimbursed Amount in respect of the German Borrower, 9:00 a.m., New York City time (or, in the case of an Unreimbursed Amount in respect of the Maltese Borrower, 9:00 a.m. London time), on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the German Borrower in such amount and (B) in the case of an Unreimbursed Amount in respect of the Maltese Borrower, an L/C Advance in such amount pursuant to Section 2.03(c)(iii). The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not reimbursed or refinanced on the Honor Date, the applicable Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount, which L/C Borrowing shall be due and payable as provided in Section 2.03(c)(i) and, after the Reimbursement Date, on demand (together with interest) and shall bear interest, from and including the Honor Date and to and including the Reimbursement Date, (A) in the case of an L/C Borrowing of the German Borrower, at the rate then applicable to Revolving Credit Loans that are Base Rate Loans and (B) in the case of an L/C Borrowing of the Maltese Borrower, at the Overnight LIBO Rate plus the Applicable Rate applicable to Overnight LIBO Rate Loans, and in each case, after the Reimbursement Date, at the Default Rate. In the event the Unreimbursed Amount in respect of a Letter of Credit is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, either of the Borrowers, Holdings or any other Subsidiary of Holdings or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; (C) any amendment, renewal or extension of any Letter of Credit; (D) any reduction or termination of the Revolving Credit Commitments; (E) any force majeure or other event that under any rule of Law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Revolving Credit Commitments; or (F) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not L/C Advances) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice). Without limiting the foregoing, each Revolving Credit Lender acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable L/C Issuer shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrowers deemed made pursuant to Section 4.02. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent demonstrable error.

(vii) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(d) Obligations Absolute. The obligation of the Borrowers to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto (including any Loan Document);

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower, Holdings, or any other Subsidiary of Holdings may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from any Guarantee or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit;

(vi) any force majeure or other event that under any rule of Law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Revolving Credit Commitments; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other Subsidiary of Holdings;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to special, punitive, consequential or exemplary damages) suffered by the Borrowers that, as determined by a court of competent jurisdiction in a final and non-appealable judgment, are caused by such L/C Issuer’s gross negligence, willful misconduct or bad faith when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e) Role of L/C Issuers. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Related Person of any L/C Issuer or any of the correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, willful misconduct or bad faith; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Each of the Borrowers hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Related Person of any L/C Issuer or any of the correspondents, participants or assignees of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, any Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to a Borrower, to the extent, but only to the extent, of any direct, as opposed to special, punitive consequential or exemplary, damages suffered by such Borrower caused, as determined by a court of competent jurisdiction in a final and non-appealable judgment, by such L/C Issuer’s gross negligence, willful misconduct or bad faith or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Cash Collateral. (i) If any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrowers to Cash Collateralize the L/C Obligations pursuant to Section 8.02(iii) or (ii) an Event of Default set forth under Section 8.01(f) or 8.01(g) occurs and is continuing, then the Borrowers shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 101% of such Outstanding Amount determined as of the date of such Event of Default), and shall do so not later than 12:00 noon, New York City time (or, in the case of any L/C Obligations for the account of the Maltese Borrower, 12:00 noon, London time) on (x) in the case of the immediately preceding clause (i), (1) the Business Day that the Borrower Agent receives notice thereof, if such notice is received on such day prior to 10:00 a.m., New York City time (or, in the case of any L/C Obligations for the account of the Maltese Borrower, 10:00 a.m., London time), or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower Agent receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 8.01(f) or 8.01(g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day, in either case, by 10:00 a.m., New York City time (or, in the case of any L/C Obligations for the account of the Maltese Borrower, 10:00 a.m., London time) on such day. The Borrowers also shall deposit Cash Collateral in accordance with this Section 2.03(f) as and to the extent required by Sections 2.05(b) and 2.16. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents at its sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the L/C Issuers and the Revolving Credit Lenders) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Collateral Agent as aforesaid, an amount equal to the excess of (i) such aggregate Outstanding Amount over (ii) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no other Event of Default has occurred and is continuing (or if such Cash Collateral was not granted after an Event of Default, no Event Default has occurred and is continuing), the excess shall be refunded to the Borrowers. If such Cash Collateral was granted after an Event of Default, then if such Event of Default is cured or waived and no Event of Default is then occurring and continuing, the amount of any Cash Collateral and accrued interest thereon shall be refunded to the Borrowers. If such Cash Collateral was not granted after an Event of Default, then the amount of any Cash Collateral and accrued interest thereon shall be refunded to the Borrowers upon the circumstances requiring Cash Collateralization ceasing to exist.

(g) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the product of (i) Applicable Rate for Eurocurrency Rate Loan and (ii) the daily maximum amount then available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the last Business Day of each of March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Final Issuance Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay directly to each L/C Issuer for its own account a fronting fee (a “Fronting Fee”) with respect to each Letter of Credit issued by it equal to 0.125% per annum (or such other percentage as may be separately agreed to between the applicable L/C Issuer and the Borrower Agent) of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the last Business Day of each of March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Final Issuance Date and thereafter on demand. In addition, the Borrowers shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten Business Days of demand and are nonrefundable.

(i) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j) Addition of an L/C Issuer. A Revolving Credit Lender (or any of its Subsidiaries or Affiliates) may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower Agent and such Revolving Credit Lender (or such Subsidiary or Affiliate) and delivery of such written agreement to, and acknowledgement thereof by, the Administrative Agent. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

Section 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans denominated in U.S. Dollars (each such loan, a “Swing Line Loan”) to the German Borrower from time to time on any Business Day (other than the Closing Date) until the Business Day prior to the Revolving Credit Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Swing Line Loan, (w) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, (x) the German Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed the German Borrowing Base and (y) the aggregate Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed the Maximum Credit; provided further that the German Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the German Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan and shall bear interest at the rate applicable from time to time to Revolving Credit Loans that are Base Rate Loans.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the German Borrower’s irrevocable notice to the Swing Line Lender, which may be given by telephone. Each such notice must be received by the Swing Line Lender not later than 12:00 noon, New York City time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess thereof shall be an integral multiple of $25,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the German Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will, provided that all applicable conditions in Section 4.02 are satisfied, on the borrowing date specified in such Swing Line Loan Notice make the amount of its Swing Line Loan available to the German Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swing Line Loans outstanding. Such notice shall specify the aggregate amount of the Swing Line Loans in which the Revolving Credit Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Share of such Swing Line Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swing Line Lender, such Lender’s Pro Rata Share of such Swing Line Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this Section 2.04(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Without limiting the foregoing, each Revolving Credit Lender acknowledges and agrees that in making any Swing Line Loan, the Swing Line Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrowers deemed made pursuant to Section 4.02. Each Revolving Credit Lender shall comply with its obligation under this Section 2.04(c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(b) with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.02(b) shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders pursuant to this Section 2.04(c)), and the Administrative Agent shall promptly remit to the Swing Line Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the German Borrower of any participations in any Swing Line Loan acquired pursuant to this Section 2.04(c), and thereafter payments in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from the German Borrower (or other Person on behalf of the German Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this Section 2.04(c) and to the Swing Line Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swing Line Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the German Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this Section 2.04(c) shall not constitute a Loan and shall not relieve the German Borrower of its obligation to repay such Swing Line Loan.

(ii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent demonstrable error.

(d) Until each Revolving Credit Lender funds its risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(e) Payments Directly to Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the German Borrower for interest on the Swing Line Loans. Except as otherwise provided in Section 2.04(c), the German Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05 Prepayments.

(a) Optional Prepayments.

(i) Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans made to it in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than (x) in the case of the German Borrower, 10:00 a.m., New York City time, (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans and (y) in the case of the Maltese Borrower, 12:00 noon, London time, three Business Days prior to any date of prepayment; (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; (3) any prepayment of Base Rate Loans or Overnight LIBO Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in the case of each of clauses (2) and (3), the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon and any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares. At the applicable Borrower’s election in connection with any prepayment pursuant to this Section 2.05(a), such prepayment shall not be applied to any Loan of a Defaulting Lender but instead applied in accordance with Section 2.16(c). This Section 2.05(a)(i) shall not apply to Protective Advances or Swing Line Loans.

(ii) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Protective Advances in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 10:00 a.m., New York City time (or, in the case of a Protective Advance made to the Maltese Borrower, 12:00 noon, London time) on the date of the prepayment and (2) any such prepayment of Protective Advances shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, or the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment.

(iii) The German Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by such Swing Line Lender and the Administrative Agent not later than 10:00 a.m., New York City time, on the date of the prepayment and (2) any such prepayment of Swing Line Loans shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, or the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment.

(b) Mandatory Prepayments.

(i) If at any time, (i) the aggregate German Revolving Credit Exposure of all Revolving Credit Lenders (excluding the L/C Obligations under any Letters of Credit issued for the account of the German Borrower to the extent such L/C Obligations are Cash Collateralized in accordance with this Agreement or backstopped to the reasonable satisfaction of the Administrative Agent) exceeds the German Borrowing Base, (ii) the aggregate Maltese Revolving Credit Exposure of all Revolving Credit Lenders (excluding the L/C Obligations under any Letters of Credit issued for the account of the Maltese Borrower to the extent such L/C Obligations are Cash Collateralized in accordance with this Agreement or backstopped to the reasonable satisfaction of the Administrative Agent) exceeds the Maltese Borrowing Base or (iii) the aggregate Revolving Credit Exposure of all the Revolving Credit Lenders exceeds the Maximum Credit, then the applicable Borrower or the Borrowers shall within one Business Day, upon notification by the Administrative Agent, prepay the Swing Line Loans, first, and the other Loans, second, and then Cash Collateralize, in the amount required by Section 2.03(f), the Letters of Credit then outstanding, in each case in the amount and in the manner required to eliminate such excess; provided that nothing in this clause (b)(i) shall reduce the Revolving Credit Commitments.

(ii) Subject to Section 3.05, all such payments in respect of the Loans pursuant to this Section 2.05 shall be without premium or penalty. All interest accrued on the principal amount of the Loans paid pursuant to this Section 2.05 shall be paid, or may be charged by the Administrative Agent to any loan account(s) of the Borrowers, at the Administrative Agent’s option, on the date of such payment.

(iii) At all times after the occurrence and during the continuance of a Cash Dominion Period and notification thereof by the Administrative Agent to the Borrowers, on each Business Day, the Administrative Agent shall apply all same day funds credited to the Concentration Account to one or more accounts maintained by the Administrative Agent; provided that all amounts received in any such account shall be applied (and allocated) by the Administrative Agent, on each Business Day, in accordance with Section 8.04; provided, further, that any amounts in the Concentration Account transferred thereto from the Specified German Collection Deposit Account, the JPM German Collection Deposit Account or the U.K. Euro Concentration Deposit Account shall be applied (and allocated) by the Administrative Agent first to amounts set forth in clauses “Second”, “Third”, “Fifth”, “Sixth”, “Seventh” and “Eighth” (other than clause (iii) thereof) of Section 8.04 that constitute Obligations (other than pursuant to its Guarantee) of the German Borrower and thereafter, to the extent of the remaining amounts thereof, in accordance with Section 8.04. Notwithstanding anything to the contrary in this clause (iii), unless any amounts referred to in the preceding sentence are required to be applied in accordance with Section 8.04 pursuant to the terms thereof, no such amounts shall be applied to clauses “First”, “Fourth”, clause (iii) of “Eighth” or “Ninth” through “Last” thereof.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan, on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan, pursuant to Section 3.05.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower Agent may, upon written notice to the Administrative Agent, terminate the Commitments of any Class, or from time to time permanently reduce the Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent two Business Days prior to the effective date of termination or reduction specified in such written notice, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, (iii) if, after giving effect to any reduction of the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the remaining Aggregate Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess and (iv) the Borrower Agent shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of Loans in accordance with Section 2.05, the aggregate Revolving Credit Exposure would exceed the Aggregate Revolving Credit Commitments. The amount of any such Commitment reduction shall not otherwise be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower Agent. It is understood and agreed that the Borrower Agent may allocate any termination or reduction of Commitments among Classes of Commitments at its direction. Notwithstanding the foregoing, the Borrower Agent may rescind or postpone, by written notice to the Administrative Agent, any notice of termination of the Commitments of any Class if such notice was conditioned on a refinancing of all of the Commitments of such Class and such refinancing shall not have been consummated or otherwise shall have been delayed.

(b) Mandatory. Unless previously terminated, the Revolving Credit Commitments shall automatically terminate on the Maturity Date with respect to the Revolving Credit Facility, and the Extended Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date with respect to the applicable Extended Revolving Credit Facility.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).

Section 2.07 Repayment of Loans.

(a) Revolving Credit Loans. Each Borrower shall repay to the Administrative Agent, for the ratable account of the Revolving Credit Lenders, on the Maturity Date with respect to the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(b) Protective Advances. Each Borrower shall repay its Protective Advances on the earliest to occur of (i) the date on which payment thereof shall be demanded by the Administrative Agent, (ii) the 90th Business Day after the date of the making thereof and (ii) the Maturity Date with respect to the Revolving Credit Facility.

(c) Swing Line Loans. The German Borrower shall repay its Swing Line Loans on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Maturity Date with respect to the Revolving Credit Facility.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for Eurocurrency Rate Loans then in effect for Eurocurrency Rate Loans; (ii) each Base Rate Loan (including each Protective Advance made to the German Borrower and each Swing Line Loan) shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Rate then in effect for Base Rate Loans; and (iii) each Overnight LIBO Rate Loan (including each Protective Advance made to the Maltese Borrower) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Overnight LIBO Rate plus the Applicable Rate then in effect for Overnight LIBO Rate Loans.

(b) The Borrowers shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees.

(a) The Borrowers agree to pay in same day funds in U.S. Dollars to the Administrative Agent, for the account of each Revolving Credit Lender, a commitment fee (the “Unused Commitment Fee”) on the average daily amount by which the Revolving Credit Commitment of such Lender exceeds such Lender’s Pro Rata Share of the sum of (i) the aggregate outstanding principal amount of Revolving Credit Loans and (ii) the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit from the Closing Date through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the last Business Day of each March, June, September and December, commencing with the first such day to occur following the Closing Date, and (y) on the Revolving Credit Termination Date.

(b) The Borrowers agree to pay in same day funds in U.S. Dollars to the Administrative Agent, for the account of each Revolving Credit Lender, an upfront fee in an amount equal to 0.75% of the aggregate amount of such Lender’s Revolving Credit Commitment on the Closing Date, which upfront fees will be earned and payable in full on the Closing Date and, once paid, shall not be refundable for any reason whatsoever.

(c) The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the applicable Agent).

Section 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined based on the Administrative Agent’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as non-fiduciary agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and other payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error. Upon the request of any Lender to the Borrowers made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), Class, amount and maturity of its Loans and payments with respect thereto.

Section 2.12 Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 1:00 p.m., New York City time (or, in the case of payments to be made by the Maltese Borrower, 2:00 p.m., London time) on the date specified herein or such later time as the Administrative Agent may otherwise determine in its reasonable discretion. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. Unless otherwise agreed by the Administrative Agent, all payments received by the Administrative Agent after 1:00 p.m., New York City time (or, in the case of payments to be made by the Maltese Borrower, 2:00 p.m., London time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments by the Borrowers and the other Loan Parties under each Loan Document shall be made in U.S. Dollars.

(b) If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless any Lender or any Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Lender or such Borrower, as the case may be, will not make such payment, the Administrative Agent may assume that such Lender or such Borrower, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if any Borrower failed to make such payment, each of the applicable Lenders or L/C Issuers, as the case may be, shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or L/C Issuer in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to any Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and the applicable Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the interest rate applicable to such Loan; provided that nothing herein shall excuse any Lender from its obligation to fulfill its Commitment or prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender, L/C Issuer or any Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent demonstrable error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit, Protective Advances and Swing Line Loans and the obligations of the Lenders to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase and fund its participation or to make its payment under Section 9.07.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

(h) Without limiting the Guarantee of either Borrower under the Master Guarantee Agreement, each Borrower agrees that it is severally liable for the payment of, and payment may be requested from either Borrower in respect of, (i) all fees owed by the Borrowers under this Agreement, (ii) all amounts owed by the Borrowers under Article III, (iii) all amounts owed by the Borrowers in respect of reimbursement of expenses under Section 10.04, (iv) all amounts owed by the Borrowers in respect of indemnification obligations under Section 10.05 and (v) any similar fees, charges or other amounts owed by the Borrowers under any other Loan Document.

Section 2.13 Sharing of Payments. If, other than as provided elsewhere in this Agreement, any Lender shall obtain on account of the Loans made by it, or the participation in L/C Obligations, Protective Advances or Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share that it is owed (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase at par from the other Lenders such participations in the Loans made by them and/or subparticipations in the participations in L/C Obligations, Protective Advances or Swing Line

Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon, (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations to any assignee or participant and (z) the provisions of this Section 2.13 shall not be construed to apply to any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate (or other pricing term, including any fee, discount or premium) in respect of Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14 Incremental Credit Extensions.

(a) The Borrower Agent may at any time or from time to time after the Closing Date, by written notice delivered to the Administrative Agent, request one or more increases in the amount of Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”); provided that both at the time of any such request and after giving effect to the effectiveness of any Incremental Agreement referred to below, no Event of Default shall exist and at the time that any such Revolving Commitment Increase is made.

(b) Each Revolving Commitment Increase shall (i) be in an aggregate principal amount that is not less than $5,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth below), (ii) be in minimum increments of $1,000,000 in excess thereof) and (iii) not, after giving effect to any such Revolving Commitment Increase, cause the aggregate principal amount of Revolving Credit Commitments hereunder to exceed $200,000,000.

(c) The Revolving Commitment Increase shall be treated as the same Class as the Revolving Credit Commitments and shall be considered to be part of the Revolving Credit

Facility (it being understood that, if required to consummate a Revolving Commitment Increase, the interest rate margins, rate floors and undrawn commitment fees on the Revolving Credit Commitments may be increased and additional upfront or similar fees may be payable to the lenders providing the Revolving Commitment Increase).

(d) Each notice from the Borrower Agent pursuant to this Section 2.14 shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Revolving Commitment Increase. Revolving Commitment Increases may be provided, subject to the prior written consent of the Borrower Agent, by any existing Lender (it being understood that no existing Lender will have an obligation to make a portion of any Revolving Commitment Increase) or by any other bank, financial institution, other Person that is an Eligible Assignee (any such other bank, financial institution or other Person being called an “Additional Lender”); provided that the Administrative Agent, the L/C Issuers and the Swing Line Lender shall have consented (such consents not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s providing such Revolving Commitment Increase if such consent would be required under Section 10.07(b) for an assignment of Loans or Commitments to such Lender or Additional Lender.

(e) Commitments in respect of Revolving Commitment Increase shall become Revolving Credit Commitments under this Agreement pursuant to an amendment (an “Incremental Agreement”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender agreeing to provide such Revolving Commitment Increase, each Additional Lender, if any, and the Administrative Agent. The Incremental Agreement may, subject to Section 2.14(c), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or advisable in the reasonable opinion of the Borrower Agent and the Administrative Agent to effect the provisions of this Section and shall include a confirmation by the Maltese Borrower and any other Loan Party organized or existing under the laws of Malta that, for purposes of Article 1185 of the Maltese Civil Code, the Liens on the Collateral created by the Loan Documents shall not be impaired by the transactions effected pursuant to the Incremental Amendment and shall be preserved for the benefit of all Lenders and the other Secured Parties. The effectiveness of any Incremental Agreement shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of such conditions as the parties thereto shall agree. The Borrowers will use the proceeds of the loans under any Revolving Commitment Increase for any purpose not prohibited by this Agreement.

(f) (i) The Borrowers shall not be obligated to offer any existing Lender the opportunity to provide any Revolving Commitment Increase.

(ii) Upon each increase in the Revolving Credit Commitments pursuant to this Section, each Lender with a Revolving Credit Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each, an “Incremental Revolving Credit Commitment Increase Lender”) in respect of such increase, and each such Incremental Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit, Protective

Advance and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Protective Advance and Swing Line Loans held by each Lender with a Revolving Credit Commitment (including each such Incremental Revolving Credit Commitment Increase Lender) will equal the percentage of the Aggregate Revolving Credit Commitments of all Lenders represented by such Lender’s Revolving Credit Commitment. If, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(g) This Section 2.14 shall supersede any provisions in Section 2.02(b) or 10.01 to the contrary. For the avoidance of doubt, any provisions of this Section 2.14 may be amended with the consent of the Required Lenders; provided no such amendment shall require any Lender to provide any Revolving Commitment Increase without such Lender’s consent.

(h) For purposes of Article 1185 of the Maltese Civil Code, it is expressly agreed that the Liens on the Collateral created under the Loan Documents shall not be impaired by any transaction contemplated by this Section, including the deemed assignments provided for in Section 2.14(f)(ii), and shall be preserved for the benefit of all Lenders and the other Secured Parties, including any Person becoming a Lender pursuant to this Section.

Section 2.15 Extensions of Revolving Credit Loans and Revolving Credit Commitments.

(a) The Borrower Agent may at any time and from time to time request that all or a portion of the Revolving Credit Commitments and/or the Extended Revolving Credit Commitments of any Class (and, in each case, including any previously extended Revolving Credit Commitments) existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans under any such facility, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Credit Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related revolving credit loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.15. Prior to entering into any Extension Agreement with respect to any Extended Revolving Credit Commitments, the Borrower Agent shall provide written notice to the Administrative Agent

(who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments, with such request offered equally to all Lenders of such Class) (an “Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established thereunder, which terms shall be similar to those applicable to the Existing Revolving Credit Commitments from which they are to be extended (the “Specified Existing Revolving Credit Commitment Class”) except that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y)(1) the undrawn revolving credit commitment fee rates with respect to the Extended Revolving Credit Commitments may be different than those for the Specified Existing Revolving Credit Commitment Class and (2) the Extension Agreement may provide for other covenants and terms that apply to any period after the Latest Maturity Date; provided that notwithstanding anything to the contrary in this Section 2.15, or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Credit Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Credit Loans of the Specified Existing Revolving Credit Commitment Class (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Revolving Credit Commitment Class), (II) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the assignment and participation provisions set forth in Section 10.07 and (III) subject to the applicable limitations set forth in Section 2.06(a) and (c), permanent repayments of Extended Revolving Credit Loans (and corresponding permanent reduction in the related Extended Revolving Credit Commitments) shall be permitted as may be agreed between the Borrowers and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted or exchanged into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(b) The Borrower Agent shall provide the applicable Extension Request to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.15. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving Credit Commitment (or any earlier Extended Revolving Credit Commitments) of an Existing Class subject to such Extension Request converted or exchanged into Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Credit Commitment (and/or any earlier extended Extended Revolving Credit Commitments) which it has elected to convert or exchange into Extended Loans/Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Revolving Credit Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Revolving Credit Commitments, or earlier extended Extended Revolving Credit Commitments, as applicable, subject to Extension Elections shall be converted to or exchanged to Extended Loans/Commitments on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Revolving Credit Commitments and earlier extended Extended Revolving Credit Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Agreement. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, unless expressly agreed by the holders of each affected Existing Revolving Credit Commitment of the Specified Existing Revolving Credit Commitment Class, such Extended Revolving Credit Commitment shall not be treated more favorably than all Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class for purposes of the obligations of a Revolving Credit Lender in respect of Swing Line Loans under Section 2.04 and Letters of Credit under Section 2.03, except that the applicable Extension Agreement may provide that the Maturity Date for the Swing Line Loans and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swing Line Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Agreement) so long as the Swing Line Lender and/or the applicable L/C Issuer have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby and, with respect to extensions affecting their rights or obligations hereunder, the Swing Line Lender and each L/C Issuer) executed by the Borrowers, the Administrative Agent and the Extending Lenders. In connection with any Extension Agreement, the Borrowers shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence) and covering customary matters and (ii) to the effect that such Extension Agreement, including the Extended Loans/Commitments provided for therein, does not breach or result in a default under the provisions of Section 10.01 of this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Class of Existing Revolving Credit Commitments is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), in the case of the Existing Revolving Credit Commitments of each Extending Lender under any Specified Existing Revolving Credit Commitment Class, the aggregate principal amount of such Existing Revolving Credit Commitments shall be deemed to be reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted or exchanged by such Lender on such date (or by any greater amount as may be agreed by the Borrowers and such Lender), and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Existing Revolving Credit Loans of any Extending Lender are outstanding under the Specified Existing Revolving Credit Commitment Class, such Existing Revolving Credit Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Revolving Credit Loans (and related participations) of the applicable Class in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments Class to Extended Revolving Credit Commitments of such Class.

(e) In the event that the Administrative Agent determines in its sole discretion that the allocation of the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Administrative Agent, the Borrowers and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Agreement”) within 30 days following the effective date of such Extension Agreement, as the case may be, which Corrective Extension Agreement shall (i) provide for the conversion or exchange and extension of Existing Revolving Credit Commitments (and related Revolving Credit Exposure) in such amount as is required to cause such Lender to hold Extended Revolving Credit Commitments (and related revolving credit exposure) of the applicable Extension Series into which such other commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Agreement, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrowers and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.15(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.15(c).

(f) No conversion or exchange of Loans or Commitments pursuant to any Extension Agreement in accordance with this Section 2.15 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(g) This Section 2.15 shall supersede any provisions in Section 2.02(b) or Section 10.01 to the contrary. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.15, including any amendments necessary to treat the applicable Loans and/or Commitments of the Extending Lenders as a new “Class” of loans and/or commitments hereunder and inclusion of the Extended Revolving Credit Commitments and exposures thereunder in the definition of the terms “Required Lenders” and “Supermajority Lenders”. For the avoidance of doubt, any of the provisions of this Section 2.15 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Loans/Commitments without such Lender’s consent.

Section 2.16 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender:

(a) the Unused Commitment Fee shall cease to accrue on any of the Revolving Credit Commitments of such Defaulting Lender pursuant to Section 2.09(a);

(b) the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which would require the consent of all Lenders or affected Lenders under Section 10.01(a), 10.01(b) or 10.01(c) shall require the consent of such Defaulting Lender;

(c) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower Agent may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans or a payment of any Unreimbursed Amount, such payment shall be applied solely to pay the relevant Loans of, and Unreimbursed Amounts owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.16(c);

(d) if any Protective Advance Exposure, Swing Line Obligation or L/C Obligation exist at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Protective Advance Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.01(b)), the Swing Line Obligation (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(c)) or L/C Obligation (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.03(c)) of such Defaulting Lender shall be reallocated among the Revolving Credit Lenders that are non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all such non-Defaulting Lenders’ Revolving Credit Exposures does not exceed the total of all such non-Defaulting Lenders’ Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three Business Days following notice by the Administrative Agent (x) first, prepay the portion of such Defaulting Lender’s Protective Advance Exposure that has not been reallocated, (y) second, prepay the portion of such Defaulting Lender’s Swing Line Obligation that has not been reallocated and (z) third, Cash Collateralize for the benefit of the L/C Issuers only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(f) for so long as such L/C Obligations are outstanding;

(iii) if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s L/C Obligation pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(g) with respect to such Defaulting Lender’s L/C Obligation during the period such Defaulting Lender’s L/C Obligation is Cash Collateralized;

(iv) if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.03(g) and 2.09(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and

(v) if all or any portion of such Defaulting Lender’s L/C Obligation is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any L/C Issuer or any other Lender hereunder, all letter of credit fees payable under Section 2.03(g) with respect to such Defaulting Lender’s L/C Obligation shall be payable to the L/C Issuers (and allocated among them ratably based on the amount of such Defaulting Lender’s L/C Obligation attributable to Letters of Credit by each L/C Issuer) until and to the extent that such L/C Obligation is reallocated and/or Cash Collateralized; and

(e) so long as (i) such Lender is a Defaulting Lender and (ii) a full reallocation pursuant to clause (d)(i) above cannot be effectuated, the Swing Line Lender shall not be required to fund any Swing Line Loan, and no L/C Issuer shall be required to issue, amend, renew, extend or increase any Letter of Credit, unless it has received assurances reasonably satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or Cash Collateral will be provided by the Borrowers in accordance with Section 2.16(d), and participating interests in any newly made Protective Advance or Swing Line Loan or any newly issued, amended, renewed, extended or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(d)(i) (and such Defaulting Lender shall not participate therein).

(f) In the event that each of the Administrative Agent, the Borrower Agent, the Swing Line Lender and each L/C Issuer agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Protective Advance Exposures, the Swing Line Obligations and the L/C Obligations of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Revolving Credit Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans and funded and unfunded participations in Letters of Credit, Protective Advances and Swing Line Loans in accordance with its Pro Rata Share without giving effect to any reallocation in accordance with this Section 2.16; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.17 Borrower Agent. The German Borrower hereby appoints the Maltese Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Collateral Agent, the L/C Issuers or any Lender, and the German Borrower releases the Maltese Borrower from any restrictions on representing several Persons and self-dealing under any applicable Law, including the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch), (the Maltese Borrower, acting on its behalf and on behalf of the German Borrower pursuant to such agency, the “Borrower Agent”). The Maltese Borrower hereby accepts such appointment as representative and agent of the German Borrower. The Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered on behalf of the German Borrower by the

Borrower Agent. The Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders may give any notice to or make any other communication with the German Borrower hereunder to or with the Borrower Agent. Each of the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Agent for any or all purposes under the Loan Documents. The German Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Agent shall be binding upon and enforceable against it.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Except as required by applicable Laws, any and all payments by or on account of any Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes. If any applicable Withholding Agent shall be required by any applicable Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) if such Taxes are Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such applicable Withholding Agent shall make such deductions, (iii) such applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for, all Other Taxes.

(c) Without duplication of any amounts payable pursuant to Section 3.01(a) or 3.01(b), the Loan Parties agree, jointly and severally, to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any Governmental Authority on amounts payable under this Section 3.01) payable by such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Agent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of the Collateral Agent or a Lender, shall be conclusive absent manifest error. Payment under this Section 3.01(c) shall be made within 10 days after the date such Lender or such Agent makes a demand therefor.

(d) If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes as to which indemnification or additional amounts have been paid to it by a Loan Party pursuant to this Section 3.01, it shall promptly remit such refund as soon as practicable (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund) to the applicable Loan Party, net of all reasonable out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the applicable Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund, along with any applicable interest, additions to tax, penalties and other charges imposed by the relevant Governmental Authority, to such party in the event such party is required to repay such refund to the relevant Governmental Authority. Such Lender or Agent, as the case may be, shall, at the applicable Loan Party’s request, provide the applicable Loan Party with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent reasonably deems confidential). Nothing contained herein shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. Notwithstanding anything to the contrary in this clause (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower Agent, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.01(a) or 3.01(c).

(f) Each Lender shall, at such times as are reasonably requested by the Borrower Agent or the Administrative Agent, provide the Borrower Agent and the Administrative Agent with any documentation prescribed by applicable Laws or reasonably requested by the Borrower Agent or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, each Lender, if reasonably requested by the Borrower Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower Agent or the Administrative Agent as will enable the Borrower Agent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower Agent and the Administrative Agent updated or other appropriate documentation or promptly notify the Borrower Agent and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this clause (f), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent or the Administrative Agent as may be necessary for the Borrower Agent and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Within 30 days after the date of any payment of Taxes pursuant to this Section 3.01 by an applicable Withholding Agent (or, if receipts or evidence are not available within 30 days, as soon as possible thereafter), such applicable Withholding Agent shall furnish to the Borrower Agent and the Administrative Agent, as applicable, the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(i) VAT Provisions.

(i) All amounts expressed to be payable under any Loan Document by any Loan Party to any Secured Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 3.01(i)(ii) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any Loan Party under a Loan Document and such Secured Party is required to account to the relevant tax authority for the VAT, such Loan Party shall pay to such Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Secured Party shall promptly provide an appropriate VAT invoice to such Loan Party) provided that the reverse charge mechanism is not applicable. Where the reverse charge is applicable, the relevant Loan Party shall properly and fully account for such VAT in its VAT returns within the prescribed time-limits for filing such returns in its jurisdiction.

(ii) If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other Secured Party (the “Supply Recipient”) under a Loan Document, and any party other than the Supply Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Supply Recipient in respect of that consideration):

(A) (where the Supplier is the Person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Supply Recipient must (where this clause (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Supply Recipient receives from the relevant tax authority which the Supply Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Supply Recipient is the Person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Supply Recipient, pay to the Supply Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Supply Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any Loan Party to reimburse or indemnify any Secured Party for any cost or expense, such Loan Party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost or expense, including such part thereof as represents VAT, except to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) If VAT is or becomes chargeable on any supply under a Loan Document, the Supply Recipient, if reasonably requested by the Supplier, must promptly provide such Supplier with details of its VAT registration and such other information as is reasonably requested in connection with such Supply Recipient’s VAT reporting requirements in relation to such supply.

Any reference in this Section 3.01(i) to any Loan Party shall, at any time when such Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom’s Value Added Tax Act 1994 or applicable legislation in other jurisdictions having a similar effect).

(j) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01 (including any related definitions), include any L/C Issuer and the Swing Line Lender.

Section 3.02 Illegality. If any Lender reasonably determines that due to any Change in Law it is unlawful, or that any Governmental Authority that is a court, statutory board or commission has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or charge interest rates based upon the Eurocurrency Rate as contemplated by this Agreement, then, on notice thereof by such Lender to the Borrower Agent through the Administrative Agent, in respect of Eurocurrency Rate Loans, (a) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower Agent that the circumstances giving rise to such determination no longer exist, (b) upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), prepay in the case of Eurocurrency Rate Loans such Eurocurrency Rate Loans that have become unlawful or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans and (c) upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for any such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates. (a) If the Administrative Agent or Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or the Required Lenders determine that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that U.S. Dollar deposits are not being offered to banks in the London interbank eurocurrency market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower Agent and each Lender thereof. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, in the case of the German Borrower, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) Revolving Credit Loans made to the Maltese Borrower shall accrue interest at the sum of (x) a rate per annum selected by the Administrative Agent, in its reasonable discretion based on market conditions in consultation with the Borrower Agent, reflecting the cost to the Lenders of obtaining funds, plus (y) the Applicable Rate for Eurocurrency Rate Loans.

(b) If the Administrative Agent or Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Overnight LIBO Rate or the Administrative Agent or the Required Lenders determine that the Overnight LIBO Rate does not adequately and fairly reflect the cost to the Administrative Agent or such Lenders of funding any Protective Advance to the Maltese Borrower (or any other amount hereunder that accrues interest at the Overnight LIBO Rate), the Administrative Agent will promptly so notify the Borrower Agent and each Lender thereof and, until the Administrative Agent or Required Lenders, as applicable, notify the Borrower Agent that the circumstances giving rise to such notice no longer exist, the Protective Advances made to the Maltese Borrower and all other amounts hereunder that accrue interest at the Overnight LIBO Rate shall accrue interest at the sum of (i) a rate per annum selected by the Administrative Agent, in its reasonable discretion based on market conditions in consultation with the Borrower Agent, reflecting the cost to the Lenders of obtaining funds, plus (ii) the Applicable Rate for Eurocurrency Rate Loans.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender or L/C Issuer determines that as a result of any Change in Law there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loan, any Overnight LIBO Rate Loan or any other amount that accrues interest based on the Eurocurrency Rate or the Overnight LIBO Rate or issuing or participating in Letters of Credit or a reduction in the amount received or receivable by such Lender or L/C Issuer in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes, (ii) taxes described in clauses (b) through (d) of the definition of “Excluded Taxes,” (iii) Connection Income Taxes or (iv) reserve requirements contemplated by Section 3.04(c)), then from time to time within 15 Business Days after demand by such Lender or L/C Issuer setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender or L/C Issuer such additional amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction.

(b) If any Lender or L/C Issuer determines that a Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital adequacy or liquidity requirements has the effect of reducing the rate of return on the capital of such Lender or L/C Issuer or the holding company, if any, of such Lender or L/C Issuer as a consequence of such Lender or L/C Issuer’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and such Lender’s or L/C Issuer’s desired return on capital), then from time to time upon demand of such Lender or L/C Issuer setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender or L/C Issuer such additional amounts as will compensate such Lender or L/C Issuer for such reduction within 15 days after receipt of such demand.

(c) The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan, Overnight LIBO Rate Loan or other amount that accrues interest based on the Eurocurrency Rate or the Overnight LIBO Rate equal to the actual costs of such reserves allocated to such Loan or other amount by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of demonstrable error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, the Overnight LIBO Rate Loans or any other amount that accrues interest at the Eurocurrency Rate or the Overnight LIBO Rate, such actual additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan or other amount by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error) which in each case shall be due and payable on each date on which interest is payable on such Loan or other amount; provided the Borrower Agent shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 15 days after receipt of such notice.

(d) Subject to Section 3.06(b), failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation.

(e) If any Lender or L/C Issuer requests compensation under this Section 3.04, then such Lender or L/C Issuer will, if requested by the Borrower Agent, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Lending Office for any Loan or Letter of Credit or other amount affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender or L/C Issuer, cause such Lender or L/C Issuer and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender or L/C Issuer pursuant to Section 3.04(a), 3.04(b), 3.04(c) or 3.04(d).

(f) Notwithstanding anything in this Section 3.04 to the contrary, no Lender or L/C Issuer shall receive compensation pursuant to this Section 3.04, unless such Lender or L/C Issuer is generally seeking compensation from other similarly situated borrowers in the U.S. or non-U.S. asset-based lending market with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section 3.04.

Section 3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense (but excluding, for the avoidance of doubt, any lost profits) incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan, or any assignment of any Eurocurrency Rate Loan pursuant to Section 3.07, in each case, on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by or on behalf of any Borrower (irrespective of whether such notice may be revoked or rescinded in accordance with the terms hereof);

including any actual loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees actually paid to terminate the deposits from which such funds were obtained.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent, Lender or L/C Issuer claiming compensation under this Article III shall deliver a certificate to the Borrower Agent setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of demonstrable error. In determining such amount, such Agent, such Lender or such L/C Issuer may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s or L/C Issuer’s claim for compensation under Section 3.01, the Loan Parties shall not be required to compensate such Lender or L/C Issuer for any amount to the extent that such Lender or L/C Issuer fails to notify the Borrowers of its intention to claim compensation within 180 days after a claim is asserted against such Lender or L/C Issuer by the relevant Governmental Authority. With respect to any Lender’s or L/C Issuer’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrowers shall not be required to compensate such Lender or L/C Issuer for any amount incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Agent of the event that gives rise to such claim and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04 in respect of any Eurocurrency Rate Loan made or to be made to any Borrower, the Borrower Agent may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue such Eurocurrency Rate Loans from one Interest Period to another, or, to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans, shall be suspended pursuant to Section 3.06(b), such Lender’s Eurocurrency Rate Loans made to the German Borrower shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans made to the German Borrower that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower Agent (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made to the German Borrower by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Eurocurrency Rate Loans on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans made to the German Borrower and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02, or 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender is a Non-Consenting Lender, then the Borrower Agent may, on prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be waived by the Administrative Agent in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations, Swing Line Loans and Protective Advances, as applicable; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register and (ii) deliver Notes, if any, evidencing such Loans to the Borrowers or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, Swing Line Loans and Protective Advances, as applicable, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender (in the case of principal and accrued interest and fees) or by the applicable Borrower (in the case of all other amounts) to such assigning Lender concurrently with such assignment and assumption, and any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 3.05 as a consequence of such assignment shall have been paid by the applicable Borrower to the assigning Lender and (C) upon such payment, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer, or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower Agent or the Administrative Agent has requested that the Lenders consent to a departure, termination, discharge or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all or all affected Lenders in accordance with the terms of Section 10.01 or all or all affected Lenders with respect to a certain Class of the Loans, or with respect to the Facilities as a whole and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender that does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

(e) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 3.07 may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

Section 3.08 Survival. All of the Loan Parties’ obligations under Section 3.01, 3.04, 3.06 and 3.07 shall survive termination of the Aggregate Revolving Credit Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions of Initial Credit Extensions. The obligation of each Lender to make Credit Extensions and of each L/C Issuer to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions precedent shall be satisfied (or waived in accordance with Section 10.01):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified and, in the case of counterparts or documents to be executed by it, each properly executed by a Responsible Officer of Holdings or the applicable Loan Party, as applicable:

(i) counterparts of (A) this Agreement duly executed by each party hereto and (B) the Master Guarantee Agreement duly executed by each party thereto;

(ii) counterparts of each Collateral Document set forth on Schedule 4.01 duly executed by each party thereto, together with (except as provided in such Collateral Documents):

(A) evidence reasonably satisfactory to the Administrative Agent that all notices to be served and filings (including financing statements under the Uniform Commercial Code) to be made, in each case as contemplated by each Closing Date Collateral Document to be made on the Closing Date, in a form appropriate for service or filing, as applicable; and

(B) arrangements reasonably satisfactory to the Administrative Agent shall have been made for the service of any such notice or the making of any filings contemplated by the Closing Date Collateral Documents to be made on the Closing Date;

(iii) customary certificates for Holdings, each Borrower and each Guarantor which attach (A) resolutions or other action documentation, (B) incumbency certificates, (C) Organization Documents and (D) to the extent applicable in the jurisdiction of organization of such Person, good standing certificates;

(iv) a legal opinion (addressed to the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers and dated the Closing Date) from each of (A) Simpson Thacher & Bartlett LLP, New York counsel to Holdings and the Loan Parties, (B) local counsel to Holdings and the Loan Parties in each of Germany and Malta and (C) local counsel to the Administrative Agent and the Collateral Agent in each of the United Kingdom, Germany and Malta, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(v) a certificate attesting to the Solvency of Holdings and its Subsidiaries (on a consolidated basis) on the Closing Date after giving effect to the Transactions, from the chief financial officer of Holdings, in form and substance reasonably satisfactory to the Administrative Agent;

(vi) a certificate, in form and substance reasonably satisfactory to the Administrative Agent, from a Responsible Officer of Holdings and each Borrower, certifying that (A) all representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the Closing Date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects on and as of the Closing Date, (B) no Default or Event of Default exists on the Closing Date or would result from any Credit Extension to occur on the Closing Date or from the application of the proceeds therefrom and (C) compliance with the conditions set forth in clause (e) below; and

(vii) a completed Borrowing Base Certificate, which shall set forth the calculation of the German Borrowing Base, the Maltese Borrowing Base and the Aggregate Borrowing Base, in each case on the basis of September 15, 2013 being the Borrowing Base Reporting Date, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed.

(b) All fees and expenses required to be paid hereunder or pursuant to arrangements separately agreed, in the case of expenses, to the extent invoiced at least two Business Days prior to the Closing Date (except as otherwise agreed by the Borrower Agent) shall, substantially concurrently with the effectiveness of this Agreement, have been paid.

(c) The Lead Arrangers shall have received the Audited Financial Statements and the Unaudited Financial Statements.

(d) The Administrative Agent and the Lead Arrangers shall have received at least two Business Days prior to the Closing Date all documentation and other information about Holdings, the Borrowers and the Guarantors as has been reasonably requested in writing at least 10 Business Days prior to the Closing Date by the Administrative Agent and the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(e) The Collateral and Guarantee Requirement shall have been satisfied as of the Closing Date.

Section 4.02 Conditions to Credit Extensions After the Closing Date. The obligation of each Lender and L/C Issuer to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) the Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Committed Loan Notice, a Swing Line Loan Notice or a Letter of Credit Application, as applicable, relating to the Credit Extension, in each case, in accordance with the requirements hereof;

(b) all representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(c) after giving effect to such Credit Extension and the use of proceeds thereof, (i) the German Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed the German Borrowing Base, (ii) the Maltese Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed the Maltese Borrowing Base and (iii) the Aggregate Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed the Maximum Credit, in each case, at such time; and

(d) no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

Each request for a Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(b), (c) and (d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Holdings and each Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Holdings, each Loan Party and each other Restricted Subsidiary (a) is a Person duly incorporated, organized or formed, and validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) in the case of Holdings and each Loan Party, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except, in each case referred to in clause (b)(i), (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by Holdings and each Loan Party of each Loan Document to which such Person is a party and the other Transactions to be entered into by such Person, are within such Person’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) conflict with or contravene the terms of any of such Person’s Organization Documents, (b) result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except with respect to any conflict, breach or contravention or payment or violation (but not creation of Liens) referred to in clauses (b) or (c), to the extent that such conflict, breach, contravention or payment or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents.

(a) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, Holdings or any Loan Party of this Agreement or any other Loan Document or in connection with the other Transactions, or (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or the perfection of the Liens created under the Collateral Documents, except for (A) filings or notices necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (B) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (C) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (D) those reports that the German Borrower is required to make to the German Federal Reserve Bank (Deutsche Bundesbank).

(b) The Loan Documents to which Holdings or any Loan Party is a party are in proper legal form under the laws of the jurisdiction in which such Person is organized and existing for the enforcement thereof against such Person under the laws of such jurisdiction and to ensure the legality, validity, enforceability, priority or admissibility in evidence of such Loan Documents. It is not necessary, in order to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents to which Holdings or any Loan Party is a party, that such Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Person is organized and existing or that any registration charge or stamp or similar Tax be paid on or in respect of such Loan Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until such Loan Document or any other document is sought to be enforced, (ii) any charge or Tax as has been timely paid or (iii) any such filing, registration, recording, execution or notarization the failure of which to be obtained or made could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The execution, delivery and performance of the Loan Documents by Holdings or any Loan Party are, under applicable foreign exchange control regulations of the jurisdiction in which such Person is organized and existing, not subject to any notification or authorization, except (i) such as have been made or obtained, (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable) or (iii) any such notification or authorization the failure of which to be obtained or made could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect.

(a) Each of Holdings and the Loan Parties has duly executed and delivered each Loan Document to which it is a party and each such Loan Document (other than the English Floating Charge) constitutes a legal, valid and binding obligation of Holdings or such Loan Party, as applicable, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or law) and, in the case of any Loan Document governed by Laws of England and Wales, the Legal Reservations.

(b) Each of Holdings and the Loan Parties is subject, under the laws of the jurisdiction in which such Person is organized and existing, to civil and commercial laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by such Person of the Loan Documents to which it is a party constitute and will constitute private and commercial acts and not public or governmental acts. Neither Holdings nor any Loan Party, nor any of their respective assets, has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Person is organized and existing in respect of its obligations under the Loan Documents to which it is a party.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the financial position of Holdings and its consolidated Subsidiaries as of the dates thereof and its results of operations and cash flows for the periods covered thereby in accordance with IFRS consistently applied throughout the periods covered thereby, except to the extent provided in the notes thereto subject, in the case of the Unaudited Financial Statements, to changes resulting from normal year-end audit adjustments and to the absence of footnotes.

(b) Since December 31, 2012, there has been no event, circumstance or condition, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Each Lender and the Administrative Agent hereby acknowledges and agrees that Holdings and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in IFRS or the interpretation thereof after the date of such historical financial statements, and that such restatements will not result in a Default under the Loan Documents (including any effect on any conditions required to be satisfied on the Closing Date) to the extent that such restatements result solely as a result of the implementation of such changes and do not reveal any material omission, misstatement or other material inaccuracy in the reported information from actual results for any relevant prior period.

Section 5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or any Restricted Subsidiary, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any Restricted Subsidiary or against any of their properties or revenues that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 Ownership of Property; Liens. Holdings and each of its Restricted Subsidiaries has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted under the Loan Documents and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08 Environmental Compliance.

(a) There are no actions, suits or proceedings pending or, to the knowledge of Holdings or any Restricted Subsidiary, threatened in writing against Holdings or any Restricted Subsidiary alleging violation of, or liability under, any applicable Environmental Law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been no Release of Hazardous Materials by Holdings or any Restricted Subsidiary at, on, under or from any location in a manner which would reasonably be expected to give rise to liability under applicable Environmental Laws.

(c) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, Holdings and the Restricted Subsidiaries are in compliance with all applicable Environmental Laws.

(d) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, to the knowledge of Holdings or any Restricted Subsidiary, no conditions or facts exist that would reasonably be expected result in liability under, or impose an obligation with respect to, Environmental Law.

Section 5.09 Taxes. Holdings and each Restricted Subsidiary have timely filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS or (b) for failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to Holdings or any Restricted Subsidiary that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.10 Pension Scheme Events. No Pension Scheme Event has occurred.

Section 5.11 Subsidiaries; Equity Interests. As of the Closing Date, Schedule 5.11 sets forth (i) the legal name and jurisdiction and form of organization of each Subsidiary and (ii) the ownership interest of Holdings and any of its Restricted Subsidiaries in each of its Subsidiaries, including the percentage of such ownership. All of the outstanding Equity Interests in the Subsidiaries have been validly issued, and to the extent such concepts exist with respect to such Equity Interests, are fully paid and nonassessable, and all Equity Interests in each Borrower are owned by Holdings and its Restricted Subsidiaries free and clear of all Liens, except any Lien that is permitted by Section 7.01.

Section 5.12 Margin Regulations; Investment Company Act.

(a) None of the Collateral is comprised of any margin stock. Neither Holdings nor any Loan Party is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U or Regulation X of FRB.

(b) Neither Holdings nor any Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.13 Disclosure.

(a) None of the written factual information or written factual data (taken as a whole) furnished by Holdings, the Borrowers, any of their respective Restricted Subsidiaries or any of their respective authorized representatives, agents or advisors in writing to any Agent or any Lender on or prior to the Closing Date for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 5.13(a), such factual information and data shall not include projections (including financial estimates, forecasts and other forward-looking information), pro forma financial information or information of a general economic or general industry nature.

(b) The projections contained in the information and data referred to in Section 5.13(a) were prepared in good faith based upon assumptions believed by Holdings and the Restricted Subsidiaries to be reasonable at the time made; it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrowers and the Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 5.14 Intellectual Property; Licenses, Etc. Each of Holdings and the Restricted Subsidiaries owns, licenses or possesses the right to use all intellectual property that is reasonably necessary for the operation of its businesses as currently conducted and, to the knowledge of Holdings and the Restricted Subsidiaries, without violation of the rights of any Person, except to the extent such violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings and the Restricted Subsidiaries, the operation of the businesses of Holdings and the Restricted Subsidiaries do not infringe upon any rights held by any Person except for such infringements which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such intellectual property is pending or, to the knowledge of Holdings or any Restricted Subsidiary, threatened in writing against Holdings or any Restricted Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15 Solvency. On the Closing Date after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.16 Collateral Documents. Each Collateral Document (other than the English Floating Charge), upon execution and delivery thereof by the parties thereto (and, in the case of the Maltese Receivables Pledge Agreement and the German Pledge Agreement (only with respect to Liens created thereunder on Accounts), only after the giving to the applicable Account Debtors of the notices referred to therein), is effective under applicable Law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral of the applicable Borrower covered thereby, subject to any matter of public policy under Laws of Malta and, in the case of any Loan Document governed by the Laws of England and Wales, to the Legal Reservations, and (a) subject to the making or the procuring of all filings, recordings, registrations, endorsements, notarizations, stampings and notices of such Collateral Documents or the Liens and security interests created thereunder as are required under applicable Law in order to perfect the security created by the Collateral Documents (which filings, recordings, registrations, endorsements, notarizations, stampings and notices shall be made or procured to the extent required hereunder or under any Collateral Document) and (b) upon the taking of control by the Collateral Agent of such Collateral with respect to which a Lien and security interest may be perfected only by control (which control shall be given to the Collateral Agent to the extent required hereunder or under any Collateral Document), such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of such Borrower in such Collateral, in each case subject to no Liens other than Liens permitted under Section 7.01 and with the priority required hereby and by such Collateral Document.

Section 5.17 Use of Proceeds. The proceeds of Loans and the Letters of Credit will be used for working capital requirements and other general corporate purposes of Holdings, the Borrowers and their Restricted Subsidiaries, including the financing of acquisitions, other investments and dividends and other distributions on account of the Equity Interests of Holdings (or any Parent Entity thereof) or the Borrowers, in each case permitted hereunder.

Section 5.18 Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or similar or comparable term) of the Borrowers and the other Loan Parties under any agreement, indenture or instrument pursuant to which any Subordinated Debt is Incurred.

Section 5.19 Patriot Act.

(a) Neither Holdings nor any Restricted Subsidiary is in material violation of any material Laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 and the USA PATRIOT Act.

(b) The use of proceeds of the Loans and the use of Letters of Credit will not violate in any material respect the Trading with the Enemy Act, as amended, or any of the foreign asset control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V).

Section 5.20 Anti-Corruption Laws and Sanctions. Holdings and its Subsidiaries will implement as promptly as practicable and thereafter maintain in effect policies and procedures designed to ensure compliance by Holdings and the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings and the Subsidiaries and their respective officers, employees and, to the knowledge of Holdings and the Restricted Subsidiaries, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Holdings or any Subsidiary or any of their respective directors, officers or employees or (b) to the knowledge of Holdings or any Restricted Subsidiary, any agent of Holdings or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 5.21 Specified Contracts. (a) Schedule 5.21 sets forth, as of the Closing Date, with respect to each agreement or document constituting the Apple Contract, the Facebook Contract or the Google Contract (in the event not expressly stated therein, to the knowledge of Holdings and the Restricted Subsidiaries), (i) the parties thereto and the identity of the Account Debtor(s) thereunder acting as agents or commissionaires (or in any similar capacity) of any Borrower to collect Gameplay Collections, (ii) in the case of any such agreement or document giving rise to any Accounts, the Payor Entity thereunder, (iii) the governing law thereof and (iv) the current address and contact information for the service of notices to be delivered to the Apple Entities, the Facebook Entities or the Google Entities, as applicable, party thereto. The Borrowers have delivered to the Administrative Agent a true and complete copy of each material Apple Contract, each material Facebook Contract and each material Google Contract, including true and complete copies of all material schedules, exhibits and annexes thereto.

(b) The Maltese Borrower is, and will continue to be, the sole counterparty to (and, if applicable, the sole “you” under) any Apple Contract and any Facebook Contract, and the German Borrower is, and will continue to be, the sole counterparty to (and, if applicable, the sole “you” under) any Google Contract. To the extent any Specified Contract requires or refers to such qualification, the Maltese Borrower or the German Borrower, as applicable, is a “Registered Apple Developer”, “Developer”, “Seller” or holder of a similar title under, in the case of the Maltese Borrower, each Apple Contract and each Facebook Contract or, in the case of the German Borrower, each Google Contract.

(c) Each of the Specified Contracts (i) has been duly authorized and entered into by the Maltese Borrower or the German Borrower, as applicable, including by means of a “click through”, and (ii) constitutes a legal, valid and binding obligation of the Maltese Borrower or the German Borrower, as applicable, and, to the knowledge of Holdings and the Restricted Subsidiaries, each Account Debtor party thereto, enforceable against each such party (in the case of any Account Debtor, to the knowledge of Holdings and the Restricted Subsidiaries) in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(d) Each of the Borrowers and, to the knowledge of Holdings and the Restricted Subsidiaries, each Account Debtor party to any Specified Contract is in compliance in all material respects with its obligations under the Specified Contracts and, to the knowledge of Holdings and the Restricted Subsidiaries, no event or condition exists or has occurred that could reasonably be expected to result in the Apple Contract, the Facebook Contract or the Google Contract being terminated or otherwise ceasing to be in effect, or any Borrower ceasing to be able to distribute its Games, and sell in-game virtual items, to the end-users through the applicable technology platform provided by Apple, Facebook or Google, as applicable. As of the Closing Date, there is no contractual dispute of any type between Holdings or any Subsidiary, on the one hand, and any Account Debtor, on the other.

Section 5.22 Agency Agreement. The Borrowers have delivered to the Administrative Agent a true and complete copy of the Agency Agreement, including true and complete copies of all schedules, exhibits and annexes thereto. The Agency Agreement has been duly authorized, executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of each Borrower, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

Section 5.23 Centre of Main Interest; Contractual Relationship. (a) For the purposes of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings, as amended, each Borrower’s “centre of main interests” (as such term is used in Article 3(l) therein) is situated in its jurisdiction of organization, and no Borrower has any “establishment” (as such term is used in Article 2(h) therein) in any other jurisdiction.

(b) The contractual relationship governing the Specified German Collection Deposit Account is subject to German law.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Hedging Obligations, Cash Management Obligations and contingent indemnification obligations and other contingent obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless such Letter of Credit has been Cash Collateralized in full), Holdings and the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.17, 6.18 and 6.19) cause each Restricted Subsidiary to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings (or, with respect to the first fiscal year ended after the Closing Date, as soon as available, but in any event within 120 days after the end of such fiscal year), an audited consolidated statement of financial position of Holdings and its consolidated Subsidiaries and, if different, an audited consolidated statement of financial position of Holdings and its Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related audited consolidated statements of operations, comprehensive income, changes in equity and cash flows for such fiscal year (or, in lieu of such audited financial statements of Holdings and the Restricted Subsidiaries, a detailed reconciliation reflecting such financial information for Holdings and the Restricted Subsidiaries, on the one hand, and Holdings and its consolidated Subsidiaries, on the other hand), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with IFRS, and except with respect to any such reconciliation, audited and accompanied by a report and opinion of an independent registered public accounting firm of internationally recognized standing, which report and opinion shall (i) be prepared in accordance with generally accepted auditing standards and (ii) not be subject to any “going concern” or like qualification or any qualification as to the scope of such audit; and

(b) as soon as available, but in any event, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or, with respect to the fiscal quarter ended September 30, 2013 and the first fiscal quarter of the fiscal year ended after the Closing Date, as soon as available, but in any event within 60 days after the end of such fiscal quarter), an unaudited consolidated statement of financial position of Holdings and its consolidated Subsidiaries and, if different, an unaudited consolidated statement of financial position of Holdings and the Restricted Subsidiaries, in each case as at the end of such fiscal quarter, and the related (i) unaudited consolidated statements of operations, comprehensive income and changes in equity for such fiscal quarter and for the portion of the fiscal year then ended and (ii) unaudited consolidated statements of cash flows for the portion of the fiscal year then ended (or in lieu of such financial statements of Holdings and the Restricted Subsidiaries, a detailed reconciliation reflecting such financial information for Holdings and the Restricted Subsidiaries, on the one hand, and Holdings and its consolidated Subsidiaries on the other hand), setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial position, results of operations and cash flows of Holdings and its consolidated Subsidiaries or Holdings and its Restricted Subsidiaries, as applicable, in accordance with IFRS, subject to changes resulting from normal year-end audit adjustments and to the absence of footnotes.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of any Parent Entity that holds the Equity Interests of Holdings or (B) Holdings’ (or any such Parent Entity’s, as applicable) Form F-1, Form 20-F, Form 6-K, Form 10-K or Form 10-Q, as applicable, filed with the SEC; provided that with respect to each of clauses (A) and (B), (i) to the extent such information relates to a Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to Holdings and its Restricted Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion an independent registered public accounting firm of internationally recognized standing, which report and opinion shall (i) be prepared in accordance with generally accepted auditing standards and (ii) not be subject to any “going concern” or like qualification or any qualification as to the scope of such audit.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five days after the delivery of the financial statements referred to in Section 6.01(a) or 6.01(b), a duly completed Information Certificate (which shall include a Pro Forma Adjustment Certificate referred to therein, if applicable, and shall set forth a reasonably detailed calculation of the Fixed Charge Coverage Ratio for the Test Period ending on the last day of such fiscal year or fiscal quarter, as applicable, whether or not the Financial Covenant is then tested) signed by a Responsible Officer of Holdings;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (or any equivalent thereof in any jurisdiction outside the United States of America) or with any securities exchange, other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8 filed with the SEC (or any equivalent thereof in any jurisdiction outside the United States of America), and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) together with the delivery of each Information Certificate pursuant to Section 6.02(a), (i) a list of Subsidiaries that identifies each Immaterial Subsidiary as of the date of delivery of such Information Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the Information Certificate theretofore most recently delivered and (ii) such other information as is required by the Information Certificate;

(d) no later than 90 days (or, with respect to the first fiscal year ended after the Closing Date, 120 days) following the first day of each fiscal year of Holdings, an annual budget (on a quarterly basis) for Holdings and its Restricted Subsidiaries for such fiscal year in form customarily prepared by Holdings;

(e) not later than any date on which financial statements are delivered pursuant to Section 6.01(a) or 6.01(b) with respect to any period in which a Pro Forma Adjustment is made, a certificate of a Responsible Officer of Holdings setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor;

(f) prior to or concurrently with the making of any Specified Payment, a certificate of a Responsible Officer of Holdings, setting forth a detailed calculation of the Fixed Charge Coverage Ratio and the Excess Availability as required pursuant to the definition of the term “Payment Conditions”, together with a certification that no Specified Event of Default exists or would arise as a result of the making of such Specified Payment; and

(g) with reasonable promptness, but subject to the limitations set forth in the last sentence of Section 6.09 and subject to Section 10.08, such other information (financial or otherwise), including with respect to the German Borrower, the Maltese Borrower and the Collateral, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

Documents required to be delivered pursuant to Section 6.01(a), 6.01(b) and 6.02(b) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto, on Holdings’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) upon written request by the Administrative Agent, Holdings shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (B) Holdings shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent of:

(a) the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action Holdings and its Restricted Subsidiaries propose to take with respect thereto;

(b) any litigation or governmental proceeding (including, without limitation, pursuant to any applicable Environmental Laws) pending against Holdings or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;

(c) the occurrence of any Pension Scheme Event;

(d) any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; and

(e) in the case of any attachment (Pfändung) or other exercise of rights by a third party in respect of any German Collateral, (i) the applicable German Loan Party shall promptly forward to the Administrative Agent and the Collateral Agent any attachment notice related thereto, accompanied by any other documents reasonably necessary for the Administrative Agent or the Collateral Agent to defend itself against any claim of such third party against the German Collateral, including a copy of any attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents reasonably requested by the Administrative Agent or the Collateral Agent in connection with defending against such attachment, and (ii) the applicable German Loan Party shall inform any such attaching creditor promptly of the security interests of the Secured Parties in the German Collateral.

Section 6.04 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing to the extent such concept exists in its jurisdiction of organization), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) other than, in the case of clause (a), with respect to Holdings or any Borrower, to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) other than with respect to any Borrower, pursuant to a transaction permitted by Section 7.04 or 7.05.

Section 6.05 Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties, equipment and other assets necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.06 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies (in the good faith determination of Holdings or the Maltese Borrower), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons (in the good faith determination of Holdings or the Maltese Borrower). Each such policy of liability insurance maintained by a Loan Party shall name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear.

Section 6.07 Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including, without limitation, Environmental Laws, Anti-Corruption Laws, OFAC and the USA PATRIOT Act), except if the failure to comply therewith could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Holdings will implement as promptly as practicable and thereafter maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings and the Subsidiaries and their respective directors, officers, employees and agents with Anti- Corruption Laws and applicable Sanctions.

Section 6.08 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with IFRS (and applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings or such Restricted Subsidiary, as the case may be.

Section 6.09 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to, at the Borrowers’ expense (subject to the limitations below) visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Holdings; provided that excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give Holdings the opportunity to participate in any discussions with Holdings’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.09, none of Holdings, the Borrowers or any Restricted Subsidiary will be required to disclose, or permit the inspection or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.10 Covenant to Guarantee Obligations and Give Security. At the Borrowers’ expense, take all action necessary under any applicable Law or reasonably requested by the Administrative Agent to cause the Collateral and Guarantee Requirement (subject to the limitations and other agreements set forth therein and in the Collateral Documents) to continue to be satisfied at all times, and in furtherance of the foregoing in any event shall:

(a) furnish to the Administrative Agent and the Collateral Agent prompt written notice of any change in (i) the legal name of any Borrower, as set forth in its Organizational Documents, (ii) the jurisdiction of organization or the form of organization of any Borrower (including as a result of any merger or consolidation), (iii) the location of the chief executive office or the principal place of business of the Maltese Borrower, (iv) the “centre of main interests” (as such term is used in Article 3(1) of the Council of the European Union Regulation No. 1346/2000) of any Borrower, (v) the Maltese Borrower ceasing to be located in the District of Columbia for purposes of Section 9-307 of the UCC or (vi) the organizational identification number, if any, of any Borrower, and shall not effect or permit any change (A) referred to in clause (ii), unless the Administrative Agent shall have provided prior written consent thereto (such consent not to be unreasonably withheld or delayed) or (B) referred to in clause (i), (iii), (iv), (v) or (vi), unless the applicable Borrower shall have executed and delivered to the Collateral Agent all such documents or other instruments and taken all such actions as the Collateral Agent may reasonably request to ensure that the Collateral and Guarantee Requirement (subject to the limitations and other agreements set forth therein and in the Collateral Documents) shall continue to be satisfied in respect of such Borrower after giving effect to such change;

(b) in the event of a formation or acquisition of any new direct or indirect Wholly Owned Subsidiary (in each case, other than an Excluded Subsidiary), the designation in accordance with the terms hereof of any existing direct or indirect Wholly Owned Subsidiary as a Restricted Subsidiary or any Wholly Owned Restricted Subsidiary otherwise ceasing to be an Excluded Subsidiary (including as a result of the occurrence of an excess referred to in clause (d) of the definition of Excluded Subsidiary), notify the Administrative Agent thereof as promptly as practicable and, within 60 days after such formation, acquisition, designation or occurrence (or such longer period as the Administrative Agent may agree in its reasonable discretion), cause the Collateral and Guarantee Requirement (subject to the limitations and other agreements set forth therein) to be satisfied with respect to such Wholly Owned Subsidiary; and

(c) in the case of any Wholly Owned Subsidiary that is an Excluded Subsidiary in reliance on clause (b)(x) or (g) of the definition of Excluded Subsidiary, or is subject to limitations under applicable Law (including in respect of financial assistance, corporate benefit or fraudulent preference) on its ability to provide a guarantee under the Master Guarantee Agreement, take all commercially reasonable actions (including the implementation of the so-called “whitewash procedures”, an amendment of the organizational documents of such Wholly Owned Subsidiary or authorization by action of its equityholders) available under applicable Law for the condition causing such Subsidiary to be an Excluded Subsidiary, or to be subject to such limitation, to cease to apply, except where, in the reasonable judgment of the Administrative Agent and the Holdings, the foregoing may not be achieved without undue cost or burden.

Section 6.11 Use of Proceeds. Use the proceeds of any Credit Extension solely in the manner set forth in Section 5.17.

Section 6.12 Further Assurances and Post-Closing Conditions. (a) Subject to the limitations and other agreements set forth in the definition of Collateral and Guarantee Requirement and in the Collateral Documents, promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing, recordation, registration, endorsement, notarization, stamping or notification of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances, notices, financing statements, filings, registrations, recordations, agreements and other documents and instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to grant, preserve, protect and perfect the creation, legality, validity, enforceability, perfection and priority of security interests created or intended to be created by the Loan Documents, and the rights and remedies created or intended to be created thereunder, and otherwise carry out more effectively the purposes of this Agreement and the Collateral Documents, including the payment of any fees and Taxes required in connection with the execution and delivery of any Collateral Document, the granting of any security interest thereunder and the filing, registering and recording of any financing statements, filings, registrations, recordations, agreements or other documents or instruments in connection with the foregoing.

(b) Cause the Collateral and Guarantee Requirement to be satisfied in respect of each Subsidiary existing on the Closing Date that is organized under the Laws of Sweden or Spain within 60 days after the Closing Date (or such longer period as shall be reasonably acceptable to the Collateral Agent).

Section 6.13 [Reserved.]

Section 6.14 Payment of Taxes. Pay and discharge all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a Lien upon any properties of Holdings or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither Holdings nor any of the Restricted Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with IFRS or which could not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.

Section 6.15 Nature of Business. Not fundamentally and substantively alter the character of the business of Holdings and its Restricted Subsidiaries, taken as a whole, from the business conducted by Holdings and its Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental, related or ancillary to any of the foregoing; provided that in no event shall Holdings or any Restricted Subsidiary operate or otherwise engage in any online gambling business.

Section 6.16 End of Fiscal Years; Fiscal Quarters. Not change its fiscal year from ending on December 31; provided, however, that Holdings may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed), in which case Holdings and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and the other Loan Documents that they agree are necessary in order to reflect such change in financial reporting.

Section 6.17 Specified Deposit Accounts; Cash Management; Cash Dominion Period. (a) Cause the Google Entities to make all payments and remittances with respect to the Google Contract directly into the Specified German Collection Deposit Account, and cause the Apple Entities and the Facebook Entities to make all payments and remittances with respect to the Apple Contract or the Facebook Contract, as applicable, directly into the Specified Maltese Collection Deposit Account or the U.K. USD Concentration Deposit Account. Without limiting the foregoing, in the event that any such payment or remittance made by any Account Debtor is not made directly into a Specified Deposit Account, the applicable Borrower shall hold such payment or remittance in trust for the benefit of the Collateral Agent and, not later than the Business Day after receipt thereof, shall cause such payment or remittance to be deposited into a Specified Deposit Account in accordance with this Section. No later than the date that is 60 days following the Closing Date (or such longer period as shall be reasonably acceptable to the Administrative Agent), the Borrowers shall cause each Specified Deposit Account at all times to be (i) solely a collection account, and no Borrower shall make any disbursements or other direct payments therefrom and (ii) except in the case of the Specified Maltese Collection Deposit Account, maintained with a Lender. The German Borrower shall cause the transfer, at the end of each Business Day, of all funds on deposit in the Specified German Collection Deposit Account or credited thereto to the U.K. Euro Concentration Deposit Account (and the German Borrower shall maintain, and without the consent of the Collateral Agent shall not revoke or modify, a standing instruction to the Specified Deposit Account Bank in respect of the Specified German Collection Deposit Account with respect to such daily transfer). As soon as practicable following the date that the Specified Maltese Collection Deposit Account shall have become solely a collection account in accordance with the foregoing provisions of this Section 6.17(a) (but in any event no later than the date that is 60 days following the Closing Date (or such longer period as shall be reasonably acceptable to the Administrative Agent)), the Maltese Borrower shall cause the transfer, at the end of each Business Day, of all funds on deposit in the Specified Maltese Collection Deposit Account or credited thereto to the U.K. USD Concentration Deposit Account (and the Maltese Borrower shall maintain, and without the consent of the Collateral Agent shall not revoke or modify, a standing instruction to the Specified Deposit Account Bank in respect of the Specified Maltese Collection Deposit Account with respect to such daily transfer). Notwithstanding anything to the contrary contained herein, upon the commencement and during the continuance of an Account Debtor Payment Redirection Event, the Administrative Agent shall have the right to instruct, and upon receipt of a written request from the Administrative Agent the German Borrower shall cause, prior the date that is the later of (A) the 15th calendar day following receipt of such request and (B) the date the next scheduled payment or remittance by any Google Entity is due under the Google Contract, the Google Entities to make all payments and remittances with respect to the Google Contract directly into a concentration account located in Germany maintained by, in the name of and under the sole dominion and control of the Collateral Agent (the “JPM German Collection Deposit Account”), and the Collateral Agent shall cause the transfer, at the end of each Business Day, of all funds on deposit therein or credited thereto to the U.K. Euro Concentration Deposit Account.

(b) (i) Notwithstanding anything to the contrary in any Collateral Document, upon the commencement and during the continuance of a Cash Dominion Period and without further consent of the Borrowers, the Collateral Agent shall instruct any Specified Deposit Account Bank at which a Specified Deposit Account is maintained to transfer (whether or not there are then any outstanding Obligations), via ACH or wire transfer or as otherwise instructed by the Collateral Agent, on each Business Day (or with such other frequency as shall be specified by the Collateral Agent), any and all funds on deposit in or credited to any Specified Deposit Account and all payments and remittances by any Apple Entity, Facebook Entity or Google Entity under any Specified Contract standing to the credit of any Specified Deposit Account to (A) a concentration account maintained by, in the name of and under the sole dominion and control of the Administrative Agent (the “Concentration Account”) or (B) in the sole discretion of the Collateral Agent, (x) in the case of any such funds, payments or remittances on deposit in, credited to or standing to the credit of, the Specified German Collateral Deposit Account, to the U.K. Euro Concentration Deposit Account and (y) in the

case of any such funds, payments or remittances on deposit in, credited to or standing to the credit of, the Specified Maltese Collateral Deposit Account, to the U.K. USD Concentration Deposit Account (and, in each such case, the Collateral Agent shall instruct the Specified Deposit Account Bank at which any such U.K. Concentration Deposit Account is maintained to subsequently transfer all such funds, payments or remittances to the Concentration Account in accordance with the foregoing provisions of this clause). In addition, upon the commencement and during the continuance of a Cash Dominion Period and without further consent of the Borrowers, the Collateral Agent shall transfer all amounts in the JPM German Collection Deposit Account to the Concentration Account.

(ii) The Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. The Borrowers hereby acknowledge and agree that (i) the Borrowers have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in Section 2.05(b)(iii). In the event that, notwithstanding the provisions of this Section 6.17, during the continuation of any Cash Dominion Period, any Borrower receives or otherwise has dominion and control of any payments or remittances by any Apple Entity, Facebook Entity or Google Entity under any Specified Contract, such amounts shall be held in trust by such Borrower for the Collateral Agent, shall not be commingled with any of such Borrower’s other funds or deposited in any account of such Borrower and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Borrower may be instructed by the Collateral Agent.

(iii) So long as no Cash Dominion Period is continuing and subject to Sections 6.17(a) and 6.17(b), the Borrowers may direct, and shall have sole control over, the manner of disposition of (or shall have been granted a revocable consent by the Collateral Agent to use) funds in the Specified Deposit Accounts.

(iv) Any amounts received in the Concentration Account at any time (A) when all of the Obligations have been paid in full (other than contingent obligations not then due and payable and Obligations not then due and payable in respect of Secured Hedge Agreements or Secured Cash Management Agreements) and no Letter of Credit is outstanding that has not been Cash Collateralized in full or (B) when no Cash Dominion Period is continuing shall be remitted to the Specified Deposit Accounts of the Borrowers as directed by the Borrowers.

(v) The Collateral Agent shall promptly (but in any event within one Business Day) furnish written notice of any termination of a Cash Dominion Period to the Specified Deposit Account Banks for the Specified Deposit Accounts in respect of which the Collateral Agent shall have exercised its rights under clause (i) above.

Section 6.18 Borrowing Base Certificate; Field Examinations.

(a) The Borrowers shall provide to the Administrative Agent within five days of (or, during any Enhanced Reporting Period, not later than the Friday immediately following) each Borrowing Base Reporting Date a Borrowing Base Certificate setting forth the calculation of the German Borrowing Base, the Maltese Borrowing Base, the Aggregate Borrowing Base and the Excess Availability as of such Borrowing Base Reporting Date, duly completed and executed by a Responsible Officer of each Borrower, together with all schedules and other information required pursuant to the terms of the Borrowing Base Certificate duly completed.

(b) The Borrowers shall furnish to the Administrative Agent promptly (and in any event within 10 Business Days of request) any information that the Administrative Agent may reasonably request regarding the determination and calculation of the German Borrowing Base, the Maltese Borrowing Base, the Aggregate Borrowing Base, the Excess Availability or the Borrowing Base General Eligibility Requirements, including (i) schedules, reconciliations and reports generated by the Borrowers’ internal “Qlikview” or “Sage Accpac” systems, (ii) the “Payments Report” related to the Facebook Contract, (iii) the “iTunes Connect Report” and the “Royalties Report” related to the Apple Contract, (iv) the “Google Play Earnings Report” and the “Daily Earnings Report” related to the Google Contract, (v) with respect to Eligible Borrowing Case Cash, supporting bank statements and (vi) to the extent any such items are no longer used by or made available to the Borrowers, any replacements or substitutions for any of the items in clauses (i) through (iv).

(c) The Borrowers shall permit the Administrative Agent, and its representatives and independent contractors, to carry out, at the Borrowers’ expense, field examinations and audits (each, a “Field Examination”) of the books and records and properties of the Borrowers relating to the Borrowers’ determination and computation of the German Borrowing Base or the Maltese Borrowing Base, as applicable, or any component thereof or to the Specified Contracts and of the related reporting and control systems, all at such time or times as may be reasonably requested by the Administrative Agent; provided that Field Examinations shall not be carried out more frequently than once in any calendar year; provided further that (x) at any time on or after the date on which Excess Availability shall have been less than the greater of (i) $15,000,000 and (ii) 15.0% of the Aggregate Revolving Credit Commitments for five consecutive Business Days, the Administrative Agent may carry out, at the Borrowers’ expense, two Field Examinations in any calendar year and (y) at any time during the continuation of an Event of Default, the Administrative Agent may carry out, at the Borrower’s expense, Field Examinations as frequently as determined by the Administrative Agent in its reasonable discretion.

Section 6.19 Specified Contracts. (a) Deliver to the Administrative Agent prompt written notice of:

(i) any Borrower entering into or otherwise becoming bound by any new Specified Contract, together with a true and complete copy thereof;

(ii) to the extent any Borrower has knowledge thereof, any material amendment, supplement or other modification of any existing Specified Contract or any material modification of any course of dealing under any Specified Contract, including any change in (A) the governing law of any Specified Contract, (B) the identity of the Account Debtors that are party to any Specified Contract, (C) the identity of the Payor Entity under any Specified Contract, (D) the address and contact information for notices to the Payor Entity, or any other Account Debtor, under any Specified Contract, (E) the frequency of payments and remittances made by the Account Debtors under any Specified Contract or (F) any change in the currency in which payments and remittances are made by the Account Debtors under any Specified Contract;

(iii) receipt of any notice from any Account Debtor that any Borrower (or any Affiliate thereof) has breached or failed to comply with any of its obligations under any Specified Contract, together with an explanation of any actions the applicable Borrower has taken, is taking or proposes to take with respect thereto; and

(iv) (A) any Borrower or, to the knowledge of Holdings and the Subsidiaries, any Account Debtor party to any Specified Contract failing to be in compliance in all material respects with its obligations under the Specified Contracts, or to the knowledge of Holdings and the Restricted Subsidiaries, the occurrence or existence of any other event or condition that could reasonably be expected to result in the Apple Contract, the Facebook Contract or the Google Contract being terminated or otherwise ceasing to be in effect, or any Borrower ceasing to be able to distribute its Games, and sell in-game virtual items, to the end-users through the applicable technology platform provided by Apple, Facebook or Google, as applicable, or (B) any contractual dispute between Holdings or any Subsidiary, on the one hand, and any Account Debtor, on the other.

(b) (i) Inform each employee of Holdings or any Restrictive Subsidiary who, as part of his or her ordinary course duties, interacts with any Apple Entity, Facebook Entity or Google Entity or otherwise is in a position to be aware of any amendment, supplement or modification referred to in clause (a)(ii) above, that Holdings and the Borrower are required, pursuant to the terms of this Agreement, to inform the Administrative Agent thereof and instruct each such individual to communicate, promptly upon becoming aware thereof, any such amendment, supplement or modification to a Responsible Officer of Holdings or any Borrower; and (ii) establish, maintain in effect and enforce procedures whereby, at least on a quarterly basis, there is an affirmative verification by Holdings and the Borrowers as to whether any such amendment, supplement or modification has occurred and, if any of the foregoing has occurred, whereby such occurrence is reported to the Administrative Agent promptly upon Holdings or any Borrower becoming aware thereof.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Hedging Obligations, Cash Management Obligations and contingent indemnification obligations and other contingent obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless such Letter of Credit has been Cash Collateralized in full), Holdings and the Borrowers shall not, nor shall they permit any of the Restricted Subsidiaries to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to the Loan Documents (including pursuant to Section 2.03(f)) to secure the Obligations;

(b) Liens existing on the Closing Date and set forth on Schedule 7.01 or, to the extent not listed in such Schedule, the property or assets subject thereto have a Fair Market Value on the Closing Date that does not exceed $2,000,000 in the aggregate; provided that (i) such Lien does not extend to any other property or asset of Holdings or any Restricted Subsidiary other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien and (B) the proceeds and products thereof, (ii) such Lien shall secure only those obligations that it secures on the Closing Date and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 7.03 and (iii) such Lien does not extend to any Collateral;

(c) Liens for Taxes, assessments or governmental charges which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with IFRS;

(d) inchoate, statutory or common law Liens of landlords, lessors, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 30 days or if more than 30 days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with IFRS;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Restricted Subsidiary;

(f) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money or Capitalized Leases), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(f) or 7.03(g); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, construction, repair, replacement, lease or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one creditor may be cross-collateralized to other financings of equipment provided by such creditor;

(j) leases, licenses, subleases, ground leases, sublicenses or cross licenses and Liens on the property covered thereby (including intellectual property), in each case, granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code or any similar Law) on the items in the course of collection, (ii) in favor of a banking or other financial institution arising as a matter of law or standard terms and conditions (Allgemeine Geschaftsbedingung) used by a bank or other financial institution) encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry and (iii) attaching to commodity trading accounts, or other commodity brokerage accounts incurred in the ordinary course of business;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 (other than solely from clause (f) thereof) to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 (other than solely from clause (e) thereof), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens in favor of Holdings or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(e) or other obligations of Holdings or any Restricted Subsidiary, provided that such Liens shall not extend to any Collateral;

(o) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to the terms of this Agreement), in each case after the Closing Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property covered by, or pursuant to the terms thereof required to be covered by, such Lien, securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured by such Lien is permitted under Section 7.03 and was not Incurred in contemplation of such acquisition or such Person becoming a Restricted Subsidiary;

(p) any interest or title of a lessor, licensor, sublessor or sublicensor under leases or subleases entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(r) Liens that are contractual rights of set-off (or, in relation to clause (iii) below, in the case of Germany, also by way of operation of law) (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business;

(s) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(t) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary;

(v) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(w) the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (o) of this Section 7.01; provided that (i) such Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by, or required pursuant to the terms thereof to be covered by, such original Lien and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(x) ground leases in respect of real property on which facilities owned or leased by Holdings or any of its Subsidiaries are located;

(y) [reserved];

(z) Liens solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(aa) Liens not otherwise permitted by this Section 7.01; provided that (i) such Liens do not extend to any Collateral and (ii) at the time of the incurrence of such Liens and the related Indebtedness and other obligations and after giving Pro Forma Effect thereto and the use of proceeds thereof, the aggregate outstanding amount of Indebtedness and other obligations secured by Liens permitted by this clause (aa) does not exceed the greater of (x) $25,000,000 and (y) 10.0% of Consolidated Total Assets as of the end of the Test Period most recently ended on or prior to the date such Lien is incurred based upon the Section 6.01 Financials most recently delivered on or prior to such date;

(bb) Liens securing Indebtedness permitted pursuant to Section 7.03; provided that (i) such Liens do not extend to any Collateral and (ii) after giving Pro Forma Effect to the Incurrence of such secured Indebtedness and any other transactions in connection therewith, the Total Senior Secured Leverage Ratio (calculated on a Pro Forma Basis) is not greater than 2.00:1.00;

(cc) [reserved];

(dd) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents permitted under Section 7.02;

(ee) [reserved];

(ff) Liens on Equity Interests in joint ventures (other than Wholly Owned Restricted Subsidiaries); provided that any such Lien is in favor of a creditor or partner of such joint venture;

(gg) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(hh) Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the ordinary conduct of the business of Holdings or any Restricted Subsidiary; provided that such Liens do not materially interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary;

(ii) servicing agreements, development agreements, site plan agreements, subdivision agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the real property of Holdings or any Restricted Subsidiary, including any obligations to deliver letters of credit and other security as required thereunder; provided that the same do not materially interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary; and

(jj) the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of Holdings or any Restricted Subsidiary, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof; and

(kk) Liens securing Swap Agreements submitted for clearing in accordance with applicable Law.

Notwithstanding anything herein to the contrary, (i) neither Holdings nor any Restricted Subsidiary will create, incur, assume or permit to exist any Lien on the Equity Interests of any Borrower, other than nonconsensual Liens arising by operation of Law that are otherwise permitted by this Section and (ii) no Borrower will create, incur, assume or permit to exist any Lien on any Accounts arising under any Specified Contract, other than nonconsensual Liens arising by operation of Law that are otherwise permitted by this Section.

Section 7.02 Investments. Make or permit to exist any Investments, except:

(a) Investments by Holdings or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, partners, members and employees of Holdings (or any Parent Entity) or its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any Parent Entity) (provided that the amount of such loans and advances shall be contributed to Holdings in cash as common equity (or any other form of equity reasonably satisfactory to the Administrative Agent) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount not to exceed the greater of (x) $5,000,000 and (y) 2.0% of Consolidated Total Assets as of the end of the Test Period most recently ended on or prior to the date such Investment is made (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date;

(c) asset purchases (including purchases of inventory, supplies and materials), the lease or sublease of any asset, or licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d) Investments by Holdings or a Restricted Subsidiary in any other Restricted Subsidiary; provided that such Restricted Subsidiary was a Restricted Subsidiary prior to such Investment;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Section 7.01, 7.03 (other than 7.03(j)(iii)), 7.04, 7.05 (other than 7.05(e)) or 7.06), respectively; provided, however, that no Investments may be made solely pursuant to this Section 7.02(f);

(g) (i) Investments existing on the Closing Date and listed on Schedule 7.02 and (ii) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment permitted by clause (g)(i) existing on the Closing Date; provided that the aggregate amount of the Investments permitted pursuant to this Section 7.02(g) is not increased from the aggregate amount of such Investments on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(h) Investments in Swap Contracts permitted under Section 7.03(h);

(i) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(j) [reserved];

(k) [reserved];

(l) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) any additional Investments (including Investments in minority or non-controlling investments, Investments in Unrestricted Subsidiaries and Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries); provided that the aggregate amount of any such Investment shall not cause the aggregate amount of all such Investments made pursuant to this Section 7.02(n), measured at the time such Investment is made, to exceed the sum of (i) the greater of (x) $30,000,000 and (y) 12.5% of Consolidated Total Assets as of the end of the Test Period most recently ended on or prior to the date such Investment is incurred based upon the Section 6.01 Financials most recently delivered on or prior to such date and (ii) the Available Equity Amount at such time;

(o) advances of payroll payments to employees, directors, consultants, independent contractors or other service providers of Holdings (or any Parent Entity) or the Restricted Subsidiaries or other advances of salaries or compensation to any such employees, directors, partners, members, consultants, independent contractors or other service providers, in each case in the ordinary course of business;

(p) Guarantee Obligations of Holdings or any Restricted Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or any Parent Entity);

(r) contributions to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers of Holdings (or any Parent Entity) or the Restricted Subsidiaries or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings (or any Parent Entity thereof);

(s) [reserved];

(t) Investments made to acquire, purchase, repurchase or retire Equity Interests of Holdings (or any Parent Entity thereof) owned by any employee stock ownership plan or similar plan of Holdings (or any Parent Entity thereof) or any Restricted Subsidiary;

(u) Investments held by any Person acquired by Holdings or a Restricted Subsidiary after the Closing Date or of any Person (other than an Unrestricted Subsidiary) merged into Holdings or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, amalgamation, merger or consolidation; and

(v) new Restricted Subsidiaries of Holdings may be established or created if Holdings and such Restricted Subsidiary comply with the requirements of Section 6.10, if applicable; provided that, in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating an acquisition permitted by this Section 7.02, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such acquisition, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 6.10 until such acquisition is consummated (at which time the surviving entity of such acquisition shall be required to so comply in accordance with the provisions thereof);

(w) [reserved];

(x) non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral are not impaired;

(y) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights, in each case in the ordinary course of business; and

(z) additional Investments (including the purchase or other acquisition of assets constituting substantially all the assets of, or substantially all the assets of a business unit, a line of business or division of, any Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of Holdings, including as a result of a merger or consolidation (each, a “Permitted Acquisition”)); provided that (i) the Payment Conditions shall have been satisfied with respect thereto and (ii) in the case of a Permitted Acquisition, immediately before and after giving Pro Forma Effect thereto, (A) no Event of Default pursuant to clause (a), (f) or (g) of Section 8.01 shall have occurred and be continuing and (B) Holdings and the Restricted Subsidiaries, taken as a whole, shall be in compliance with Section 6.15.

Section 7.03 Indebtedness. Incur any Indebtedness, except:

(a) Indebtedness of the Borrowers and the other Loan Parties under the Loan Documents (including pursuant to Sections 2.14 and 2.15);

(b) [reserved];

(c) Indebtedness (i) listed on Schedule 7.03 and any Permitted Refinancing Indebtedness thereof and (ii) that is intercompany Indebtedness among Holdings and the Restricted Subsidiaries outstanding on the date hereof; provided that any intercompany Indebtedness of any Borrower owing to Holdings or any other Restricted Subsidiary (other than a Borrower) shall be subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(d) Guarantee Obligations of Holdings and its Restricted Subsidiaries in respect of Indebtedness of any Restricted Subsidiary otherwise permitted hereunder; provided that (i) if the Indebtedness being guaranteed is subordinated in right of payment to the Obligations, such Guarantee Obligation shall be subordinated in right of payment to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, (ii) no Guarantee Obligations of Holdings shall be permitted unless Holdings shall have also provided a Guarantee of the Obligations and (iii) no Guarantee Obligations of any Restricted Subsidiary in respect of any Indebtedness of Holdings or a Loan Party shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations;

(e) Indebtedness of Holdings or any Restricted Subsidiary owing to Holdings or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that any such Indebtedness of any Borrower owing to Holdings or any other Restricted Subsidiary shall be subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(f) (i) Capitalized Lease Obligations and other Indebtedness financing the acquisition, construction, repair, replacement, lease or improvement of fixed or capital assets; provided that (x) such Indebtedness is Incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement, lease or improvement and (y) after giving effect to such Incurrence, the aggregate principal amount of Indebtedness outstanding pursuant to this clause (i), together with the aggregate principal amount of Permitted Refinancing Indebtedness (in respect of Indebtedness Incurred under this clause (i)) outstanding pursuant to clause (iii) below, shall not exceed the greater of (a) $25,000,000 and (b) 10.0% of Consolidated Total Assets as of the end of the Test Period most recently ended on or prior to the date such Indebtedness is Incurred based upon the Section 6.01 Financials most recently delivered on or prior to such date, (ii) Capitalized Lease Obligations arising out of Permitted Sale Leasebacks in an aggregate principal amount, together with the aggregate principal amount of Permitted Refinancing Indebtedness (in respect of Indebtedness Incurred under this clause (ii)) outstanding pursuant to clause (iii) below, not to exceed the greater of (x) $20,000,000 and (y) 8.0% of Consolidated Total Assets as of the end of the Test Period most recently ended on or prior to the date such Capitalized Lease Obligation is Incurred based upon the Section 6.01 Financials most recently delivered on or prior to such date and (iii) any Permitted Refinancing Indebtedness of any Indebtedness set forth in the immediately preceding clauses (i) and (ii);

(g) (i) Indebtedness of any Restricted Subsidiary arising under Capitalized Leases, other than Capitalized Leases in effect on the Closing Date (and set forth on Schedule 7.03) or Capitalized Leases entered into pursuant to Section 7.03(f); provided that at the time of Incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness under this clause (i), together with the aggregate principal amount of Permitted Refinancing Indebtedness outstanding pursuant to clause (ii) below, shall not exceed the greater of (x) $10,000,000 and (y) 4.0% of Consolidated Total Assets as of the end of the Test Period most recently ended on or prior to the date such Indebtedness is Incurred based upon the Section 6.01 Financials most recently delivered on or prior to such date; and (ii) any Permitted Refinancing Indebtedness Incurred to refinance such Indebtedness;

(h) Indebtedness in respect of Swap Contracts Incurred in the ordinary course of business and not for speculative purposes;

(i) [reserved];

(j) (i) Indebtedness representing deferred compensation to employees, directors, consultants, partners, members, contract providers, independent contractors or other service providers of Holdings (or any Parent Entity thereof) and the Restricted Subsidiaries Incurred in the ordinary course of business and (ii) other similar arrangements Incurred by Holdings or the Restricted Subsidiaries in connection with Permitted Acquisitions or other Investments expressly permitted under Section 7.02 (other than solely from clause (f) thereof);

(k) [reserved];

(l) unsecured Indebtedness consisting of promissory notes issued by Holdings or its Restricted Subsidiaries to current or former officers, managers, consultants, directors, employees, partners, members and other service providers (or their respective Immediate Family Members) to finance the retirement, acquisition, repurchase, purchase or redemption of Equity Interests of Holdings (or any Parent Entity thereof to the extent such Parent Entity uses the proceeds to finance the purchase or redemption (directly or indirectly) of its Equity Interests), in each case to the extent permitted by Section 7.06;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, ACH arrangements, overdraft protections and similar arrangements, in each case in connection with deposit accounts incurred in the ordinary course of business;

(n) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations entered into in the ordinary course of business;

(o) Indebtedness Incurred by Holdings or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business (and not in respect of Indebtedness), including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit.

(r) (i) Indebtedness Incurred by Holdings or a Non-Loan Party Subsidiary, and Guarantee Obligations Holdings or of Non-Loan Party Subsidiaries in respect thereof, in each case, in connection with working capital and other similar facilities; provided that the aggregate principal amount of Indebtedness, measured at the time of Incurrence and after giving Pro Forma Effect thereto and the use of the proceeds thereof, of Non-Loan Parties pursuant to this clause (i), together with the aggregate principal amount of Permitted Refinancing Indebtedness outstanding pursuant to clause (ii) below, shall not exceed the greater of (x) $10,000,000 and (y) 4.0% of Consolidated Total Assets as of the end of the Test Period most recently ended on or prior to the date such Indebtedness is Incurred (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date; and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness;

(s) additional Indebtedness in an aggregate principal amount, measured at the time of Incurrence and after giving Pro Forma Effect thereto and the use of the proceeds thereof, not to exceed the greater of (x) $50,000,000 and (y) 20.0% of Consolidated Total Assets as of the end of the Test Period most recently ended on or prior to the date such Indebtedness is Incurred (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date;

(t) Indebtedness Incurred to finance a Permitted Acquisition (or similar Investment); provided that (i) immediately before and immediately after giving Pro Forma Effect to any such Permitted Acquisition (or similar Investment), no Event of Default pursuant to clauses (a), (f) or (g) of Section 8.01 shall have occurred and be continuing, (ii) Holdings and each Borrower shall, and shall cause its Subsidiaries to, comply with the Collateral and Guarantee Requirement and Sections 6.10 and 6.12, (iii) no portion of such Indebtedness shall mature, and no scheduled principal payments in respect thereof shall be payable (other than customary amortization payments), prior to the Latest Maturity Date, and (iv) at the time of the Incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the Interest Coverage Ratio (calculated on a Pro Forma Basis) is either (x) not less than 2.00:1.00 or (y) greater than or equal to the Interest Coverage Ratio of Holdings immediately prior to such transactions;

(u) [reserved];

(v) [reserved];

(w) Indebtedness of Holdings or any Restricted Subsidiary, so long as (i) the Payment Conditions shall have been satisfied at the time of Incurrence thereof after giving effect thereto, (ii) the maturity date of such Indebtedness is after the Latest Maturity Date and (iii) no scheduled principal payments are payable in respect of such Indebtedness prior to the Latest Maturity Date (other than customary amortization payments);

(x) Guarantee Obligations Incurred in the ordinary course of business in respect of obligations to suppliers, lessors, licensees or sublicensees; provided that any such Guarantee Obligations described in Section 7.03(d) shall be subject to the proviso set forth therein;

(y) unsecured Indebtedness in respect of obligations of Holdings or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money;

(z) Indebtedness arising from agreements of Holdings or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Equity Interests permitted hereunder;

(aa) [reserved];

(bb) [reserved]; and

(cc) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (bb) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (cc) above, Holdings shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (i) all Indebtedness outstanding under the Loan Documents will be deemed to have been Incurred in reliance only on the exception in clause

(a) of this Section 7.03, (ii) for purposes of determining whether an item of Indebtedness meets the criteria of any category of Indebtedness described in clauses (a) through (cc) above at the time of any reclassification thereof, the portion of such item of Indebtedness to be reclassified will be deemed to have been Incurred on the date of such reclassification and (iii) any Lien securing any item of Indebtedness that is reclassified must be permitted under Section 7.01 after giving effect to such reclassification.

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), taken as a whole, to or in favor of any Person, except that:

(a) Holdings may merge, amalgamate or consolidate with or into any other Person (other than a Borrower) or, in connection with a Qualifying IPO, liquidate into the issuing entity, or otherwise convey, sell, assign or transfer all or substantially all of its assets or property; provided that (i) Holdings shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where Holdings is not the continuing or surviving Person or where Holdings has been liquidated, or in connection with a conveyance, sale, assignment or transfer of all or substantially all of its assets, the Person formed by or surviving any such merger, amalgamation or consolidation or the Person into which Holdings has been liquidated or to which Holdings has transferred such assets shall be an entity organized or existing under the laws of the United States or any member of the European Union (Holdings or such Person, as the case may be, being herein referred to as the “Successor Holdings”), (ii) the Successor Holdings (if other than Holdings) shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents pursuant to a written agreement in form and substance reasonably satisfactory to the Administrative Agent, (iii) if such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer involves Holdings and a Person that, prior to the consummation of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer, is not a Restricted Subsidiary of Holdings (A) no Event of Default has occurred and is continuing at the date of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or would result from the consummation of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer, (B) each Guarantor, unless it is the other party to such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or unless the Successor Holdings is Holdings, shall have confirmed by reaffirmation agreement in form and substance reasonably satisfactory to the Administrative Agent that its Guarantee and, in the case of any Borrower, its grant of Liens under the Collateral Documents shall continue in full force and effect and shall apply to the Successor Holdings’ obligations under the Loan Documents and (C) if reasonably requested by the Administrative Agent, an opinion of counsel shall have been provided to the effect that such merger, amalgamation, consolidation, liquidation, conveyance, sale, assignment or transfer does not breach or result in a default under this Agreement or any other Loan Document, in form and substance reasonably satisfactory to the Administrative Agent, and (iv) the Successor Holdings shall, immediately following such merger, amalgamation, consolidation, liquidation, conveyance, sale, assignment or transfer directly or indirectly own all Subsidiaries (unless merged with and into Holdings) owned by Holdings immediately prior to such merger, amalgamation, consolidation, liquidation, conveyance, sale, assignment or transfer; provided, further, that if the foregoing are satisfied, the Successor Holdings (if other than Holdings) will succeed to, and be substituted for, Holdings under this Agreement;

(b) any Subsidiary (other than a Borrower) or any other Person (other than Holdings or a Borrower) may be merged, amalgamated or consolidated with or into, or convey, sell, assign or transfer all or substantially all of its business units, assets or other properties to, a Borrower; provided that (i) such Borrower shall be the continuing or surviving Person and shall continue to be an entity organized or existing under the laws of Malta, in the case of the Maltese Borrower, or Germany, in the case of the German Borrower, (ii) no Event of Default has occurred and is continuing at the date of such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer or would result therefrom, (iii) if reasonably requested by the Administrative Agent, an opinion of counsel shall have been delivered to the Administrative Agent to the effect that such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer does not breach or cause a default under this Agreement or any other Loan Document, in form and substance reasonably satisfactory to the Administrative Agent, (iv) each Guarantor shall have confirmed by a reaffirmation agreement in form and substance reasonably satisfactory to the Administrative Agent that its Guarantee and, in the case of any Borrower, its grant of Liens under the Collateral Documents shall continue in full force and effect and shall continue to apply to such Borrower’s obligations under the Loan Documents and (v) such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer shall be permitted under Section 7.02 (other than solely from clause (f) thereof);

(c) any Subsidiary (other than a Borrower) or any other Person (other than Holdings or a Borrower) may be merged, amalgamated or consolidated with or into any one or more Restricted Subsidiaries (other than a Borrower) or any Restricted Subsidiary (other than a Borrower) may convey, sell, assign or transfer all or substantially all of its business units, assets or other properties; provided that (i) in the case of any merger, amalgamation, consolidation, conveyance, sale, assignment or transfer involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or the transferee of such assets or (B) Holdings and the Borrowers shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) if such merger, consolidation, conveyance, sale, assignment or transfer involves a Restricted Subsidiary and a Person that, prior to the consummation of such merger, consolidation, conveyance, sale, assignment or transfer, is not a Restricted Subsidiary, such merger, consolidation, conveyance, sale, assignment or transfer shall be permitted under Section 7.02 (other than solely from clause (f) thereof) and (iii) in the case of any merger, amalgamation, consolidation, conveyance, sale, assignment or transfer involving one or more Guarantors, (A) a Guarantor shall be the continuing or surviving corporation or the transferee of such assets (or Holdings and the Borrowers shall take all steps necessary to cause the

Person formed by or surviving any such merger, amalgamation, consolidation, conveyance, sale, assignment or transfer (if other than a Guarantor) to become a Guarantor) and (B) each Guarantor shall have confirmed by a reaffirmation agreement in form and substance reasonably satisfactory to the Administrative Agent that its Guarantee and, in the case of any Borrower, its grant of Liens under the Collateral Documents shall continue in full force and effect;

(d) any Restricted Subsidiary (other than a Borrower) may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Restricted Subsidiary;

(e) Holdings or any Restricted Subsidiary (other than a Borrower) may effect a merger, dissolution, liquidation, consolidation or amalgamation to effect a Disposition permitted pursuant to Section 7.05 (other than solely from clause (e) thereof);

(f) any Restricted Subsidiary (other than a Borrower) may liquidate or dissolve if Holdings determines in good faith that such liquidation or dissolution is in the best interests of Holdings and is not materially disadvantageous to the Lenders; and

(g) any Restricted Subsidiary (other than a Borrower) may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.02 (other than solely from clause (f) thereof); provided that the continuing or surviving Person shall be a Restricted Subsidiary.

Notwithstanding anything herein to the contrary, in the case of any merger, amalgamation or consolidation involving, the liquidation or dissolution of, or any conveyance, sale, assignment, novation or transfer of assets by, any Guarantor, the Maltese Borrower and each Guarantor organized or existing under the laws of Malta shall have provided its express consent to such merger, amalgamation, consolidation, liquidation, dissolution, conveyance, sale, assignment, novation or transfer, and confirmed by a reaffirmation agreement in form and substance reasonably satisfactory to the Administrative Agent that its Guarantee and, in the case of the Maltese Borrower, its grant of Liens under the Collateral Documents, shall continue in full force and effect.

Section 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Holdings and its Restricted Subsidiaries;

(b) Dispositions of inventory and other assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial intellectual property to lapse or go abandoned in the ordinary course of business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) Dispositions of property to a Restricted Subsidiary, other than Dispositions by a Borrower of any Accounts arising under any Specified Contract;

(e) Dispositions in the form of Investments permitted by Section 7.02 (other than solely from Section 7.02(f)), in the form of mergers and other transactions permitted by Section 7.04, in the form of Restricted Payments permitted by Section 7.06 (if not a disposition of Accounts arising under any Specified Contract) and in the form of Liens permitted by Section 7.01;

(f) subject to compliance with Section 6.17, Dispositions of Cash Equivalents;

(g) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(h) transfers of property subject to Casualty Events upon receipt of the net cash proceeds of such Casualty Event;

(i) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements;

(j) Dispositions of accounts receivable (other than Dispositions by a Borrower of Accounts arising under any Specified Contract) in the ordinary course of business in connection with the collection or compromise thereof;

(k) the unwinding of any Swap Contract pursuant to its terms;

(l) Permitted Sale Leasebacks;

(m) Dispositions not otherwise permitted pursuant to this Section 7.05 (other than any Disposition by a Borrower of Accounts arising under any Specified Contract; provided that this parenthetical shall not exclude any such Disposition that constitutes all Accounts arising under one or more Specified Contracts if (x) the Borrowers shall deliver an updated Borrowing Base Certificate giving Pro Forma Effect to such Disposition and (y) after giving Pro Forma Effect to such Disposition and the use of proceeds thereof, (I) the German Revolving Credit Exposure of all Revolving Credit Lenders does not exceed the German Borrowing Base, (II) the Maltese Revolving Credit Exposure of all Revolving Credit Lenders does not exceed the Maltese Borrowing Base and (III) the Aggregate Revolving Credit Exposure of all Revolving Credit Lenders does not exceed the Maximum Credit), if such Disposition shall be for Fair Market Value; provided that (i) with respect to any Disposition pursuant to this clause (m) for a purchase price in excess of the greater of (x) $5,000,000 and (y) 2.0% of Consolidated Total Assets as of the end of the Test Period most recently ended on or prior to the date such Disposition is made based upon the Section 6.01 Financials most recently delivered on or prior to such date, Holdings or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, further, that, for purposes of determining what constitutes cash and Cash Equivalents under this clause (i), (A) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash, (B) any securities received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by Holdings or such Restricted Subsidiary in respect of the applicable Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is outstanding at the time such Designated Non-Cash Consideration is received, not in excess of the greater of (x) $15,000,000 and (y) 6.0% of Consolidated Total Assets (measured as of the date such Disposition is made based upon the Section 6.01 Financials most recently delivered on or prior to such date) at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash, and (ii) before and after giving effect to any such Disposition, no Event of Default shall have occurred and be continuing (other than with respect to a Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default existed or would have resulted from such Disposition);

(n) [reserved];

(o) Dispositions listed on Schedule 7.05; and

(p) the Disposition of the Equity Interests in, Indebtedness of, or other securities issued by, an Unrestricted Subsidiary.

Section 7.06 Restricted Payments. Make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non- Wholly Owned Restricted Subsidiary, to any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary (other than Holdings) on a pro rata basis based on their relative ownership interests of the relevant class of Equity Interests);

(b) (i) Holdings may (or may make Restricted Payments to permit any Parent Entity to) (and the Restricted Subsidiaries may make Restricted Payments to permit Holdings to) redeem in whole or in part any of its Equity Interests for another class of its (or such Parent Entity’s) Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) Holdings may declare and make any Restricted Payment payable solely in Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of Holdings;

(c) Holdings may (and the Restricted Subsidiaries may make Restricted Payments to permit Holdings to) pay the 2013 Distribution to its equity holders (including related payments to the holders of options and similar rights), with such payment to be made on or prior to March 31, 2014; provided that any portion of the 2013 Distribution that is required to be used by Holdings (or any Parent Entity) to make deferred payments to any holders of options or similar rights that are subject to vesting made be made after March 31, 2014, with such portion of the 2013 Distribution to be paid as such options vest;

(d) to the extent constituting Restricted Payments, Holdings and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.02 (other than clause (f) thereof), 7.04, 7.07(d), 7.07(h) and 7.07(j);

(e) repurchases of Equity Interests in the ordinary course of business in Holdings (or any Parent Entity) or any Restricted Subsidiary deemed to occur upon exercise, vesting and/or settlement of Equity Interests if such Equity Interests represent a portion of the exercise price thereof or any portion of required withholding or similar taxes due upon the exercise, vesting and/or settlement thereof;

(f) Holdings or any Restricted Subsidiary may, in good faith, pay (or make Restricted Payments to allow Holdings or any Parent Entity to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or any Parent Entity (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Equity Interests) held by any future, present or former employee, director, officer or other individual service provider (or any Immediate Family Members of any of the foregoing) of Holdings (or any Parent Entity) or any of its Subsidiaries pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock option or stock appreciation or similar rights plan, any management, director and/or employee stock ownership or equity-based incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement) with any employee, director, officer or other individual service provider of Holdings (or any Parent Entity) or any Subsidiary; provided that any such payments, measured at the time made, do not exceed (i) $10,000,000 in any fiscal year, plus (ii) all net cash proceeds obtained by any Parent Entity (and contributed to Holdings) or Holdings during such calendar year from the sale of such Equity Interests to other present or former officers, employees, directors and other individual service provider in connection with any of the agreements or plans referred to above in this Section 7.06(f), plus (iii) all net cash proceeds obtained from any key-man life insurance policies received by Holdings during such calendar year; provided that any unused portion of the preceding basket calculated pursuant to clauses (i) through (iii) above for any fiscal year may be carried forward to succeeding fiscal years; provided, further, that cancellation of Indebtedness owing to Holdings (or any Parent Entity) or any of its Subsidiaries from employees, directors, officers or other individual service provider of Holdings, any Parent Entity or any Restricted Subsidiaries in connection with a repurchase of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g) Holdings and its Restricted Subsidiaries may make Restricted Payments to any Parent Entity (and any Restricted Subsidiary may make Restricted Payments to Holdings):

(i) the proceeds of which will be used to pay the portion of any consolidated, combined or similar income tax liability attributable to the income of Holdings or its Subsidiaries; provided that (x) no such payments shall exceed the income tax liability that would have been imposed on Holdings and/or the applicable Subsidiaries had such entity(ies) paid such taxes on a stand-alone basis and (y) any such payments attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to Holdings or any Restricted Subsidiary for such purpose;

(ii) the proceeds of which shall be used to pay such Holdings’ or such Parent Entity’s operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including administrative, legal, accounting and similar expenses provided by third parties as well as trustee, directors and general partner fees) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Holdings and its Subsidiaries (including any reasonable and customary indemnification claims made by directors or officers of Holdings or such Parent Entity attributable to the direct or indirect ownership or operations of Holdings and its Subsidiaries) and fees and expenses otherwise due and payable by Holdings or any Restricted Subsidiary and permitted to be paid by Holdings or such Restricted Subsidiary under this Agreement, in an aggregate amount pursuant to this clause (ii) not to exceed $5,000,000 in any fiscal year;

(iii) the proceeds of which shall be used to pay franchise and excise taxes, and other fees and expenses, required to maintain Holdings’ or such Parent Entity’s (or any of its direct or indirect parents’ of which Holdings is a Wholly Owned Subsidiary) existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings or such Parent Entity shall, immediately following the closing thereof, cause all property acquired (whether assets or Equity Interests) to be held by or contributed to Holdings or a Restricted Subsidiary and, if such property acquired consists of assets other than Equity Interests, Holdings shall immediately cause such assets to be contributed to a Restricted Subsidiary;

(v) the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering, refinancing, issuance, incurrence, Disposition, acquisition or Investment permitted by this Agreement; and

(vi) the proceeds of which shall be used to pay customary salary, compensation, bonus and other benefits payable to officers, employees, consultants and other service providers of Holdings or any Parent Entity to the extent such salaries, compensation, bonuses and other benefits are attributable to the ownership or operation of Holdings and its Restricted Subsidiaries;

(h) Holdings or any Restricted Subsidiary may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(i) Holdings or any Restricted Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(j) in addition to the foregoing Restricted Payments (i) Holdings or any Restricted Subsidiary may make additional Restricted Payments so long as the Payment Conditions shall have been satisfied with respect thereto at the time of such Restricted Payments, (ii) Holdings may make (and any Restricted Subsidiary may make Restricted Payments to Holdings to allow Holdings to make) additional Restricted Payments in an aggregate amount not to exceed an amount equal to the Available Equity Amount at the time such Restricted Payments are made and (iii) so long as no Event of Default shall have occurred and be continuing or would result therefrom, Holdings may make (and any Restricted Subsidiary may make Restricted Payments to Holdings to allow Holdings to make) additional Restricted Payments, measured at the time made, in an aggregate amount not to exceed $15,000,000; and

(k) the declaration and payment by Holdings of (and the making by any Restricted Subsidiary of Restricted Payments to Holdings to allow Holdings to pay) dividends on the common stock or common equity interests of Holdings following a public offering of such common stock or common equity interests, in an amount not to exceed 6% of the proceeds received by or contributed to Holdings in or from any public offering in any fiscal year

Section 7.07 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business, other than:

(a) transactions between or among Holdings or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms substantially as favorable to Holdings or such Restricted Subsidiary as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) [reserved];

(d) [reserved];

(e) Restricted Payments permitted under Section 7.06;

(f) loans and other transactions by and among Holdings and/or one or more Subsidiaries to the extent permitted under this Article VII;

(g) employment, compensation, severance or termination arrangements between any Parent Entity, Holdings or any of its Subsidiaries and their respective officers, employees and consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, directors and consultants and stock option or incentive plans and other compensation arrangements) in the ordinary course of business and transactions pursuant to management equity plans, stock option plans and other employee benefit plans, agreements and arrangements;

(h) the payment of (x) customary fees to directors, officers, managers, employees, consultants and other service providers of Holdings and its Restricted Subsidiaries or any Parent Entity in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries and (y) reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, managers, employees, consultants, partners, members and other service providers of Holdings and its Restricted Subsidiaries or any Parent Entity in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries;

(i) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.07 or any amendment thereto to the extent such an amendment, taken as a whole, is not adverse to the Lenders in any material respect;

(j) customary payments by Holdings and any Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved, as applicable pursuant to requirements of law or the relevant constituent documents of Holdings or such Restricted Subsidiary, by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of Holdings in good faith and such payments shall not exceed 1% of the transaction value for each such transaction;

(k) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”, other than any management, monitoring, transaction, advisory or similar fees payable to any Permitted Holder or any of its Affiliates;

(l) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings (or any Parent Entity) to any Permitted Holder or to any former, current or future director, manager, officer, partner, member, employee, consultant or other service provider (or any Affiliate of any of the foregoing) of Holdings (or any Parent Entity), the Borrowers, any of the Restricted Subsidiaries or any direct or indirect parent thereof;

(m) any issuance of Equity Interests, or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, compensation arrangements, stock options and stock ownership plans, and other employee benefit plans approved by the Board of Directors of any Parent Entity or Holdings, as the case may be;

(n) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with prudent business practice followed by companies in the industry of Holdings and its Subsidiaries;

(o) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of Holdings and its Subsidiaries; and

(p) to the extent not prohibited by Sections 7.06(g)(i) and (iii), payments by any Parent Entity, Holdings and the Restricted Subsidiaries pursuant to Tax sharing agreements among any such Parent Entity, Holdings and the Restricted Subsidiaries on customary terms; provided that payments by Holdings and the Restricted Subsidiaries under any such Tax sharing agreements shall not exceed the excess (if any) of the amount they would pay on a standalone basis over the amount they actually pay to Governmental Authorities.

Section 7.08 Prepayments, Etc., of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Financing (it being understood that payments of regularly scheduled interest under the Junior Financing Documents relating to such Junior Financing shall be permitted), except for (i) the Refinancing thereof with Permitted Refinancing Indebtedness, (ii) the conversion thereof to Equity Interests (other than Disqualified Equity Interests) of Holdings or any Parent Entity, (iii) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an aggregate amount not to exceed the Available Equity Amount, (iv) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity so long as the Payment Conditions have been satisfied at the time of such prepayment, redemption, purchase, defeasances or other payment and (v) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an aggregate amount, measured at the time of payment, not to exceed the greater of (x) $7,500,000 and (y) 3.0% of Consolidated Total Assets as of the end of the Test Period most recently ended on or prior to the date such prepayment, redemption, purchase, defeasance or other payment is made based upon the Section 6.01 Financials most recently delivered on or prior to such date;

(b) amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of the Junior Financing Documents without the consent of the Required Lenders.

Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 7.08 shall prohibit (i) the repayment or prepayment of intercompany Indebtedness owed among Holdings and/or the Restricted Subsidiaries, in either case unless an Event of Default has occurred and is continuing and the Borrower Agent has received a notice from the Collateral Agent instructing it not to make or permit Holdings and/or the Restricted Subsidiaries to make any such repayment or prepayment or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 7.03 after giving effect to such transfer.

Section 7.09 [Reserved].

Section 7.10 Negative Pledge. Enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (i) Law or (ii) any Loan Document;

(b) customary restrictions and conditions existing on the Closing Date or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d) customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f) [reserved];

(g) [reserved];

(h) restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions constituting Liens permitted hereunder);

(i) restrictions set forth on Schedule 7.11 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 7.02 and applicable solely to such joint venture and entered into in the ordinary course of business;

(k) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03(f) or 7.03(g), but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness;

(l) [reserved];

(m) customary net worth provisions contained in real property leases entered into by a Borrower, so long as such Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrowers to meet their ongoing obligations; and

(n) provisions restricting the granting of a security interest in intellectual property contained in licenses or sublicenses by Holdings and its Restricted Subsidiaries of such intellectual property, which licenses and sublicenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such intellectual property).

Section 7.11 Financial Covenant. Permit the Fixed Charge Coverage Ratio for any Test Period to be less than 1.00 to 1.00; provided that such Fixed Charge Coverage Ratio will only be tested as of the last day of the Test Period ending on or immediately prior to the date on which a Covenant Trigger Period shall have commenced and shall continue to be tested as of the last day of each Test Period thereafter until such Covenant Trigger Period is no longer continuing.

Section 7.12 Use of Proceeds. Neither Borrower will request any Borrowing or Letter of Credit, and neither Borrower shall use, and Holdings shall procure that the Restricted Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.13 Agency Agreement. Neither Borrower shall:

(a) waive any rights under or amend, supplement, modify, novate, repudiate, rescind or otherwise terminate, or permit to be terminated, the Agency Agreement to the extent that any such action could reasonably be expected to have an adverse effect on the interests of the Lenders, without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided that the Agency Agreement may be extended or replaced in accordance with the proviso to Section 7.13(b);

(b) permit the Agency Agreement to expire prior to the Maturity Date of any Facility; provided that any extension of, or replacement Agency Agreement entered into to extend the expiration of, the then existing Agency Agreement shall be on terms and conditions (other than date of expiration) substantially the same as the then existing Agency Agreement or otherwise satisfactory to the Administrative Agent unless such terms and conditions could reasonably be expected to have an adverse effect on the interests of the Lenders; or

(c) fail to diligently pursue any remedies available to it for any breach of, or in respect of any claim in relation to, the Agency Agreement unless the failure to so pursue could reasonably be expected to have an adverse effect on the interests of the Lenders.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following events referred to in any of clauses (a) through (k) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or L/C Borrowing or (ii) within five Business Days after the same becomes due, any interest on any Loan or any fee or other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. (i) Holdings or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of (A) Section 6.03(a), 6.04 (solely with respect to Holdings or any Borrower) or 6.11 or Article VII (other than Section 7.11) or (B) Section 6.17 and such failure in respect of Section 6.17 shall continue for three Business Days, (ii) the Borrowers fail to deliver a Borrowing Base Certificate by the time required under Section 6.18(a) and such failure shall continue for five Business Days (or, if any Enhanced Reporting Period shall be in effect, two Business Days), or (iii) Holdings fails to comply with the requirements of the Financial Covenant set forth in Section 7.11; provided that, except for purposes of determining the satisfaction of conditions precedent in Section 4.02 or the availability of any basket or exception under Article VI or VII, an Event of Default under this clause (iii) shall not occur until the expiration of the Cure Deadline; or

(c) Other Defaults. Holdings or any Restricted Subsidiary fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt by Holdings or the Maltese Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Holdings or any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e) Cross-Default. Holdings or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period, if any, required to be made (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to (x) secured Indebtedness that becomes due or as to which an offer to prepay is required to be made as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, or (y) any Indebtedness permitted to exist or be Incurred under the terms of this Agreement that is required to be repurchased, prepaid, defeased or redeemed (or as to which an offer to repurchase, prepay, defease or redeem is required to be made) in connection with any asset sale event, casualty or condemnation event, change of control (without limiting the rights of the Agents and the Lenders under Section 8.01(k)), excess cash flow or other customary provision in such Indebtedness giving rise to such requirement to offer or prepay in the absence of any default thereunder; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness; or

(f) Insolvency Proceedings, Etc. Holdings or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days; or an order for relief is entered in any such proceeding; or, with respect to any German Relevant Entity, a German Insolvency Event occurs; or

(g) Attachment. Any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Holdings and the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against Holdings or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance or by an enforceable indemnity) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or

(i) Pension Scheme Events. The occurrence of any Pension Scheme Event; or

(j) Invalidity of Guarantee or Collateral Documents. (i) Any material provision of the Master Guarantee Agreement or any Collateral Document (other than the English Floating Charge), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Guarantee purported to be created under the Master Guarantee Agreement, for any reason other than as expressly permitted hereunder or thereunder, fails or ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any material provision of the Master Guarantee Agreement or any Collateral Document or the validity or enforceability of its Guarantee; or any Loan Party denies in writing that it has any or further liability or obligation under the Master Guarantee Agreement (or its Guarantee thereunder) or any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports in writing to revoke or rescind the Master Guarantee Agreement (or its Guarantee thereunder) or any Collateral Document; or (ii) any Lien purported to be created by the Collateral Documents (other than the English Floating Charge) fails or ceases to be, or shall be asserted by any Borrower not to be, a legal, valid, enforceable and perfected Lien, with the priority required hereby and by the Collateral Documents, with respect to any Accounts arising under the Specified Contracts, any funds on deposit in or credited to any Specified Deposit Account or any other material Collateral (in each case under this clause (ii), other than as a result of (x) a release of Collateral permitted under Section 10.19, (y) express provisions of any Collateral Document restricting the ability of the Collateral Agent to provide any notice required to be provided in order to perfect the Lien created under such Collateral Document or (z) the Administrative Agent’s or the Collateral Agent’s failure to file and maintain proper Uniform Commercial Code statements or similar filings (including continuation statements), except as a result of a failure by any Borrower to give any notice required to be given pursuant to Section 6.10(a); or

(k) Change of Control. There occurs any Change of Control.

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other amounts owing or payable hereunder or under any other Loan Document shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f) with respect to Holdings or any Borrower, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under Section 8.01(f), any reference therein to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary that is an Immaterial Subsidiary affected by any event or circumstances referred to in such Section unless the consolidated total assets of such Restricted Subsidiary (determined in accordance with IFRS), together with the consolidated total assets of all other Restricted Subsidiaries (determined in accordance with IFRS) affected by such event or circumstance, shall exceed 15% of the Consolidated Total Assets as of the end of the most recent Test Period for which Section 6.01 Financials have been delivered.

Section 8.04 Application of Funds. If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02 and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to each Agent in its capacity as such (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreements);

Second, to pay interest due in respect of all Protective Advances until paid in full;

Third, to pay the principal of all Protective Advances until paid in full;

Fourth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Fourth payable to them (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreements);

Fifth, to pay interest accrued in respect of the Swing Line Loans until paid in full;

Sixth, to pay the principal of all Swing Line Loans until paid in full;

Seventh, to pay interest accrued in respect of the Revolving Credit Loans until paid in full;

Eighth, ratably, based on the respective aggregate amounts of such Obligations, (i) to pay the principal of all Revolving Credit Loans and L/C Borrowings, until paid in full, (ii) to the Administrative Agent, to be held by the Administrative Agent, for the benefit of the L/C Issuers, as Cash Collateral in an amount up to 101% of the maximum drawable amount of any outstanding Letters of Credit and (iii) to pay any Obligations under Noticed Hedges, until paid in full;

Ninth, ratably to pay (i) any Obligations under Secured Hedge Agreements (other than Obligations under Noticed Hedges), until paid in full, and (ii) any amounts owing with respect to Cash Management Obligations, in each case, until paid in full;

Tenth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties (other than any Defaulting Lenders) on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties (other than any Defaulting Lenders) on such date, until paid in full;

Eleventh, ratably to pay any Obligations owed to Defaulting Lenders, until paid in full; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrowers. Notwithstanding the foregoing, no amounts received from any Borrower or any Guarantor shall be applied to any Excluded Swap Obligations of such Person.

Section 8.05 Permitted Holders’ Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01(b), in the event that Holdings fails to comply with the requirement of the Financial Covenant, any of the Permitted Holders or any other Person designated by Holdings shall have the right, during the period beginning at the start of the last fiscal quarter of the applicable Test Period and until the later of (i) the tenth Business Day after the date on which financial statements with respect to the Test Period in which such covenant is being measured are required to be delivered pursuant to Section 6.01 and (ii) the tenth Business Day after the beginning of a Covenant Trigger Period (such later date, the “Cure Deadline”), to make a direct or indirect equity investment in Holdings in cash in the form of common Equity Interests (or other Qualified Equity Interests reasonably acceptable to the Administrative Agent) (the “Cure Right”), and upon the receipt by Holdings of net cash proceeds pursuant to the exercise of the Cure Right (the “Cure Amount”), the Financial Covenant shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Cure Amount; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the Financial Covenant with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document.

(b) If, after the receipt of the Cure Amount and the recalculations pursuant to clause (a) above, Holdings shall then be in compliance with the requirements of the Financial Covenant during such Test Period, Holdings shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default that had occurred shall be deemed cured; provided that (i) the Cure Right may be exercised on no more than five occasions, (ii) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Cure Right is exercised, (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause Holdings to be in compliance with the Financial Covenant (such amount, the “Necessary Cure Amount”) (provided that if the Cure Right is exercised prior to the date financial statements are required to be delivered for such fiscal quarter then the Cure Amount shall be equal to the amount reasonably determined by Holdings in good faith that is required for purposes of complying with the Financial Covenant for such fiscal quarter (such amount, the “Expected Cure Amount”), (iv) subject to clause (c) below, all Cure Amounts shall be disregarded for purposes of determining any baskets, with respect to the covenants contained in the Loan Documents or the determination of the Available Equity Amount and (v) there shall be no pro forma reduction in Indebtedness (by netting or otherwise) with the proceeds of any Cure Amount for determining compliance with the Financial Performance Covenant for the fiscal quarter for which such Cure Amount is deemed applied.

(c) Notwithstanding anything herein to the contrary, to the extent that the Expected Cure Amount is (i) greater than the Necessary Cure Amount, then such difference may be used for the purposes of determining any baskets (other than any previously contributed Cure Amounts), with respect to the covenants contained in the Loan Documents or determining the Available Equity Amount, but the amount of such difference shall not be included in any Cure Amount and shall not increase Consolidated EBITDA for any Test Period and (ii) less than the Necessary Cure Amount, then not later than the applicable Cure

Deadline, Holdings must receive a direct or indirect equity investment in cash in the form of common Equity Interests (or other Qualified Equity Interests reasonably acceptable to the Administrative Agent), which cash proceeds received by Borrower shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01 Appointment and Authorization of Agents.

(a) Each Lender (including the Swing Line Lender and each L/C Issuer) hereby irrevocably appoints, designates and authorizes the Administrative Agent serve as administrative agent under this Agreement and each other Loan Document and to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such actions as are delegated to it by the terms of this Agreement or any other Loan Document, together with such actions, powers and discretion as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth in this Agreement or any other Loan Document, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or L/C Issuer or any participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including the Swing Line Lender, each L/C Issuer and the Administrative Agent) hereby irrevocably appoints, designated and authorizes (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have appointed, designated and authorized) the Collateral Agent to act as the collateral agent and/or security trustee of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such actions, powers and discretion as are reasonably incidental thereto. In addition, to the extent required under the Laws of any jurisdiction, (i) each of the Lenders (including the Swing Line Lender, each L/C Issuer and the Administrative Agent) hereby appoints (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have appointed) the Collateral Agent to hold the Collateral on trust for the benefit of the Secured Parties, and the Collateral Agent accepts such appointment and agrees to hold and apply the Collateral in accordance with the Loan Documents, and (ii) each of the Lenders (including the Swing Line Lender, each L/C Issuer and the Administrative Agent) hereby grants (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have granted) to the Collateral Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s (or such Swing Line Lender’s, L/C Issuer’s, Administrative Agent’s or other Secured Party’s) behalf, and the Collateral Agent hereby accepts such grant.

(c) The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders, the Swing Line Lender and the L/C Issuers, and, except solely to the extent of the Maltese Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of Holdings, the Borrowers or any other Loan Party shall have any rights as a third party beneficiary of any such provisions.

(d) Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article. In furtherance of the foregoing, it is understood and agreed that the availability of benefits of the Collateral to any Secured Party that is not a party hereto is made available on an express condition that, and is subject to, such Secured Party not asserting that it is not bound by the appointments and other agreements expressed herein to be made, or deemed herein to be made, by such Secured Party

Section 9.02 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, co-agents, sub-agents, employees or attorneys-in-fact, and shall be entitled to rely on advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent, co-agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence, willful misconduct or bad faith by such Agent, as determined by the final and non-appealable judgment of a court of competent jurisdiction. Each agent, co-agent, sub-agent or attorney-in-fact and all other Agent-Related Parties appointed by any Agent pursuant to this Section shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07), Section 10.04 and Section 10.05, as though such agent, co-agent, sub-agent, attorney-in-fact or other Agent-Related Party were such Agent under the Loan Documents, as if set forth in full herein with respect thereto.

Section 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender, any L/C Issuer or any participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby, or as such Agent shall believe in good faith to be expressly required hereby, in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default unless such Agent shall have received written notice from a Lender or the Maltese Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The applicable Agent will notify the Lenders of its receipt of any such notice. Each Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until such Agent has received any such direction, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Holdings and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Holdings, the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person. Each Lender expressly agrees and acknowledges that (a) no Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Field Examination or any Report or (ii) shall be liable for any information contained in any Field Examination and (b) expressly agrees and acknowledges that the Field Examinations and Reports are not comprehensive audits or examinations, that any Agent or other party performing any Field Examination will inspect only specific information regarding Holdings and its Subsidiaries and will rely significantly upon Holdings’ and its Subsidiaries’ books and records, as well as on representations of Holdings’ and its Subsidiaries’ personnel. Each Lender expressly agrees and acknowledges that no Agent undertakes any obligation to update, correct or supplement any Report. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document (including any Borrowing Base Certificate) delivered thereunder or in connection therewith, including with respect to the existence and aggregate amount of Obligations under Secured Cash Management Agreements or Secured Hedge Agreements, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, including whether any of the Borrowing Base General Eligibility Requirements is or remains satisfied (and, in connection therewith, whether any of the events or conditions referred to in the definition of such term have occurred or exist), (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the existence, value or collectability of the Collateral or the creation, validity, legality, enforceability, perfection or priority of any Lien created or intended to be created under the Collateral Documents (and no Agent shall be responsible or liable to the Lenders or other Secured Parties for any failure to monitor or maintain any portion of the Collateral) or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent. Notwithstanding anything herein to the contrary, no Agent shall have any liability arising from any confirmation of the Aggregate Borrowing Base, the German Borrowing Base, the Maltese Borrowing Base, Excess Availability, Revolving Credit Exposure or Total Outstandings or the component amounts of any of the foregoing.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent-Related Person upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent-Related Person is not reimbursed for such expenses by or on behalf of the Loan Parties; provided that such reimbursement by the Lenders shall not affect the Loan Parties’ continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Revolving Credit Commitments, the payment of all other Obligations and the resignation of any Agent.

Section 9.08 Agents in their Individual Capacities. JPMCB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though JPMCB were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, JPMCB or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agents shall be under no obligation to provide such information to them. With respect to its Loans and Letters of Credit, JPMCB shall have the same rights and powers under this Agreement as any other Lender or L/C Issuer and may exercise such rights and powers as though it were not an Agent, and the terms “Lenders” and “L/C Issuers” (and any singular thereof) include JPMCB in its individual capacity.

Section 9.09 Successor Agents. The Administrative Agent may resign as the Administrative Agent and Collateral Agent upon 30 days’ notice to the Lenders and the Maltese Borrower. If the Administrative Agent and/or Collateral Agent becomes a Defaulting Lender, then such Administrative Agent or Collateral Agent, as the case may be, may be removed as the Administrative Agent or Collateral Agent, as the case may be, at the reasonable request of the Maltese Borrower and the Required Lenders. If an Agent resigns or is removed under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which appointment of a successor agent shall require the consent of the Maltese Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) (which consent of the Maltese Borrower shall not be unreasonably withheld or delayed). If, at the time that the Administrative Agent’s resignation is effective, it is acting as an L/C Issuer or the Swing Line Lender, such resignation shall also operate to effectuate its resignation as L/C Issuer or the Swing Line Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Line Loans. If no successor agent is appointed prior to the effective date of the resignation (but not removal) of any Agent, such Agent may appoint, after consulting with the Lenders and the Maltese Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Administrative Agent” shall mean such successor administrative agent (and the term “Collateral Agent” shall mean such successor collateral agent, security trustee and/or supplemental agent, as described in Section 9.01(c)), and the retiring or removed Agent’s appointment, powers and duties as the Administrative Agent and/or Collateral Agent, as the case may be, shall be terminated. After the retiring or removed Agent’s resignation hereunder as the Administrative Agent and/or Collateral Agent, as the case may be, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent and/or Collateral Agent, as the case may be, under this Agreement. If no successor agent has accepted appointment as the applicable Agent by the date which is 30 days following the retiring (but not removed) Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as an Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring or removed Agent shall be discharged from its duties and obligations under the Loan Documents.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding under the laws of any applicable jurisdiction relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, or L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swing Line Lender, the L/C Issuers and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Swing Line Lenders, the L/C Issuers and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Swing Line Lenders, the L/C Issuers and the Agents under Section 2.04(e) and (f), Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swing Line Lender, each L/C Issuer and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swing Line Lender, the L/C Issuers or any other Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Agent under Section 2.07 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, the Swing Line Lender, any L/C Issuer or any other Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender, the Swing Line Lender, any L/C Issuer or any other Secured Party in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. The Lenders irrevocably agree that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document may be released or subordinated in accordance with the provisions of Section 10.19 or any Collateral Document. Upon request by the Administrative Agent at any time, the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.01) will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Master Guarantee Agreement, pursuant to this Section 9.11 and Section 10.19.

Section 9.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint bookrunner” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Withholding Tax. To the extent required by any applicable Laws, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective or because the Lender failed to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.13. The agreements in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, (i) this Section 9.13 shall not limit or expand the obligations of the Borrowers or any Guarantor under Section 3.01 or any other provision of this Agreement and (ii) the term “Lender” shall, for purposes of this Section 9.13, include any L/C Issuer and the Swing Line Lender.

Section 9.14 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

Notwithstanding any other provision of the Loan Documents to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. By accepting the benefits of the Guarantees or the Collateral, each Secured Party that is a Cash Management Bank or Hedge Bank shall be deemed to have appointed the Administrative Agent to serve as administrative agent and the Collateral Agent to serve as the collateral agent or security trustee under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

Section 9.15 German Collateral Matters. With respect to any Collateral Document governed by the laws of Germany:

(a) with respect to any portion of the Collateral secured pursuant to any Collateral Agreement governed by the laws of Germany or any other Collateral created under the laws of Germany (“German Collateral”), the Collateral Agent shall:

(i) hold, administer and realize any such German Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung), or is otherwise granted to the Collateral Agent and creates or evidences a non-accessory security right (nicht akzessorische Sicherheit), in its own name as trustee (Treuhänder) for the benefit of the Secured Parties;

(ii) hold, administer and realize any such German Collateral that is pledged (verpfändet) or otherwise transferred to the Collateral Agent and creates or evidences an accessory security right (akzessorische Sicherheit), as agent for the benefit of the Secured Parties;

(b) with respect to the German Collateral, each Lender (including the Swing Line Lender, each L/C Issuer and the Administrative Agent) hereby authorizes and grants, or by becoming a party to this Agreement in accordance with Section 10.07 is deemed to authorize and grant (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees, to have authorized and granted), a power of attorney (Vollmacht) to the Collateral Agent (including by or through its employees or agents) to:

(i) accept as representative (Stellvertreter) of such Secured Party any pledge or other creation of any accessory security right granted in favor of such Secured Party in connection with any Collateral Document governed by the laws of Germany and to agree to and execute on behalf of such Secured Party as its representative (Stellvertreter) any amendments and/or alterations to any such Collateral Document or any other agreement related to such German Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit), including the release or confirmation of release of such security;

(ii) execute on behalf of itself and the Secured Parties where relevant and without the need for any further referral to, or authority from, the Secured Parties or any other Person all necessary releases of any such German Collateral secured under any Collateral Document governed by the laws of Germany or any other agreement related to such German Collateral;

(iii) realize such Collateral in accordance with any Collateral Document governed by the laws of Germany or any other agreement securing such German Collateral;

(iv) make, receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such German Collateral or any Collateral Document governed by the laws of Germany or any other agreement securing the German Collateral;

(v) take such action on behalf of such Secured Party as may from time to time be authorized under or in accordance with any Collateral Document governed by the laws of Germany; and

(vi) exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under any Collateral Document governed by the laws of Germany, together with such powers and discretions as are reasonably incidental thereto;

(c) each of the Secured Parties agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement or any Collateral Document, the relationship of the Secured Parties to the Collateral Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto;

(d) each Lender (including the Swing Line Lender, each L/C Issuer and the Administrative Agent) hereby ratifies and approves, or by becoming a party to this Agreement in accordance with Section 10.07 is deemed to ratify and approve (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees, to have ratified and approved), all acts and declarations previously done by the Collateral Agent on such Secured Party’s behalf (including, for the avoidance of doubt, the declarations made by the Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Secured Party as future pledgee or otherwise); and

(e) for purposes of performing its rights and obligations as Collateral Agent and to make use of any authorization granted under any Collateral Document governed by the laws of Germany, each Lender (including the Swing Line Lender, each L/C Issuer and the Administrative Agent) hereby authorizes, or by becoming a party to this Agreement in accordance with Section 10.07 is deemed to authorize (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees, to have authorized), the Collateral Agent to act as its agent (Stellvertreter), and releases the Collateral Agent from any restrictions on representing several Persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Collateral Agent has the power to grant any sub-power of attorney, including granting the release from the restrictions of Section 181 of the German Civil Code.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Holdings, a Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party thereto, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or of any Default or mandatory prepayment or the making of any Protective Advance shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal, interest or fees under Section 2.07, 2.08 or 2.09 without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 of any Default, Event of Default or mandatory prepayment shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing (it being understood that a waiver of any condition precedent set forth in Section 4.02 or any Default, Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal) or (subject to clauses (ii) and (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to Average Historical Excess Availability or in the component definitions thereof shall not constitute a reduction in the rate of interest); provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) (i) amend, modify or waive any provision of this Section 10.01 that has the effect of altering the number of Lenders that must approve any amendment,

modification or waiver, or amend, modify or waive any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to amend, modify or waive any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, in each case without the written consent of each Lender or (ii) reduce the percentage specified in the definition of the term “Required Lenders” or “Supermajority Lenders”; or

(e) other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions (except as expressly permitted by the Collateral Documents or this Agreement), without the written consent of each Lender; or

(f) other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Guarantees in any transaction or series of related transactions (except as expressly permitted by the Collateral Documents or this Agreement), without the written consent of each Lender;

(g) amend, modify or waive any provision of Section 8.04 without the written consent of each Lender directly and adversely affected thereby;

(h) change the definition of the term “German Borrowing Base” or “Maltese Borrowing Base” or any component definition of either term, but excluding percentage advance rates, in each case the amendment or modifications of which shall be subject to clause (i) below, if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of the Supermajority Lenders, provided that (i) the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of any Lenders and (ii) the foregoing shall not apply to any change to the remittance cycle eligibility exclusions set forth in clause (g) of the definition of the term “Borrowing Base General Eligibility Requirements”, the amendment or modification of which may be made with the written consent of the Required Lenders; or

(i) increase percentage advance rates set forth in the definition of “German Borrowing Base” or “Maltese Borrowing Base”, without the written consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of any Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, materially affect the rights or duties of, or any fees or other amounts payable to, an L/C Issuer under this Agreement or any Letter of Credit Application related to any Letter of Credit issued or to be issued by it, or amend, modify or waive Section 2.16; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, materially affect the rights or duties of the Swing Line Lender under this

Agreement, or amend, modify or waive Section 2.16; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent under this Agreement or any other Loan Document and (iv) the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary or advisable to be made in connection with any Revolving Increase Commitments or Extended Revolving Credit Commitments to effect the provisions of Section 2.14 or 2.15 or with respect to the negotiation, execution and delivery of any New Collateral Documents.

Notwithstanding anything to the contrary contained in this Section 10.01, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower Agent without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects, (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents or (iv) add syndication or documentation agents and make customary changes and references related thereto.

Notwithstanding anything to the contrary contained in this Section 10.01, the Administrative Agent, the Collateral Agent and the applicable Loan Parties may, without the consent of any Secured Party or any other Person, amend this Agreement, the Master Guarantee Agreement and any Collateral Document to add provisions with respect to “parallel debt” and other non-U.S. guarantee and collateral matters, including any authorizations, collateral trust arrangements or other granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent or the Collateral Agent, in each case if such amendment is necessary or desirable to create or perfect, or preserve the validity, legality, enforceability and perfection of, the Guarantees and Liens contemplated to be created pursuant to this Agreement or any other Loan Document.

Notwithstanding anything to the contrary contained in this Section 10.01, in the event that the Google Contract is amended to provide that the Accounts arising or governed thereunder shall be payable to the Maltese Borrower, the Administrative Agent, the Collateral Agent and the applicable Loan Parties may, without the consent of any Secured Party or any other Person, amend this Agreement, including the definitions of the terms “Aggregate Borrowing Base”, “German Borrowing Base” and “Maltese Borrowing Base” and any component definitions of such terms, in each case if such amendment is necessary or desirable to include the Google Gameplay Collections A/R or any other component of the German Borrowing Base in the Maltese Borrowing Base on the same basis as the Google Gameplay Collections A/R and the other components of the German Borrowing Base were included in the German Borrowing Base; provided that, as a result thereof, the aggregate amount available to be borrowed hereunder by the Borrowers, taken together, immediately after giving effect to such amendments shall not exceed the aggregate amount available to be borrowed hereunder by the Borrowers, taken together, immediately prior to giving effect to such amendments.

Section 10.02 Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, any Borrower, the Borrower Agent or the Administrative Agent, the Collateral Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such Person in a written notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such Lender in a written notice to the Maltese Borrower and the Administrative Agent, each L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent, each L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person during such Person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on Holdings, all Loan Parties, the Agents, the L/C Issuers and the Lenders. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) Reliance by Agents and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices or Swing Line Loan Notice) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to the Administrative Agent, the Swing Line Lender or any L/C Issuer may be recorded by the Administrative Agent, the Swing Line Lender or such L/C Issuer, as applicable, and each of the parties hereto hereby consents to such recording.

(d) Notice to other Loan Parties. The Maltese Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Maltese Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender, L/C Issuer or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Attorney Costs and Expenses. The Borrowers agree (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent and the Lead Arrangers and their respective Affiliates for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the syndication of the Revolving Credit Commitments and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of (i) Cravath, Swaine & Moore LLP, (ii) Mayer Brown LLP, (iii) Mayer Brown International LLP and (iv) GANADO Advocates (and a single local counsel in each other relevant jurisdiction or otherwise retained with the Maltese Borrower’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)) and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including Attorney Costs of one firm of counsel to the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders, taken as a whole, and, to the extent required, one firm of local counsel in each relevant local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) or otherwise retained with the

Maltese Borrower’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Subject to the limitations above, the foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent. The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within 10 Business Days of receipt by the Maltese Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.

Section 10.05 Indemnification by the Borrowers. The Borrowers shall indemnify and hold harmless each Agent, each Lead Arranger, each L/C Issuer, each Lender (without duplication) and their respective Affiliates and the directors, officers, employees, agents, advisors, and other representatives of any of the foregoing (collectively, the “Indemnitees”) and hold them harmless from and against any and all losses, claims, damages and liabilities of any kind or nature and documented or invoiced out-of-pocket fees and expenses (in the case of Attorney Costs, limited to the reasonable Attorney Costs of one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Maltese Borrower of such conflict and thereafter retains its own counsel, of such other firm of counsel for such affected Indemnitee)) (collectively, the “Losses”) of any such Indemnitee arising out of or relating to any claim or any litigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnitees is a party thereto and whether or not such proceedings are brought by the Holdings, its equity holders, its Affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby (collectively, the “Indemnified Liabilities”), and any Losses that relate to any actual or alleged presence or Release or threatened Release of Hazardous Materials on or from any property currently or formerly owned or operated by Holdings or any Subsidiary or any other liability arising under Environmental Law, in each case arising out of the activities or operations of Holdings or any Subsidiary; provided that no Indemnitee will be indemnified for any Loss or related expense to the extent it has resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Affiliates or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (x) a material breach of the obligations under the Loan Documents of such Indemnitee or any of such Indemnitee’s Affiliates or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) in the case of any claim, litigation, investigation or other proceeding initiated by Holdings or one of its Affiliates against the relevant Indemnitee, a breach of the obligations under the Loan Documents of such Indemnitee or any of such Indemnitee’s Affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) any claim, litigation, investigation or other proceeding (other than a claim, litigation, investigation or other proceeding against any Agent or any Lead Arranger or any Person acting in a similar capacity, in each case, acting pursuant to the Loan Documents or in its capacity as such or of any of its Affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnities that does not involve any act or omission by Holdings or any of its Affiliates. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee or any of such Indemnitee’s Affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision). No Indemnitee and no Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing in this sentence shall limit the indemnity and reimbursement obligations of the Loan Parties to the extent that such special, punitive, indirect, or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnitee with respect to which the applicable Indemnitee is entitled to indemnification as set forth in this Section 10.05. All amounts due under this Section 10.05 shall be paid within 10 Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a determination by a court of competent jurisdiction in a final and non-appealable decision that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the Collateral Agent, the replacement of any Lender or L/C Issuer, the termination of the Aggregate Revolving Credit Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby,

except as otherwise provided herein (including, in the case of Holdings, as permitted under Section 7.04), neither Holdings nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or 10.07(i), as applicable, or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments or Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations, Protective Advances and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower Agent; provided that no consent of the Borrower Agent shall be required for (x) any assignment to any Eligible Assignee if an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing or (y) any assignment to another Lender;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for any assignment to another Lender, an Affiliate of a Lender or an Approved Fund;

(C) each L/C Issuer at the time of such assignment; provided that no consent of any L/C Issuer shall be required for any assignment to another Lender; and

(D) the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment to another Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or an integral multiple of $1,000,000 in excess thereof) unless the Borrower Agent and the Administrative Agent otherwise consents; provided that (1) no such consent of the Borrower Agent shall be required if an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f);

(D) the Eligible Assignee shall not be a Disqualified Lender and shall represent that it is not a Disqualified Lender (it being understood and agreed that the Administrative Agent and the assignor Lender shall be entitled to rely, and shall incur no liability for relying, upon such representation and warranty);

(E) the Maltese Borrower shall confirm (or, if the consent of the Borrower Agent is not required for such Assignment, the Maltese Borrower hereby authorizes the assigning Lender to execute and deliver the Assignment and Assumption on behalf of the Borrower Agent containing the confirmation of the Borrower Agent) that, for purposes of Article 1185 of the Maltese Civil Code, the Liens on the Collateral created by the Loan Documents shall not be impaired by the Assignment and shall be preserved for the benefit of all Lenders and the other Secured Parties; and

(F) no such assignment shall be made (1) to Holdings, the Borrowers or any of their Affiliates or Subsidiaries, or (2) to any Defaulting Lender or any of its Subsidiaries, or any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2), or (3) to a natural person.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans, L/C Obligations (specifying Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.04, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent demonstrable error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Holdings, the Borrowers, any Agent and any Lender with respect to its own Loans and/or Commitments only, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, Holdings, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or any Disqualified Lender; provided that for the purposes of this provision, Disqualified Lenders shall only be deemed to be Disqualified Lenders if a list of Disqualified Lenders has been made available to all Lenders by the Maltese Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations, Protective Advances and/or Swing Line Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Holdings, the Borrowers, the Agents, the L/C Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (d)(i), (e), (f), (g) or (i) that directly and adversely affects such Participant. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (through the applicable Lender), subject to the requirements and limitations of such Sections (including Sections 3.01(e) and 3.01(f)) and Sections 3.06 and 3.07, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.13 as though it were a Lender. Any Lender that sells participations shall maintain a register on which it enters the name and the address of each Participant and the principal and interest amounts of each Participant’s participation interest in the Commitments and/or Loans (including its participations in L/C Obligations, Protective Advances and Swing Line Loans or other rights or obligations) held by it (the “Participant Register”). The entries in a Participant Register shall be conclusive, absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender shall be acting as the non-fiduciary agent of the Borrowers solely for purposes of applicable United States federal income tax law and undertakes no duty, responsibility or obligation to the Borrowers. No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103(c) of the United States Treasury Regulations or, if different, under Sections 871(h) or 881(c) of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Maltese Borrower’s prior written consent or except to the extent such entitlement to a greater payment results from a Change in Law after the Participant became a Participant.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Maltese Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05, subject to the requirements and limitations of such Sections (including Sections 3.01(e) and (f)) and Sections 3.06 and 3.07, to the same extent as if such SPC were a Lender, but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05) except to the extent any entitlement to greater amounts results from a Change in Law after the grant to the SPC occurred, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Maltese Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon 30 days’ notice to the Maltese Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified, in consultation with the Maltese Borrower, a successor L/C Issuer or Swing Line Lender willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Maltese Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Maltese Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make, Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

Section 10.08 Confidentiality. Each of the Agents, Lead Arrangers and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority (in which case the Agents and the Lenders agree (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable Law, to inform the Maltese Borrower promptly thereof prior to disclosure); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case the Agents and the Lenders agree (except with respect to any subpoena issued by bank accountants or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable Law, to inform the Maltese Borrower promptly thereof prior to disclosure); (d) to any other party to this Agreement; (e) subject to an agreement containing provisions no less favorable to the Borrowers as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Maltese Borrower), to any pledgee referred to in Section 10.07(g) or 10.07(i), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Maltese Borrower; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.08 or similar obligation of confidentiality or (ii) becomes available to any Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrowers or any Subsidiary thereof, and which source is not known by such Agent or Lender to be subject to a confidentiality restriction in respect thereof in favor of Holdings, the Borrowers, any Permitted Holder or any of their respective Affiliates; and (h) to any Governmental Authority or examiner regulating any Lender (in which case the Agents and the Lenders agree (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable Law, to inform the Maltese Borrower promptly thereof prior to disclosure). For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrowers or any of their subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 or similar obligation of confidentiality, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03.

Section 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to Holdings, the Borrowers or any other Loan Party, any such notice being waived by Holdings and the Borrowers (on their own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time then due and owing by such Lender or L/C Issuer, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations then due and owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent, such Lender or L/C Issuer shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Swing Line Lender, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations then due and owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender and L/C Issuer agrees promptly to notify the Borrower Agent and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer and under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender or L/C Issuer may have.

Section 10.10 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic means of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by facsimile or other electronic means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or such other electronic means.

Section 10.11 Integration. This Agreement, together with the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, any L/C Issuer or any Lead Arranger, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents, the L/C Issuers or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14 GOVERNING LAW.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY). EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY LEAD ARRANGER, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR

ANY OTHER LOAN DOCUMENT AGAINST HOLDINGS, ANY LOAN PARTY OR ANY PROPERTIES OF ANY OF THE FOREGOING IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL OR HOLDINGS OR ANY LOAN PARTY IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED OR WHERE HOLDINGS OR SUCH LOAN PARTY IS ORGANIZED OR (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN ANY JURISDICTION REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.14 IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO

(d) Each of Holdings and the Borrowers hereby irrevocably designates, appoints and empowers King.com Inc., a Delaware corporation (the “Process Agent”), as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding arising out of or relating to this Agreement or any other Loan Document (including any fee letter relating to this Agreement). Such service may be made by mailing or delivering a copy of such process to Holdings or such Borrower, as applicable, in care of the Process Agent (or any successor thereto, as the case may be) via its registered agent, Incorporating Services, Ltd at its address at 3500 South Dupont Highway, City of Dover, County of Kent, Delaware 19901 (or the address of any successor thereto, as the case may be), and each of Holdings and the Borrowers hereby irrevocably authorizes and directs the Process Agent (and any successor thereto) to accept such service on its behalf. If for any reason such designee, appointee and agent shall cease to be available to act as such, each of Holdings and the Borrowers agrees to designate a new designee, appointee and agent in the continental United States of America on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent, and further shall at all times maintain an agent for service of process in the continental United States of America, so long as there shall be outstanding any Obligations or any Commitments under this Agreement shall be in effect. Each of Holdings and the Borrowers shall give notice to the Administrative Agent of any such appointment of successor agents for service of process, and shall obtain from each successor agent a letter of acceptance of appointment and promptly deliver the same to the Administrative Agent. As an alternative method of service, each of Holdings and the Borrowers also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it as provided in Section 10.02. Nothing in this Section 10.14 limits the right of the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender to serve process in any other manner permitted by applicable law.

Section 10.15 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY

OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16 Binding Effect. This Agreement shall become effective when it shall have been executed and delivered by the Borrowers, Holdings, the Administrative Agent, the Collateral Agent, the Swing Line Lender, each L/C Issuer and each Lender listed on Schedule 2.01 on the Closing Date and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrowers, each Agent, the Swing Line Lender, each L/C Issuer and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 10.17 Lender Action. Except with respect to the exercise of setoff rights of any Lender in accordance with Section 10.09 or with respect to a Lender’s right to file a proof of claim (or similar filing under applicable Law) in any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other similar judicial proceeding, each Lender and L/C Issuer agrees (and each other Secured Party will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed) that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements or the Cash Management Agreements, or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.17 are for the sole benefit of the Lenders and the Agents and shall not afford any right to, or constitute a defense available to, Holdings or any Loan Party.

Section 10.18 USA PATRIOT Act. Each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the USA PATRIOT Act.

Section 10.19 Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a) The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Borrowers on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral to any Person other than another Borrower, to the extent such Disposition is permitted hereunder (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by the Maltese Borrower upon its reasonable request without further inquiry), (iii) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.01) and (iv) as required by the Administrative Agent or the Collateral Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Administrative Agent or Collateral Agent pursuant to the Collateral Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Borrowers, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders hereby irrevocably agree that a Guarantor shall be released from its Guarantee upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary (other than pursuant to clause (d) of the definition of the term “Excluded Subsidiary”), in each case, solely to the extent (A) such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary is not prohibited by this Agreement and (B) the Maltese Borrower and each Guarantor organized or existing under the laws of Malta shall have provided its express consent to such release and confirmed by a reaffirmation agreement in form and substance reasonably acceptable to the Administrative Agent that its Guarantee shall remain in full force and effect in respect of the Obligations. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender; provided that, if reasonably requested by the Administrative Agent, the Maltese Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Maltese Borrower certifying that any such transaction is not prohibited by this Agreement. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor released pursuant to this paragraph shall no longer be deemed to be repeated solely with respect to such Collateral or Guarantor.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) contingent indemnification obligations and other contingent obligations) have been paid in full in cash, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped in a manner reasonably satisfactory to the applicable L/C Issuer, upon request of the Maltese Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any Hedging Obligations in respect of any Secured Hedge Agreements, any Cash Management Obligations in respect of any Secured Cash Management Agreements or any contingent indemnification obligations and other contingent obligations. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. Any execution and delivery of documents by the Administrative Agent or the Collateral Agent pursuant to this Section 10.19 shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(c) Notwithstanding the foregoing or anything in the Loan Documents to the contrary, at the direction of the Required Lenders, the Administrative Agent may, in exercising remedies, take any and all necessary and appropriate action to effectuate a credit bid of all Loans (or any lesser amount thereof) for the Borrowers’ assets in a bankruptcy, foreclosure or other similar proceeding under the Laws of any applicable jurisdiction, forbear from exercising remedies upon an Event of Default or, subject to the last paragraph of Section 9.10, in a bankruptcy proceeding under the Laws of any applicable jurisdiction enter into a settlement agreement on behalf of all Lenders.

Section 10.20 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in U.S. Dollars into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction U.S. Dollars could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. Dollars, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase U.S. Dollars with the Judgment Currency; if the amount of U.S. Dollars so purchased is less than the sum originally due to the Applicable Creditor in U.S. Dollars, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency. The obligations of the parties contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

KING.COM LIMITED, as the Maltese Borrower,

By:	/s/ Marius J McKeon
Name:	MARIUS J. McKEON
Title:	DIRECTOR

MIDASPLAYER VERTRIEBS GMBH, as the German Borrower,

By:	/s/ Riccardo Zacconi
Name:	RICCARDO ZACCONI
Title:	MANAGING DIRECTOR

S-1

MIDASPLAYER INTERNATIONAL HOLDING COMPANY LIMITED, as Holdings,

By:	/s/ Marius J McKeon
Name:	MARIUS J McKEON
Title:	DIRECTOR

S-2

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, L/C Issuer, Swing Line Lender and Lender,

By:	/s/ Tina Ruyter
Name:	Tina Ruyter
Title:	Executive Director

[Signature Page to the King.com Limited/Midasplayer Vertriebs GmbH Credit Agreement]

J.P. MORGAN EUROPE LIMITED, as a Lender,

By:	/s/ Tim Jacob
Name:	Tim Jacob
Title:	Senior Vice President

[Signature Page to the King.com Limited/Midasplayer Vertriebs GmbH Credit Agreement]

Name of Institution: Credit Suisse AG, Cayman Islands Branch, as Lender

By:	/s/ William O’Daly
Name:	William O’Daly
Title:	Authorized Signatory

By:	/s/ Tyler R. Smith
Name:	Tyler R. Smith
Title:	Authorized Signatory

[Signature Page to the King.com Limited/Midasplayer Vertriebs GmbH Credit Agreement]

Name of Institution: Bank of America, N.A.

/s/ [Illegible]

*By:	/s/ Michael Lemiszko
Name:	Michael Lemiszko
Title:	Senior Vice President

*- For Lenders requiring a second signature.

[Signature Page to the King.com Limited/Midasplayer Vertriebs GmbH Credit Agreement]

Name of Institution:

Banc of America Securities Limited

By:	/s/ Jeremy Harrison
Name:	Jeremy Harrison
Title:	Senior Vice President

[Signature Page to the King.com Limited/Midasplayer Vertriebs GmbH Credit Agreement]

Name of Institution:

BARCLAYS BANK PLC

By:	/s/ Irina Dimova
Name:	Irina Dimova
Title:	Vice President

[Signature Page to the King.com Limited/Midasplayer Vertriebs GmbH Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH: , as a Lender

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

*By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Director

[Signature Page to the King.com Limited/Midasplayer Vertriebs GmbH Credit Agreement]

Royal Bank of Canada, as a Lender

By:	/s/ Alfonse Simone
Name:	Alfonse Simone
Title:	Authorized Signatory

[Signature Page to the King.com Limited/Midasplayer Vertriebs GmbH Credit Agreement]